Exhibit 10.1

ELEVENTH AMENDMENT TO
LOAN AGREEMENT
THIS ELEVENTH AMENDMENT TO LOAN AGREEMENT (this “Agreement”) is made and entered into as of May 30, 2024 (the “Effective Date”), by and among OPPORTUNITY FINANCIAL, LLC, a Delaware limited liability company (the “Borrower”), the Lenders party hereto, and MIDTOWN MADISON MANAGEMENT LLC, a Delaware limited liability company (the “Administrative Agent”).
PRELIMINARY STATEMENTS
A.    The Borrower, the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”), and Administrative Agent are parties to that certain Senior Secured Multi-Draw Term Loan Agreement dated November 9, 2018, as amended to date (as may be further amended, restated or otherwise modified from time to time, the “Loan Agreement”);
B.    Borrower, Lenders and Administrative Agent desire to, pursuant to Section 11.02(b) of the Loan Agreement, amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties, in each case, set forth below, and Guarantors desire to acknowledge and agree to such amendments; and

C.    The Administrative Agent and the Lenders are willing to amend the Loan Agreement subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:
AGREEMENT
1.    Definitions. Capitalized terms that are used in this Agreement but are not defined herein shall have the meanings set forth in the Loan Agreement, unless otherwise stated.
2.    Amendments to Loan Agreement. Effective as of the Effective Date, the Loan Agreement is hereby amended (a) to delete the stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~) and (b) to add the double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text), in each case, as set forth in the marked copy of the Loan Agreement, along with any included exhibits and schedules to the Loan Agreement, attached hereto as Exhibit A hereto and made a part hereof for all purposes.

3.    Limitation of Amendments.
a.    The amendments set forth in Section 2, are effective for the purposes set forth herein and shall be limited precisely as written. This Agreement does not, and shall not be construed to, constitute a waiver of any past, present or future violation of the Loan Agreement, the other Basic Documents or any other related document, and shall not, directly or indirectly in any way whatsoever either: (i) impair, prejudice or otherwise adversely affect Administrative Agent’s or any Lender’s right at any time to exercise any right, privilege or remedy in connection with the Loan Agreement, any other Basic Document or any other related document (all of which rights are hereby expressly reserved by Administrative Agent and Lenders), (ii) except as specifically set forth herein, amend or alter any provision of the Loan Agreement, any other Basic Document or any other related document, (iii) constitute any course of dealing or other basis for altering any obligation of Borrower or any of its Affiliates or any right, privilege or remedy of Administrative Agent or any Lender under the Loan Agreement, any other Basic Document or any other related document or (iv) constitute any consent (deemed or express) by Administrative Agent to any prior, existing or future violations of the Loan Agreement, any other Basic Document or any other related document. There are no oral agreements among the parties hereto, and no prior or future discussions or representations regarding the subject matter hereof shall constitute a waiver of any past, present or future violation of the Loan Agreement, any other Basic Document or any other related document.
b.    This Agreement shall be construed in connection with and as part of the Loan Agreement, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Agreement, as amended by this Agreement, and each other Basic Document are hereby ratified and confirmed and shall remain in full force and effect.
4.    Conditions Precedent to Effectiveness of Agreement. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent, unless specifically waived in writing by Administrative Agent:
a.    Administrative Agent shall have received this Agreement duly executed by the Borrower and Guarantors; and
b.    After giving effect to the terms of this Agreement, the representations and warranties contained herein and in the Loan Agreement and the other Basic Documents shall be true and correct in all material respects (except for such representations and warranties already qualified by materiality which shall be true and correct in all respects) on and as of the Effective Date (except to the extent they expressly relate to an earlier time); and no Default or Event of Default shall have occurred and be continuing.

5.    Ratifications. The terms and provisions set forth in this Agreement shall modify and supersede all inconsistent terms and provisions set forth in the Loan Agreement and the other Basic Documents and, except as expressly modified and superseded by this Agreement, the terms and provisions of the Loan Agreement and the other Basic Documents are ratified and confirmed as of the Effective Date and shall continue in full force and effect. The Borrower hereby agrees that all Liens and security interests securing payment of the Obligations under the Basic Documents are hereby collectively renewed, ratified and brought forward as security for the payment and performance of the Obligations. The Borrower and Administrative Agent agree that the Loan Agreement and the other Basic Documents, as amended hereby, shall continue to be legal, valid, binding and enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).
6.    Representations and Warranties with respect to Basic Documents. The Borrower hereby represents and warrants to Administrative Agent that (a) the execution, delivery and performance of this Agreement and any and all other Basic Documents or other documents or instruments executed and/or delivered in connection herewith have been authorized by all requisite corporate action on the part of the Borrower and will not violate the Third Amended and Restated Limited Liability Company Agreement of the Borrower; and (b) the Borrower is in compliance, in all material respects, with all covenants and agreements contained in the Loan Agreement and the other Basic Documents, as amended hereby.
7.    Survival of Representations and Warranties. All representations and warranties made by the Borrower in the Loan Agreement and in the certificates or other instruments delivered in connection with or pursuant to the Loan Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended, and shall continue in full force and effect as long as the principal of or any accrued interest on any Advance or any fee or any other amount payable under the Loan Agreement is outstanding and unpaid and so long as the Term Loan Commitments have not expired or terminated.
8.    Reference to Loan Agreement. Each of the Loan Agreement and the other Basic Documents, and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Loan Agreement, as amended hereby, are hereby amended so that any reference in the Loan Agreement and such other Basic Documents to the Loan Agreement shall mean a reference to the Loan Agreement, as amended hereby.
9.    Expenses of Administrative Agent. The Borrower agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and its

Affiliates in connection with the preparation and negotiation of this Agreement in accordance with Section 11.03(a) of the Loan Agreement.
10.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
11.    Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of the Administrative Agent, Lenders, the Borrower, and their respective successors and permitted assigns, except that the Borrower may not assign or transfer any of its respective rights or obligations hereunder without the prior written consent of Administrative Agent.
12.    Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.
13.    No Waiver. Other than as specifically set forth in Section 2, nothing contained in this Agreement shall be construed as an amendment or waiver by Administrative Agent or Lenders of any covenant or provision of the Loan Agreement, the other Basic Documents, this Agreement, or of any other contract or instrument among the Borrower, Lenders and Administrative Agent, and the failure of Lenders and Administrative Agent at any time or times hereafter to require strict performance by Borrower of any provision thereof shall not waive, affect or diminish any right of Administrative Agent to thereafter demand strict compliance therewith. Administrative Agent and Lenders hereby reserve all rights granted to each of them under the Loan Agreement, the other Basic Documents, this Agreement and any other contract or instrument among the Borrower and any one or more of Administrative Agent and Lenders.
14.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
15.    Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
16.    Final Agreement. THE LOAN AGREEMENT, AS AMENDED HEREBY, AND THE OTHER BASIC DOCUMENTS, CONSTITUTES THE ENTIRE CONTRACT BETWEEN AND AMONG THE PARTIES RELATING TO THE SUBJECT MATTER THEREOF AND SUPERSEDES ANY AND ALL PREVIOUS AGREEMENTS AND UNDERSTANDINGS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER THEREOF.

17.    Time. Time is of the essence of this Agreement.
[Page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above-written.

BORROWER:
OPPORTUNITY FINANCIAL, LLC,
a Delaware limited liability company

By:    /s/ Todd Schwartz
Name: Todd Schwartz
Title: CEO

ADMINISTRATIVE AGENT:

MIDTOWN MADISON MANAGEMENT LLC

By: /s/ David Aidi
Name: David Aidi
Title: Authorized Signatory
LENDERS:

ATALAYA SPECIAL OPPORTUNITIES FUND VII LP

By: /s/ David Aidi
Name: David Aidi
Title: Authorized Signatory
ATALAYA SPECIAL OPPORTUNITIES FUND (CAYMAN) VII LP

By: /s/ David Aidi
Name: David Aidi
Title: Authorized Signatory

ACKNOWLEDGED AND AGREED:

GUARANTORS:
OPPORTUNITY MANAGER, LLC,
OPPWIN, LLC,
OPPORTUNITY FUNDING SPE II, LLC,
OPPFI MANAGEMENT HOLDINGS, LLC,
OPPORTUNITY FINANCIAL CARD COMPANY, LLC,
OPPWIN CARD, LLC,
SALARYTAP, LLC,
OPPWIN SALARYTAP, LLC,
OPPORTUNITY FINANCIAL LOANS, LLC,
OPPWIN LOANS, LLC

By: /s/ Todd Schwartz
Name: Todd Schwartz
Title: CEO

EXHIBIT A

[See attached]

SENIOR SECURED MULTI-DRAW TERM LOAN FACILITY
dated as of
November 9, 2018
among
OPPORTUNITY FINANCIAL, LLC,
The other borrowers party hereto,
as Borrowers
the Lenders Party Hereto
and
MIDTOWN MADISON MANAGEMENT LLC,
as Administrative Agent
up to $50,000,000

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS    1
Section 1.01    Defined Terms    1
Section 1.02    Terms Generally    ~~31~~32
Section 1.03    Accounting Terms; GAAP    32
ARTICLE II THE CREDITS    ~~32~~33
Section 2.01    Term Loan Commitments    ~~32~~33
Section 2.02    Advances, Etc.    33
Section 2.03    Requests for Advances    ~~34~~35
Section 2.04    Funding of Advances    ~~34~~35
Section 2.05    Termination of the Term Loan Commitments    ~~37~~38
Section 2.06    Repayment of Advances; Evidence of Debt    ~~37~~38

Section 2.07    Prepayment of Advances    ~~38~~39
Section 2.08    Prepayment Additional Interest; Certain Fees    ~~39~~40
Section 2.09    Interest    40
Section 2.10    [Reserved].    ~~40~~41
Section 2.11    Taxes    ~~40~~41
Section 2.12    Payments Generally; Application of Payments; Sharing of Set-offs    45
ARTICLE III REPRESENTATIONS AND WARRANTIES    46
Section 3.01    Representations and Warranties of the Credit Parties    46
Section 3.02    Reserved    50
Section 3.03    Financial Condition    50
ARTICLE IV CONDITIONS    ~~50~~51
Section 4.01    Closing Date    ~~50~~51
Section 4.02    Each Credit Extension Date    53
Section 4.03    Fifth Amendment Funding Date    54
ARTICLE V AFFIRMATIVE COVENANTS    54
Section 5.01    Annual Statement as to Compliance    ~~54~~55
Section 5.02    Notices of Certain Events; Information    ~~54~~55
Section 5.03    Existence, Licenses, Etc.    ~~55~~56
Section 5.04    Access to Information    56
Section 5.05    Ownership and Security Interests; Further Assurances    ~~56~~57
Section 5.06    Reserved    57
Section 5.07    Performance of Obligations    57
Section 5.08    Treatment of Advances as Debt for All Purposes    ~~57~~58
Section 5.09    Use of Proceeds    ~~57~~58
Section 5.10    Further Assurances    58
Section 5.11    Financial Statements and Projections of the Company    58
Section 5.12    [Reserved]    59
Section 5.13    Borrowing Base Certificate    59
Section 5.14    Monthly Covenant Report    59
Section 5.15    Compliance with Organization Documents and Laws    59
Section 5.16    True Books    59
Section 5.17    Payment of Taxes    59
ARTICLE VI NEGATIVE COVENANTS    60
Section 6.01    Negative Covenants of the Credit Parties    60
ARTICLE VII FINANCIAL COVENANTS    ~~63~~64
Section 7.01    Maximum Consolidated Debt to ~~EBITDA    63~~Tangible Net Worth    64
Section 7.02    Minimum Consolidated Fixed Charge Coverage Ratio    ~~63~~64
Section 7.03    Minimum Liquidity    ~~63~~64

ARTICLE VIII CASH MANAGEMENT    64
Section 8.01    Reserved    64
Section 8.02    Location of Waterfall Account    64
Section 8.03    Cash Management    64
Section 8.04    Payments Upon Event of Default    ~~64~~65
Section 8.05    No Set-Off    65
Section 8.06    Waterfall Account; Waterfall Account Property    ~~65~~66
ARTICLE IX EVENTS OF DEFAULT    66
ARTICLE X THE ADMINISTRATIVE AGENT    70
ARTICLE XI MISCELLANEOUS    76
Section 11.01    Notices    76
Section 11.02    Waivers; Amendments    ~~78~~77
Section 11.03    Expenses; Indemnity; Damage Waiver    79
Section 11.04    Successors and Assigns    82
Section 11.05    Survival    ~~86~~85
Section 11.06    Counterparts; Integration; Effectiveness    86
Section 11.07    Severability    86
Section 11.08    Right of Set-off    ~~87~~86
Section 11.09    Governing Law; Jurisdiction; Etc.    87
Section 11.10    WAIVER OF JURY TRIAL    88
Section 11.11    Headings    88
Section 11.12    USA PATRIOT Act    88
Section 11.13    Interest Savings Clause    88
Section 11.14    Approvals    ~~89~~88
Section 11.15    Right of First Offer    89
Section 11.16    Joint and Several Liability of Borrowers    90
Section 11.17    Confidentiality    ~~92~~91
Section 11.18    Effect of Benchmark Transition Event    ~~93~~92
ARTICLE XII TERMINATION    ~~99~~97
Section 12.01    Termination    ~~99~~97

SCHEDULE I            Term Loan Commitment Schedule
SCHEDULE II            List of Receivables
SCHEDULE III            Approved States
SCHEDULE IV            ~~Borrower Competitors~~Disqualified Institutions
SCHEDULE 1.01        Permitted Indebtedness
SCHEDULE 3.01        Disclosure Schedule
SCHEDULE 6.01(n)        Affiliate Transactions

EXHIBIT A        Form of Assignment and Assumption
EXHIBIT B        Form of Promissory Note
EXHIBIT D        Form of Advance Request
EXHIBIT E-1        Form of Warrant Agreement
EXHIBIT E-2        Form of Warrant Agreement
EXHIBIT F        Form of Monthly Covenant Report
EXHIBIT G    Form of Borrowing Base Certificate
EXHIBIT H        Credit Policies    THIS SENIOR SECURED MULTI-DRAW TERM LOAN AGREEMENT, dated as of November 9, 2018 (this “Agreement”), is by and among OPPORTUNITY FINANCIAL, LLC, a Delaware limited liability company (“Company”), each other Person listed on the signature pages hereto as a borrower and each Person joined hereto as a borrower from time to time (together with the Company collectively, jointly and severally, “Borrower”), the GUARANTORS from time to time party hereto and party to any Guaranty, the LENDERS from time to time party hereto (individually, a “Lender” and collectively, the “Lenders”), and MIDTOWN MADISON MANAGEMENT LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).
BACKGROUND
Borrower has requested that Lenders extend credit to it, on a senior secured multi-draw basis, subject to the limitations set forth herein, in an aggregate principal amount not exceeding $50,000,000. The proceeds of the credit extensions hereunder: (i) are to be used for the purposes permitted pursuant to Section 5.09, and (ii) shall be secured by the Collateral, pursuant to the Security Documents. Lenders are prepared to extend such credit to Borrower upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Adjusted Term SOFR Rate” means (i) the Term SOFR Rate plus (ii) 0.11%.
“Administrative Agent” has the meaning assigned to such term in the Recitals.
“Administrative Agent Advance” has the meaning assigned to such term in Article X(m).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Advance” means any borrowing under and advance by the Administrative Agent or any Lender under or in connection with this Agreement including, but not limited to, any Advance under Section 2.02 and any Protective Advance.
“Advance Rate” means [***]%.
“Advance Request” means a request by the Borrower for an Advance in accordance with Section 2.03 and substantially in the form of Exhibit D or such other form as shall be approved by the Administrative Agent.
“Affiliate” means with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Age” means, for any Receivable, a fraction rounded down to the largest integer that does not exceed the fraction, (x) the numerator of which is the number of days elapsed from the Receivable’s origination date until the Determination Date computed on the basis of a 360-day year; and (y) the denominator of which is 30.
“Agreement” has the meaning assigned to such term in the Recitals.
“Applicable Law” shall mean any and all federal, state, local and/or applicable foreign statutes, ordinances, rules, regulations, court orders and decrees, administrative orders and decrees, and other legal requirements of any and every type applicable to the Advances, the Basic Documents, the Receivables Documents, Borrower and its Subsidiaries, any Guarantor or the Collateral or any portion thereof, including, but not limited to, in each case, as applicable, Credit Protection Laws, credit disclosure laws and regulations, the Fair Labor Standards Act, and state and federal usury laws.
“Applicable Percentage” means, with respect to any Lender, the percentage of the aggregate Term Loan Commitments represented by such Lender’s Term Loan Commitment. If the Term Loan Commitments have terminated or expired, the Applicable Percentage shall be determined based upon the percentage of the total unpaid Advances owing to such Lender.
“Approved Bank Partner States” means the list of states listed on Schedule III hereto or any other state approved in writing by Administrative Agent in its Permitted Discretion; provided, on the date that the Illinois Predatory Loan Prevention Act (Illinois SB 1792) becomes effective, Illinois shall automatically and without any further action be removed from Schedule III and shall no longer constitute an Approved Bank Partner State.

“Approved SPV Agent” means (a) Administrative Agent and its Affiliates, (b) Ares and its Affiliates, and (c) each administrative agent or sole lender under an Approved SPV Facility.
“Approved SPV Facilities” means (a) the Ares Facility and the credit facility pursuant to the Atalaya SPV Credit Agreement and (b) any future analogous asset-backed senior special purpose vehicle financing (“Future SPV Facility”) undertaken by the Company or its Affiliates and approved by Administrative Agent in its sole discretion; provided, however, that any Future SPV Facility that is structured in a manner such that the Material Terms of such Future SPV Facility are, as determined by Administrative Agent in its Permitted Discretion, (i) as favorable as or (ii) more favorable than, the Ares Facility to the Company shall be automatically deemed an Approved SPV Facility so long as the applicable lenders under such Future SPV Facility have (i) solely to the extent a Credit Party is an obligor under such financing, entered into an Intercreditor Agreement in form and substance substantially similar to the Ares Intercreditor, (ii) signed a direction letter (to and for the benefit of Administrative Agent) stipulating that such lender will only deposit or otherwise permit monies or amounts owed or distributed to the Company to be sent or transferred pursuant to the applicable transaction documents (either servicing fees, residual cash from the applicable waterfall provision, or otherwise) to (a) in an absence of an Event of Default, the Deposit Account or (b) during the continuance of an Event of Default, the Waterfall Account, unless otherwise mutually directed by the Company and the Administrative Agent in writing, and (iii) the Administrative Agent has been granted a second priority equity pledge with respect to the Approved Subsidiary SPV Borrower party to such Future SPV Facility; provided that such second priority equity pledge shall not be required to the extent Administrative Agent has been granted a first priority equity pledge with respect to the Company.
“Approved States” means the list of states listed on Schedule III hereto or any other state approved in writing by Administrative Agent in its Permitted Discretion; provided, [***].
“Approved Subsidiary SPV Borrowers” means the Existing SPV Borrowers and any other Subsidiaries of the Company which are special purpose vehicle borrowers under any Approved SPV Facility.
“Ares” means Ares Agent Services, L.P.
“Ares Facility” means, individually and collectively, (i) the credit facility pursuant to that certain Amended and Restated Revolving Credit Agreement, dated as of January 31, 2020, among Opportunity Funding SPE III, LLC, Opportunity Financial, LLC, OppWin, Ares and the lenders from time to time parties thereto, and (ii) the credit facility pursuant to that certain Revolving Credit Agreement, dated as of the date of the Atalaya SPV Credit Agreement, among Opportunity Funding SPE VI, LLC, Opportunity Financial, LLC, OppWin, Ares and the lenders from time to time parties thereto, as each may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms of this Agreement.
“Ares Intercreditor” means that certain Subordination Agreement, dated as of the date hereof, by and between Ares and Administrative Agent, which agreement shall include provisions detailing Ares’ agreement to disburse funds in accordance with an Ares Payment Direction Notice.
“Ares Payment Direction Notice” means written notice by Administrative Agent to Ares that an Event of Default has occurred and is continuing and that all funds disbursed from the Ares Facility to Borrower shall only be disbursed into the Waterfall Account.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and the Borrower.
“Atalaya SPV Credit Agreement” means that certain Amended and Restated Revolving Credit Agreement, dated on or about ~~April 15~~July 19, ~~2019~~2023, by and among the Approved Subsidiary SPV Borrower party thereto, as a borrower, the other credit parties party thereto, Administrative Agent, as the administrative agent for the lenders, and the lenders from time to time parties thereto, as amended, supplemented, restated or otherwise modified from time to time.
“Authorized Officer” means, with respect to the Borrower, any Vice President or more senior officer of such Person who is authorized to act for such Person and who is identified on the list of Authorized Officers delivered by such Person to the Administrative Agent on the Closing Date (as such list may be modified or supplemented from time to time thereafter).
“Avoided Transfer” has the meaning assigned to such term in Article X(o).
“Backup Servicer” means a backup servicer under any Approved SPV Facility.
“Backup Servicing Agreement” means a backup servicing agreement executed in connection with any Approved SPV Facility.
“Bank Partner” means FinWise, FEB, Capital Community or any other bank partner approved by Administrative Agent in its Permitted Discretion (which approval shall be subject to external counsel and regulatory review).
“Bank Partner Program” means (a) the FinWise Program Agreement, (b) the FEB Program Agreement, (c) the Capital Community Program Agreement and (d) any other bank loan program agreement between a Bank Partner and the Company, as approved in writing by Administrative Agent in its Permitted Discretion, as may be amended, supplemented, restated or otherwise modified from time to time.
“Bank Partner Purchase and Sale Agreement” means (a) the FinWise Purchase and Sale Agreement and (b) any other purchase and sale agreement between a Bank Partner and the Company, as approved in writing by Administrative Agent in its Permitted Discretion, as may be amended, supplemented, restated or otherwise modified from time to time.
“Bank Partner Receivable” means a Receivable originated by a Bank Partner.

“Bank Partner Regulatory Trigger Event” means for any jurisdiction, the commencement by a Governmental Authority, against any financial institution (including any Bank Partner), any Credit Party or any other company similar to a financial institution or any Bank Partner, of a proceeding alleging in substance that the law of the borrower’s state governs applicable licensing or interest rates with respect to loans made by a federally insured financial institution to borrowers in such jurisdiction, which, in each case, the Administrative Agent determines, in its sole discretion, could reasonably be expected to have a material adverse effect on Receivables originated pursuant to a Bank Partner Program; provided, that, in each case, upon the favorable resolution of such proceeding (whether by judgment, withdrawal of such proceeding or settlement of such proceeding), as determined by the Administrative Agent in its sole discretion and confirmed by written notice from the Administrative Agent, such Bank Partner Regulatory Trigger Event for such jurisdiction shall cease to exist immediately upon such determination by the Administrative Agent. It is understood and agreed that the jurisdiction of a Bank Partner Regulatory Trigger Event is the entire United States if the applicable Governmental Authority is a federal authority.
“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and the Rules thereunder, as amended from time to time.
“Bankruptcy Event” with respect to a Person, shall be deemed to have occurred if either:
(i)    a case or other proceeding shall be commenced, without the application or consent of such Person, in any court seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person under the Bankruptcy Code, the appointment of a trustee, receiver, custodian, liquidator, sequestrator or the like for such Person or for all or substantially all of its assets, or any similar action with respect to such Person under the Bankruptcy Code or any similar Governmental Rules relating to bankruptcy, insolvency or reorganization, and such case or proceeding shall continue undismissed or unstayed, and in effect, for a period of sixty (60) consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the Bankruptcy Code or other similar laws now or hereafter in effect, or
(ii)    an order for relief in respect of such Person shall be entered in a voluntary case under the Bankruptcy Code, or any applicable bankruptcy, insolvency, reorganization, or other similar Governmental Rules now or hereafter in effect, or such Person shall consent to the appointment of or taking possession by a receiver, liquidator, assignee for the benefit of creditors, trustee, custodian, sequestrator (or other similar official) for such Person or for all or substantially all of its assets, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.
“Basic Documents” means, collectively, this Agreement, the Promissory Notes, the Security Documents, any Guaranty, the Management Fee Subordination Agreement and the Intercreditor Agreements, in each case, as amended, amended and restated, and in effect from time to time.
“BMO Indebtedness” means Indebtedness of the Borrower in an aggregate principal amount not to exceed $[***] at any time outstanding owing to BMO ~~Harris~~ Bank N.A. or its Affiliates, or any other lenders party to that certain Credit Agreement, dated as of August 13, 2018, among the Borrower, the lenders from time to time party thereto and BMO ~~Harris~~ Bank N.A., as administrative agent, as it may be amended, restated, supplemented or otherwise modified from time to time
“BMO Intercreditor” means that certain Subordination and Intercreditor Agreement, dated as of the Fifth Amendment Effective Date, by and between BMO ~~Harris~~ Bank N.A. and Administrative Agent.
“Borrower” has the meaning assigned to such term in the Recitals.
“Borrowing Base” means as of any Determination Date, an amount equal to the sum of (a) the applicable Advance Rate as of such date multiplied by the unpaid principal balance of Eligible Receivables owned by the Approved Subsidiary SPV Borrowers, plus (b) the applicable Advance Rate as of such date multiplied by the unpaid principal balance of unencumbered Eligible Receivables plus (c) the aggregate amount of cash held in the Facility Reserve Account (for the avoidance of doubt, Borrower may, at its option, elect to deposit cash into the Facility Reserve Account at any time in order to increase Borrowing Base availability; provided that, any amounts deposited may only be withdrawn by Borrower pursuant to Section 2.07(b) of this Agreement), minus (d) the aggregate outstanding principal balances under any Approved SPV Facilities, minus (e) the amount of accrued but unpaid expenses (including any servicing fees and other fees, amounts or indemnity obligations (to the extent a claim for such amount has been asserted in accordance with the terms of any Approved SPV Facility) due and payable by the Approved Subsidiary SPV Borrowers under any Approved SPV Facilities), interest and fees due and payable by the Borrowers and/or the Approved Subsidiary SPV Borrowers pursuant to the Basic Documents, the Receivables Documents and any Approved SPV Facilities as of the next respective payment date, in each case, solely to the extent no reserve exists for these amounts in the Basic Documents, the Receivables Documents or the Approved SPV Facilities, as applicable.
“Borrowing Base Certificate” means a Borrowing Base Certificate substantially in the form of Exhibit G hereto.
“Business Combination Agreement” means that certain Business Combination Agreement, dated as of February 9, 2021, by and among FG New America Acquisition Corp., a Delaware corporation, the Company, OppFi Shares, LLC, a Delaware limited liability company and Todd Schwartz, as the Members’ Representative, as amended, restated, supplemented or otherwise modified from time to time.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Governmental Rules to remain closed~~.~~; provided, with respect to all notices, determinations, fundings and payments in connection with the Term SOFR Rate, the term “Business Day” shall mean any day which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Capital Community” means Capital Community Bank.
“Capital Community Accounts” means the deposit or bank accounts held in the name of Borrower or OppWin at Capital Community or any other depository institution, in each case, that has been pledged to and is under control of or subject to an account control agreement in favor of Capital Community as security for the Company’s and OppWin’s obligations to Capital Community under the Capital Community Program Agreement.
“Capital Community Program Agreement” means that certain Loan Participation Agreement, dated as of August 10, 2020, by and between Capital Community and OppWin, as amended, restated, supplemented or otherwise modified from time to time.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that the adoption or issuance of any accounting standards after the Closing Date will not cause any lease that was not or would not have been a capital lease under GAAP prior to such adoption or issuance to be deemed a capital lease.
“Cash” means money, currency or a credit balance in any demand or deposit account.
“Cash Management Bank” means Pacific Western Bank or any other bank or financial institution holding the Waterfall Account reasonably acceptable to Administrative Agent, and, following the occurrence and during the continuation of an Event of Default, any other such bank or financial institution as selected by Administrative Agent in its Permitted Discretion.
“CFPB” means the Consumer Financial Protection Bureau, and its successors and assigns.
“Change of Control” means the occurrence of any of the following, other than, in each case in connection with the SPAC Transaction:

(a)    any transaction or series of related transactions resulting in the sale or issuance of securities or any rights to securities of the Company by the Company or any holder or holders thereof (other than transfers to any Person who is, as of the date hereof, an equity holder, or holder of rights to equity, of or in the Company, or any of their respective Affiliates) representing in the aggregate more than fifty percent (50%) of the issued and outstanding voting securities of the Company (or more than fifty percent (50%) of the voting power), on a fully-diluted basis;
(b)    a merger, consolidation, reorganization, recapitalization or share exchange resulting in the equity-holders of the Company immediately prior to such transaction or any of their Affiliates ceasing to hold, in the aggregate, more than fifty percent (50%) of the equity securities, calculated on a fully diluted basis, of the resulting corporation or entity entitled to vote in the election of directors (or comparable persons) thereof; or
(c)    a sale, transfer or other disposition of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, except as contemplated by the Basic Documents, the Receivables Documents or the Program Agreement.
“Charged-Off Receivable” means, with respect to any Determination Date, a Receivable with respect to which the earlier of any of the following shall have occurred (without duplication): (a) a Scheduled Receivable Payment under such Receivable is [***] or more Days Past Due, (b) the Servicer has otherwise determined, in accordance with the Servicing Policy, that the related Receivable is uncollectible or should be charged-off, (c) the related Obligor is deceased, (d) Net Liquidation Proceeds have been received that, in the Servicer’s good faith judgment, constitute the final amounts recoverable in respect of such Receivable, (e) the Servicer, the Originator or OppWin has determined that the Obligor has committed fraud in connection with the related contract or (f) the related Obligor is subject to a Bankruptcy Event.
“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 11.02).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means, collectively, all “Collateral”, as and to the full extent such term is defined in each of the Security Documents.
“Collection Period” means, (a) with respect to the initial Payment Date, the period beginning on the Closing Date and ending on the last day of the calendar month after the month in which the Closing Date occurs, and (b) with respect to any other Payment Date, the immediately preceding calendar month.

“Collections” means all Cash collections on the Receivables, including, without limitation, all Scheduled Receivable Payments, all non-scheduled payments, all prepayments, all late fees, all NSF fees, all other fees, Net Insurance Proceeds, all Net Liquidation Proceeds, investment earnings, residual proceeds, payments received under any personal guaranty with respect to a Receivable, any amounts deposited by Borrower into the Facility Reserve Account, including to make a Required Deficiency Deposit in accordance with Section 2.07(b), and all other payments received with respect to the Receivables, but excluding (x) sales and property tax payments and (y) with respect to the Bank Partner Receivables, any amounts owed to the Bank Partner on account of any participation interest retained by the Bank Partner.
“Company Operating Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Opportunity Financial, LLC, dated as of December 4, 2015, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms of this Agreement.
“Consolidated Debt to Tangible Net Worth Ratio” means, as of any date of determination, with respect to the Company and its Subsidiaries on a consolidated basis, (a)(i) all Indebtedness (other than Indebtedness described in clause (h) of such definition) of the Company and its Subsidiaries on a consolidated basis divided by (b) Tangible Net Worth for the immediately preceding twelve month period.
“Consolidated Fixed Charge Coverage Ratio” means, with respect to the Company and its Subsidiaries on a consolidated basis during the calculation period, the quotient of (a)(i) EBITDA for such period, plus (ii) any non-cash loss provision expenses in excess of the actual principal charge-offs during such period, minus (iii) capital expenditures during such period and (b) the total amount of cash interest expense (including, without limitation, interest expense due under the Agreement, the Approved SPV Facilities, and other Permitted Indebtedness).
“Control Agreements” means, individually and collectively, account control agreements between the respective account holder, depository bank and Administrative Agent, granting Administrative Agent springing control or full dominion over each Deposit Account (other than the Excluded Accounts), as applicable, in form and substance reasonably satisfactory to Administrative Agent, as each may be modified, amended or restated from time to time.
“Credit Extension Date” means any date on which an Advance is made to the Borrower hereunder.
“Credit Party” shall mean individually, each Borrower and each Guarantor and “Credit Parties” shall mean, collectively, the Borrowers and Guarantors.
“Credit Policies” shall mean the credit criteria and policies regarding Receivables of Originator, as set forth on Exhibit H, as such exhibit may be updated from time to time pursuant to the terms of this Agreement.
“Credit Protection Laws” means all federal, state and local laws in respect of the business of extending credit to borrowers, including without limitation, the Truth in Lending Act (and

Regulation M promulgated thereunder), Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, Gramm-Leach-Bliley Financial Privacy Act, Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, all rules and regulations issued by the CFPB, Dodd–Frank Wall Street Reform and Consumer Protection Act, anti-discrimination and fair lending laws, laws relating to servicing procedures or maximum charges and rates of interest, and other similar laws, each to the extent applicable, and all applicable regulations in respect of any of the foregoing.
“Days Past Due” means, as of any Determination Date and with respect to any Receivable that is not marked as current in the Loan Database, the number of calendar days elapsed since the contractual due date of the earliest Scheduled Receivables Payment that has not been received from the related Obligor.
“Default” means any event or condition which constitutes an Event of Default or which, upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means, subject to Section 2.04(e), any Lender that has failed to (a) fund its Pro Rata Share of any Advance on the date such funding was required to be made in accordance with Section 2.04(a), or (b) pay to the Administrative Agent, any other Lender, or their respective Affiliates, any other amount in excess of $[***] required to be paid by it hereunder within fifteen (15) calendar days of the date when due. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under either or both of clauses (a) or (b) above shall be conclusive and binding absent manifest error.
“Delinquent Receivable” means, with respect to any Determination Date, a Receivable with respect to which the related Obligor is more than [***] Days Past Due with respect to more than [***]% of a Scheduled Receivable Payment and which is not a Charged-Off Receivable.
“Deposit Account” means, individually and collectively, each of (a) the Operating Account, (b) the Waterfall Account, (c) the Facility Reserve Account and (d) any other present or future deposit accounts of Borrower or any Guarantor.
“Designated Depository Institution” means Pacific Western Bank, or any other depository institution insured by the Bank Insurance Fund, National Credit Union Administration or the Savings Association Insurance Fund of the FDIC, approved in writing by the Administrative Agent in its Permitted Discretion.
“Determination Date” means any date of determination hereunder.
“Disqualified Institution” means a Person (i) and its Subsidiaries engaged principally and directly, through its own operations or operations of any of its Affiliates, in (x) the business of originating receivables substantially similar to the Receivables or (y) any other business that competes with a material business line, now existing or hereafter commenced, of Borrower or its Subsidiaries or (ii) identified on Schedule IV hereto; provided, that no Affiliate of Administrative Agent shall be a Disqualified Institution.

“Dollars” or “$” refers to lawful money of the United States of America.
    “EBITDA” shall mean for any period with respect to the Company and its Subsidiaries on a consolidated basis, the sum of (a) net income (or loss) for such period (excluding (i) any extraordinary, non-recurring or other one-time gain or loss in an amount not to exceed [***], of the trailing twelve month EBITDA of the Company and its Subsidiaries on a consolidated basis, in the aggregate during any twelve (12) month period, attributable to restitutions, fines, settlements and/or similar payments, and (ii) other extraordinary gains and losses determined by the Company and approved by Administrative Agent in its Permitted Discretion), plus (b) all interest expense for such period, plus (c) all charges against income for such period for federal, state and local taxes, plus (d) depreciation expenses for such period, plus (e) amortization expenses for such period, plus (if a positive number, while if a negative number, such amounts shall be subtracted) (f) the ‘additional provision’ expense line item, plus or minus (if a positive change, such amounts shall be added, and if a negative change, such amounts shall be subtracted) (g) the aggregate change in fair value of SPAC Warrants liability, plus (h) transaction costs and expenses incurred in connection with the SPAC Transaction in an aggregate amount not to exceed $[***], plus (i) stock or (or other Equity Interest) based compensation, plus (j) severance costs and expenses paid in cash solely to the extent such payments were made (x) in the six calendar months most recently ended as of such date of determination of EBITDA, and (y) on or prior to December 31, 2022, in connection with the departure of directors, executive officers and other management of the Company; provided, the amount added back for any period pursuant to this clause (j) shall not exceed $[***] in the aggregate for any applicable period.
“Eleventh Amendment Effective Date” means May 30, 2024.
“Eligible Assignee” means any Person that meets the following requirements: (i) such Person is not a Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder would constitute a Defaulting Lender or an Affiliate of a Defaulting Lender; (ii) such Person is not a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person); and (iii) such Person is not a Disqualified Institution.
“Eligible Deposit Account” means a demand deposit account maintained with a Designated Depository Institution.
“Eligible Obligor” means, with respect to any Receivable, an Obligor that (a) is not subject to a Bankruptcy Event, (b) has a valid social security number and holds a valid driver’s license or other acceptable form of identification issued by a state or federal government, (c) is not an employee, or affiliated with any employee of any Originator or any of their respective Affiliates, (d) is domiciled in the United States (as evidenced by proof of residency), (e) is a natural person, (f) is not deceased and (g) has not committed fraud in connection with any the origination of the applicable Receivable.
“Eligible Receivable” means those Receivables that meet, as of any Determination Date, all of the following requirements:

(a)    Such Receivable represents a legal, valid binding obligation of an Eligible Obligor;
(b)    Such Receivable is denominated in U.S. Dollars;
(c)    Such Receivable exists under a fully executed contract between the Originator and the Obligor, a copy of which the Administrative Agent has view-access to on the Originator’s website or other data portal;
(d)    Such Receivable has been originated by the Originator, in accordance with the Credit Policies and was not originated pursuant to a material change to the Credit Policies which was not reviewed and approved in writing by the Administrative Agent;
(e)    Except with respect to a Bank Partner Receivable, no credit services organization participated in the origination of such Receivable;
(f)    Such Receivable has been serviced by the applicable Servicer, in accordance with the Servicing Policy and has not been serviced pursuant to a material change to the Servicing Policy which was not reviewed and approved in writing by the Administrative Agent;
(g)    The related Obligor’s income has been verified and, if such income includes employment income, such Obligor’s employment status was also verified at the time the contract relating to such Receivable was executed, in each case, in accordance with the Credit Policies;
(h)    Such Receivable was not originated in connection with the refinancing of a previous loan to the related Obligor, which such Obligor was unable to pay;
(i)    Except with respect to a Bank Partner Receivable, such Receivable is either (i) owned by Borrower and Administrative Agent has, subject to any Permitted Liens, a perfected first-priority Lien over such Receivable or (ii) is owned by an Approved Subsidiary SPV Borrower, free and clear of all Liens (other than Permitted Liens) and, to the extent Administrative Agent has not been granted a first priority pledge with respect to the Company, the Equity Interests have been pledged to Administrative Agent as Collateral security for the Obligations;
(j)    Such Receivable provides for an APR of not less than [***]% or (other than with respect to the Bank Partner Receivables) not more than the maximum allowable APR in the applicable Obligor’s state of residence;
(k)    Such Receivable had an unpaid principal balance (including any Origination Fees) at the time of origination of not greater than $[***];

(l)    Such Receivable is either (i) fully amortizing over its term, and payable in equal scheduled installments without a bullet payment at its maturity or (ii) is related to a line of credit extended to an Obligor;
(m)    The original term to maturity of such Receivable is not greater than twenty four (24) months;
(n)    With respect to each Line of Credit Receivable, the minimum payment of such Receivable will amortize the entire original unpaid principal balance of such Receivable in less than twenty four (24) months;
(o)    The term to maturity of such Receivables has not been extended by the applicable Servicer for more than one hundred and eighty (180) days;
(p)    As of the Credit Extension Date on which such Receivable was first reflected in a Borrowing Base Certificate furnished in connection with an Advance, the related Obligor was not past due with respect to any portion of a Scheduled Receivable Payment;
(q)    The related Obligor (i) made the first Scheduled Receivable Payment when due or (ii) failed to make the first Scheduled Receivable Payment when due, but subsequently made two Scheduled Receivable Payments on or prior to the date on which the second Scheduled Receivable Payment was due;
(r)    Such Receivable is not a Charged-Off Receivable or a Delinquent Receivable;
(s)    Such Receivable was either (i) originated prior to August 24, 2016, or (ii) has an associated Opportunity Financial Score;
(t)    Such Receivable was originated in an Approved State or, with respect to a Bank Partner Receivable, in an Approved Bank Partner State;
(u)    No Regulatory Trigger Event has occurred and is continuing in the jurisdiction in which such Receivable was originated or the jurisdiction in which the Obligor resides;
(v)    The terms, conditions and provisions of such Receivable (i) have not been amended, modified, restructured or waived except in accordance with the Credit Policies and (ii) have not been the subject of a Material Modification (other than an extension of the term to maturity as disclosed to the Administrative Agent);
(w)    Each document required to be delivered to the Servicer, as custodian, pursuant to the Servicing Agreement has been delivered to the Servicer and all other steps necessary to maintain the Administrative Agent’s or applicable Approved SPV Agent’s first priority perfected security interest in such Receivable have been taken;

(x)    Such Receivable is non-cancelable and unconditional, and is not subject to, nor has there been asserted, any litigation or any right of rescission (except with respect to Receivables originated to Obligors in Nevada), setoff, counterclaim or other defense of the related Obligor;
(y)    Such Receivable is not evidenced by a judgment and has not been reduced to judgment;
(z)    Such Receivable (i) was created, solicited, entered into and serviced in compliance with all applicable requirements of law, including, without limitation, the relevant laws of each Approved State and each Approved Bank Partner State and (ii) exists in compliance with all applicable requirements of law and pursuant to a contract that complies with all applicable requirements of law. For the avoidance of doubt, when used in this clause (z) “compliance with all applicable requirements of law” means such Receivable was created, solicited, entered into, serviced and exists in conformity with each law, treaty, rule, regulation, guidance, guideline, directive or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding upon any relevant Person or any of its property or to which such Person or any of its property is subject, including, without limitation, where any applicable local, state or federal law provides for or could reasonably be construed to provide for a less onerous or restrictive standard than others and whether or not such opposing standards are being properly contested, challenged or otherwise litigated.
(aa)    Such Receivable was not originated under the laws of a native American sovereign nation;
(bb)    The contract and any other documents related to such Receivable do not prohibit the sale, transfer or assignment of such Receivable;
(cc)    Such Receivable has not been selected for conveyance to Borrower in a manner adverse to Borrower, the Approved SPV Agents, Administrative Agent or any Lender;
(dd)    Such Receivable represents the undisputed, bona fide transaction created by the lending of money by the Originator in the ordinary course of business and completed in accordance with the terms and provisions contained in the related contract;
(ee)    Such Receivable constitutes a “payment intangible” or “instrument” (each as defined in the UCC);
(ff)    There are no proceedings or investigations pending or threatened (in writing) before any Governmental Authority having jurisdiction over the related Obligor or its properties: (i) asserting the invalidity of the related Receivable, or (ii) seeking any determination or ruling that, if determined adversely to such Obligor, could materially and adversely affect the validity or enforceability of the related Receivable;
(gg)    The unpaid principal balance of such Receivable is due and owing and has not been repaid in full or otherwise discharged in whole or in part;
(hh)    With respect to any Receivable originated pursuant to a Bank Partner Program, no Bank Partner Regulatory Trigger Event shall have occurred and be continuing in the jurisdiction in which such ~~Bank Partner Regulatory Trigger Event~~Receivable was originated or the jurisdiction in which the Obligor resides; and
(ii)    If such Receivable was randomly selected by the Backup Servicer to be verified in accordance with the requirements of the applicable Backup Servicing Agreement, imaged copies of each Verified Document (as defined in the applicable Backup Servicing Agreement) related to such Receivable and the related Receivables Report (as defined in the applicable Backup Servicing Agreement) have been delivered to the Backup Servicer and the Backup Servicer as completed its verification of such Verified Documents and such Receivable pursuant to the terms of the applicable Backup Servicing Agreement.
For the avoidance of doubt, subject to prior approval of the Bank Partner Program by Administrative Agent (which approval shall include a complete regulatory review), Eligible Receivables shall include participation interests in Receivables purchased by Borrower or Approved Subsidiary SPV Borrowers from Bank Partner that are originated in conjunction with the Bank Partner Program.
“Equity Interests” shall mean, with respect to any Person, its equity ownership interests, its common stock and any other capital stock or other equity ownership units of such Person authorized from time to time, and any other shares, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including, without limitation, common stock, options, warrants, preferred stock, phantom stock, membership units (common or preferred), stock appreciation rights, membership unit appreciation rights, convertible notes or debentures, stock purchase rights, membership unit purchase rights and all securities convertible, exercisable or exchangeable, in whole or in part, into any one or more of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“ERISA Affiliate” shall mean, with respect to any Person, any trade or business (whether or not incorporated) which is treated as a single employer with such Person under Section 414 of the Code or Section 4001 of ERISA.
“Event of Default” has the meaning assigned to such term in Article IX.

“ESG Issue” means a finding by a judge, jury, regulatory or law enforcement agency that any Credit Party has materially violated any law or regulation relating to: protection of the environment; worker safety; fair wages and working conditions; collective bargaining; unlawful discrimination; child or forced labor; bribery or corruption; consumer, patient or tenant protection or privacy; fair lending or fair debt collection practices; product or drug safety; or taxation.
“Excluded Accounts” means (a) the FinWise Accounts, FEB Accounts and the Capital Community Accounts and (b) any Deposit Accounts, securities accounts or similar accounts owned by a Credit Party that are (i) zero balance accounts, (ii) payroll accounts, (iii) withholding and trust accounts, (iv) escrow accounts (to the extent maintained exclusively by the Credit Parties and their Subsidiaries) for the purpose of establishing or maintaining escrow amounts for third parties, (v) employee benefit accounts, (vi) 401(k) accounts, (vii) pension fund accounts, (viii) tax withholding accounts, and (ix) at all times prior to the earlier of (1) the date on which such account is transferred to a Subsidiary of the Company, and (2) November 30, 2021 (or such later date agreed to by Administrative Agent in its sole discretion), the Company’s account numbered 4751639741 maintained with Wells Fargo Bank, National Association.
“Excluded Subsidiary” means (x) with respect to any Guaranty, any Approved Subsidiary SPV Borrower, and (y) with respect to any Pledge Agreement, solely to the extent that Administrative Agent has been granted a first priority pledge of the Equity Interests of the Company, any Approved Subsidiary SPV Borrower; provided, that any pledge of the Equity Interests of any Approved Subsidiary SPV Borrower that does not constitute an Excluded Subsidiary shall be a second priority pledge.
“Excluded Taxes” means, with respect to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of each such Lender with respect to an applicable interest in an Advance or Term Loan Commitment pursuant to law in effect on the date on which (i) such Lender acquires such interest in the Advance or Term Loan Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.11(f), (h) and (i), (d) Taxes imposed or withheld as a result of such Recipient not being a United States Person within the meaning of Section 7701(a)(30) of the Code and (e) any U.S. federal withholding Taxes imposed under FATCA.
“Existing SPV Borrowers” means Opportunity Funding SPE III, LLC, a Delaware limited liability company, Opportunity Funding SPE V, LLC, a Delaware limited liability company, and Opportunity Funding SPE VI, LLC, a Delaware limited liability company.

“Facility Reserve Account” means that certain deposit account in the name of the Company maintained at the Cash Management Bank with the account number ending in 1219, or such other Deposit Account designated from time to time by Administrative Agent in a written notice to Borrower.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future Treasury regulations or other official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above) and any agreements or arrangements between the United States or the United States Treasury Department and a foreign government or one or more agencies thereof to implement the foregoing and any fiscal or regulatory legislation, rules or official practices adopted pursuant to such published intergovernmental agreement, treaty or convention.
“FDIC” means the Federal Deposit Insurance Corporation and any successor thereto.
“FEB” means First Electronic Bank.
“FEB Accounts” means the deposit or bank accounts held in the name of Borrower or OppWin at FEB or any other depository institution, in each case, that has been pledged to and is under control of or subject to an account control agreement in favor of FEB as security for the Company’s and OppWin’s obligations to FEB under the FEB Program Agreement.
“FEB Program Agreement” means that certain Program Marketing and Servicing Agreement, dated as of November 1, 2019, by and between FEB and the Company, as amended, restated, supplemented or otherwise modified from time to time.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fifth Amendment Advance” has the meaning assigned to such term in Section ~~2.02~~2.01(b).
“Fifth Amendment Original Issue Discount” has the meaning assigned to such term in Section 2.02(d)(ii).
“Fifth Amendment Effective Date” means March 23, 2021.
“Fifth Amendment Funding Date” means March 30, 2021.

“Financial Covenants” means the covenants set forth in Article VII.
“FinWise” means FinWise Bank.
“FinWise Accounts” means the deposit or bank accounts held in the name of Borrower or OppWin at FinWise or any other depository institution, in each case, that has been pledged to and is under control of or subject to an account control agreement in favor of FinWise as security for the Company’s and OppWin’s obligations to FinWise under the FinWise Documents.
“FinWise Documents” means (a) the FinWise Program Agreement, and (b) the FinWise Purchase and Sale Agreement, and the other documents related thereto.
“FinWise Program Agreement” means that certain Loan Program Agreement, dated as of October 31, 2017, by and between FinWise and the Company, as amended, restated, supplemented or otherwise modified from time to time.
“FinWise Purchase and Sale Agreement” means that certain Loan Receivable Sale Agreement, dated as of October 31, 2017, among FinWise, the Company and OppWin, as amended, restated, supplemented or otherwise modified from time to time.
“First Offer Notice” has the meaning assigned to such term in Section 11.15(a).
“Floor” means, initially (as of the Eleventh Amendment Effective Date), two percent (2.00%) per annum.
“GAAP” means generally accepted accounting principles in the United States of America.
“GLB Act” has the meaning assigned to such term in Section 11.17.
“Governmental Actions” means any and all consents, approvals, permits, orders, authorizations, waivers, exceptions, variances, exemptions or licenses of, or registrations, declarations or filings with, any Governmental Authority required under any Governmental Rules.
“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity of the foregoing exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Governmental Rules” means any and all laws, statutes, codes, rules, regulations, ordinances, orders, writs, decrees and injunctions, of any Governmental Authority and any and all legally binding conditions, standards, prohibitions, requirements and judgments of any Governmental Authority.

“Grant” means mortgage, pledge, bargain, sell, warrant, alienate, remise, release, convey, assign, transfer, create and grant a lien upon and a security interest in and right of set-off against, deposit, set over and confirm pursuant to the Security Documents. A Grant of the Collateral or of any other agreement or instrument shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including the immediate and continuing right to claim for, collect, receive and give receipt for principal and interest payments in respect of the Collateral and all other moneys payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring a Proceeding in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that, the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantor” means each Subsidiary of the Company other than Excluded Subsidiaries that are not Borrowers.
“Guaranty” shall mean any senior secured guaranty of the Obligations executed by a Guarantor from time to time in favor of Administrative Agent for its benefit and for the ratable benefit of Lenders, in form and substance reasonably satisfactory to Administrative Agent.
“Haircut Capital” means as to any future Receivables purchased by an Approved Subsidiary SPV Borrower pursuant to an Approved SPV Facility, the difference between (x) the amount advanced by the lenders under such Approved SPV Facility with respect to such Receivables and (y) the sum of (i) the total purchase price paid by the applicable Originator to purchase such Receivable at or after origination, and (ii) any origination costs and expenses in connection therewith.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person (other than trade payables incurred in the ordinary course of business) upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business which are not more than sixty (60) days past due), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (in which case non-recourse Indebtedness, for the purpose of this clause (f), shall be limited to the fair market value of the property subject to such Lien), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Party” has the meaning assigned to such term in Section 11.03(c).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under a Basic Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnifying Party” has the meaning assigned to such term in Section 11.03(c).
“Indemnitee” has the meaning assigned to such term in Section 11.03(b).
“Independent Auditors” shall mean RSM US LLP or any other nationally-recognized accounting firm that is mutually agreeable to Administrative Agent and Borrower.
“Intellectual Property Security Agreement” means any intellectual property security agreement, executed by Borrower and/or Guarantor in favor of the Administrative Agent, for the benefit of the Lenders, as amended or modified from time to time in accordance with the terms thereof and this Agreement.
“Intercreditor Agreement” means (a) the Ares Intercreditor, (b) the BMO Intercreditor, and (c) any other intercreditor agreement executed by and among Administrative Agent and any other Persons.
“Interest Rate” means the ~~LIBOR~~Adjusted Term SOFR Rate plus ten percent (10.00%).
“Key Man Trigger Event” shall occur at any time when [***] are no longer employed by the Company; provided that to the extent [***] holds the title of “director” the employment requirement of this definition with respect to [***] only shall be satisfied; provided, further that, following the departure of any of the Persons in this definition, the Company will have ninety (90) calendar days to appoint a new officer to the Company that is approved by Administrative Agent in its Permitted Discretion (such approval not to be unreasonably withheld) before a Key Man Trigger Event shall have been deemed to occur.

“Lenders” means the Persons listed on Schedule I and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption.
~~“LIBOR Rate” means the rate per annum rounded upwards, if necessary, to the nearest 1/1000 of one percent (1.00%) (3 decimal places) equal to the rate of interest which is identified and normally published by Bloomberg Professional Service page USD-LIBOR-ICE (or any equivalent page used by Bloomberg Professional Service from time to time or, if Bloomberg Professional Service no longer reports the rate referred to in the foregoing, another nationally-recognized rate reporting source acceptable to Administrative Agent) as the offered rate for loans in Dollars for a one (1) month period. The rate referred to above will be determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the first day of each calendar month. Notwithstanding the foregoing, in no event shall the LIBOR Rate be less than two percent (2.00%) at any time.~~
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Line of Credit Receivable” means each Receivable arising from a line of credit extended to an Obligor.
“Liquidity” means, as of any date of determination, (i) unrestricted cash and cash equivalents deposited in Deposit Accounts which are subject to a Control Agreement, plus (ii) an amount equal to [***]% of the unpaid principal balance of unencumbered Eligible Receivables owned by Borrower or a Guarantor, plus (iii) solely to the extent such date occurs during the period from and including March 1, 2022 through July 31, 2022, the aggregate amount of committed funds available to be drawn, and for which all conditions precedent to such draw will be satisfied upon the delivery of a draw request, by an Approved Subsidiary SPV Borrower under an Approved SPV Facility.
“Loan Database” means the databases, platforms and systems maintained by the Servicer with respect to the Receivables, which provides, on a loan-by-loan basis, up-to-date information regarding all activities with respect to the Receivables, including but not limited to originations, payments, charge-offs and recoveries.
“Lockout Period COC Additional Interest Amount” means (a) $10,500,000.00, minus (b) the sum of the amounts of interest paid by Borrower pursuant to Section 2.09(a) from the Fifth Amendment Funding Date through the payoff date.
“Management Fee Agreement” means that certain Management Fee Agreement, dated as of August 13, 2020, by and between Borrower and SCG.

“Management Fee Subordination Agreement” means that certain Management Fee Subordination Agreement among Administrative Agent, Borrower and SCG, with respect to the management fees payable by Borrowers to SCG, pursuant to the Management Fee Agreement and as in Section 6.01(n), in form and substance satisfactory to Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, operations or financial condition of Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower or any of the Guarantors to perform any of their respective material obligations under this Agreement or any of the other Basic Documents to which it is a party, or (c) a material adverse effect upon the rights of, or benefits available to, the Administrative Agent and the Lenders under this Agreement or any of the other Basic Documents.
“Material Modification” means, with respect to the Receivables, any modification of a contract that would (a) forgive any scheduled repayment, (b) reduce the interest rate, (c) reduce the unpaid principal balance of the Receivable, or (d) be materially adverse to Administrative Agent and the Lenders.
“Material Term” means, with respect to any agreement evidencing Indebtedness, any terms or provisions governing or setting forth the mechanics with respect to the following (including, without limitation, any applicable definitions, exhibits and schedules):
1.    ~~(a)~~ the aggregate principal loan or commitment amount with respect to such Indebtedness;
2.    ~~(b)~~ the applicable interest or the fees with respect to such Indebtedness;
3.    ~~(c)~~ the applicable payment schedule (including principal, interest and/or fees) with respect to such Indebtedness;
4.    ~~(d)~~ the collateral provided as security for any such Indebtedness;
5.    ~~(e)~~ any additional credit support (including, without limitation, any guaranty or indemnity agreement) provided by the applicable debtor or its Affiliates with respect to any such Indebtedness;
6.    ~~(f)~~ any provisions related to the priority of payments or lien priority with respect to such Indebtedness; or
7.    ~~(g)~~ the definition of “advance rate”, “borrowing base” or any similar definition with respect to such Indebtedness.
“Maturity Date” means the four year anniversary of the Fifth Amendment Funding Date.
“Maximum Loan Amount” shall mean a principal amount equal to $50,000,000.

“Minimum Tangible Net Worth” shall mean, as of any date of determination, an amount equal to the sum of (i) $[***] and (ii) the greater of (x) zero and (y) the product of (a) [***] and (b) the difference between (A) the cumulative amount of pre-tax income generated by the Company on a consolidated basis since December 31, 2020 and (B) the cumulative amount of (1) Tax Distributions made since December 31, 2020, plus (2) cash Taxes paid directly by the Company since December 31, 2020.
“Monthly Covenant Report” means a monthly collateral and performance report substantially in the form of Exhibit F hereto.
“Monthly Vintage Pool” means, each pool of Receivables originated by an Originator during any calendar month; provided, that, for the avoidance of doubt, any Receivable that is subsequently sold or repurchased, shall remain in the applicable Monthly Vintage Pool(s) notwithstanding such sale or repurchase.
“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.
“Net Insurance Proceeds” means an amount equal to: (a) any Cash payments or proceeds received by the Borrower or the Servicer in respect of any covered loss under any policy of insurance specified in Section 5.07(b), minus (b) any actual and reasonable costs and expenses incurred or to be incurred by the Borrower or the Servicer in connection with the adjustment or settlement of any claims of the Borrower or the Servicer in respect thereof.
“Net Liquidation Proceeds” means, all amounts received in connection with a Receivable after such Receivable was first identified as a Charged-Off Receivable, minus the reasonable costs and expenses incurred by the Servicer in connection with the collection of such Receivable, including reasonable collection agency fees and the reasonable cost of legal counsel in connection with the enforcement of such Receivable; provided, however, that the “Net Liquation Proceeds” with respect to any Receivable shall not be less than zero.
“Non-Call Period” has the meaning assigned to such term in Section 2.07.
“Non-Defaulting Lender” has the meaning assigned to such term in Section 2.04(b).
“NPI” has the meaning assigned to such term in Section 11.17.
“Obligations” means all present and future indebtedness, loans, advances, costs, debts, liabilities and other liabilities and obligations (of any kind or nature, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Lenders or the Administrative Agent arising under this Agreement, or under any other Basic Document including, without limitation, all liability for principal of and interest on the Advances, additional interest, fees incurred pursuant to Section 2.08, fees incurred pursuant to Section 5.04, fees payable in connection with an extension of the Term Loan Termination Date, expense reimbursements, indemnifications and other amounts due or to become due by the Borrower to the Lenders or the Administrative Agent under this Agreement, the Promissory Notes and/or any other Basic Document, including all expenses of Lenders or the Administrative

Agent payable pursuant to Section 11.03 and all obligations of Borrower to Administrative Agent or Lenders to perform acts or refrain from taking any action in connection with the Basic Documents, and shall include, with respect to each of the foregoing, interest, fees and other obligations that accrue after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower or any Guarantor, whether or not a claim for post-filing or post-petition interest, fees, or other amounts is allowed in such proceeding, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease, guarantee, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Administrative Agent’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with any depository transfer, check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), joint or several, due or to become due, now existing or hereafter arising, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced.
“Obligor” means, with respect to any Receivable, the person or persons obligated to make payments with respect to such Receivable, including any guarantor thereof but excluding any merchant.
“OFAC” shall mean the U.S. Department of Treasury’s Office of Foreign Asset Control.
“Officer’s Certificate” means a certificate signed by any Authorized Officer of the Borrower or Guarantor.
“OpCo Debt to Tangible Net Worth Ratio” means, as of any Determination Date, the quotient of (x) the outstanding principal amounts of Advances as of such date divided by (y) Tangible Net Worth as of such date.
“Operating Account” means that certain deposit account in the name of Borrower maintained at Bank of America, N.A. with the account number ending in 2806, or such other deposit account designated from time to time by Borrower in a written notice to Administrative Agent.
“Opportunity Financial Score” means the internal credit score assigned to an Obligor by the Company in accordance with the Credit Policies.
“OppWin” means OppWin, LLC, a Delaware limited liability company.
“Original Issue Discount” shall have the meaning assigned to it in Section 2.02(d).
“Origination Fees” means a prepaid finance charge that is either paid by the Obligor at the time of origination, withheld from the proceeds included in the unpaid principal balance of a Receivable or paid by the Obligor over the term of the Receivable in accordance with the contract.

“Originator” means the Company, Bank Partner or any other originator approved by Administrative Agent in its Permitted Discretion (which approval shall be subject to external counsel and regulatory review).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Basic Document, or sold or assigned an interest in any Advance or Basic Document).
“Other Taxes” means any and all present or future stamp or documentary Taxes arising from any payment made under this Agreement or from the execution, delivery or enforcement of, or otherwise with respect to, any Basic Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Participant” has the meaning assigned to such term in Section 11.04(c).
“Participant Register” has the meaning assigned to such term in Section 11.04(c).
“Payment Date” means (i) prior to the Second Amendment Effective Date, the fifteenth (15th) calendar day of each calendar month (or, if any such day is not a Business Day, the next succeeding Business Day), the first of which shall be the first such day after the Closing Date, (ii) from and after the Second Amendment Effective Date, the third (3rd) Business Day of each calendar month and (iii) the Term Loan Termination Date.
“Perfection Certificate” means the Perfection Certificate substantially in the form of Exhibit I to the Security Agreement.
“Permitted Discretion” means a determination or judgment made in good faith in the exercise of commercially reasonable (from the perspective of a secured lender) credit or business judgment.
“Permitted Full Recourse SPV Facility” means each Approved SPV Facility that (a) has recourse to the Borrower, (b) which is provided by a bank or other financial institution and (c) has an advance rate no greater than eighty-five percent (85%); provided, however, that any Approved SPV Facility that only has indemnity related recourse shall not qualify as a Permitted Full Recourse SPV Facility hereunder (regardless of whether such indemnity guaranty contains any full recourse triggers).
“Permitted Indebtedness” means:
(i)    the Obligations;
(ii)    any Indebtedness existing as of the date hereof and listed on Schedule 1.01 hereof;

(iii)    Indebtedness of OppWin solely to the extent required to comply with its obligations under the FinWise Documents;
(iv)    Indebtedness in respect of the Approved SPV Facilities and Purchase and Sale Agreements;
(v)    [Reserved];
(vi)    [Reserved];
(vii)    Indebtedness which represents extensions, renewals, refinancings or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (i) through (vi) above (such Indebtedness, the “Original Indebtedness”), provided that (x) such extension, renewal, refinancing or replacement shall not increase the principal amount of the Original Indebtedness, and (y) if such Original Indebtedness was subordinated to the Obligations, then such Refinance Indebtedness must be subject to subordination terms and conditions that are at least as favorable to the Administrative Agent and Lenders as those that were applicable to the Original Indebtedness;
(viii)    purchase money Indebtedness and Capital Lease Obligations of the Borrower in an aggregate principal amount not to exceed $[***] in the aggregate at any one time outstanding;
(ix)    obligations of the ~~Borrower~~Credit Parties arising out of interest rate, foreign currency, and commodity hedging agreements entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes;
(x)     guarantees of Indebtedness under Permitted Full Recourse SPV Facilities;
(xi)    endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;
(xii)    Indebtedness in respect of (i) workers’ compensation claims, unemployment insurance and other types of social security and employee health and disability benefits, or casualty-liability insurance, payment obligations in connection with self-insurance or similar requirements, and (ii) tenders, completion guarantees, statutory obligations, surety, environmental or appeal bonds, bids, leases, government contracts, contracts (other than for borrowed money), performance bonds or other obligations of a like nature;
(xiii)    to the extent constituting Indebtedness, Indebtedness arising from agreements of the ~~Borrower~~Credit Parties providing for the indemnification,

adjustment of purchase price, earn-out, royalty, milestone or similar obligations, in each case assumed with the acquisition or disposition of any business or Person permitted hereunder;
(xiv)    Indebtedness incurred by ~~the Borrower~~any Credit Party consisting of the financing of insurance premiums in the ordinary course of business in an aggregate principal amount not to exceed $[***] at any time;
(xv)    Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections, employee credit card programs and other similar services in connection with cash management and deposit accounts, Indebtedness in connection with drafts payable for payroll and other ordinary course expense items, and Indebtedness owed to depository banks for returned items incurred in the ordinary course of business;
(xvi)    to the extent constituting Indebtedness, Indebtedness representing any taxes, assessments or governmental charges to the extent such taxes are being contested in good faith and adequate reserves have been provided therefor in conformity with GAAP; and
(xvii)    unsecured indebtedness of the ~~Borrower~~Credit Parties not otherwise permitted by this Section in an aggregate principal amount not to exceed $[***] at any one time outstanding.
“Permitted Investments” means each of the following:
(i)    direct general obligations of the United States or the obligations of any agency or instrumentality of the United States fully and unconditionally guaranteed, the timely payment or the guarantee of which constitutes a full faith and credit obligation of the United States;
(ii)    federal funds, certificates of deposit, time and demand deposits, and bankers’ acceptances (having original maturities of not more than 365 days) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof, provided, that, (a) such federal funds, certificates of deposit, time deposits and banker’s acceptances are held in a securities account (as defined in the Uniform Commercial Code) through which the Administrative Agent can perfect a security interest therein and (b) the short-term debt obligations of such bank are rated “A 1” or better by S&P and “P-1” or better by Moody’s;
(iii)    commercial paper (having original maturities of not more than 365 days) rated “A1” or better by S&P and “P1” or better by Moody’s;

(iv)    investments in money market funds rated “AAAM” or “AAAM G” by S&P and “Aaa” or “P1” by Moody’s (which may be managed by the Administrative Agent or its Affiliates); and
(v)    investments approved in writing by the Administrative Agent;
provided, that, (A) no instrument described above is permitted to evidence either the right to receive (1) only interest with respect to obligations underlying such instrument or (2) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provided a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations; (B) no instrument described above may be purchased at a price greater than par if such instrument may be prepaid or called at a price less than its purchase price prior to stated maturity; and (C) in no event shall Permitted Investments include any obligation that is not denominated in Dollars.

Each of the Permitted Investments may be purchased by or through the Administrative Agent or through an Affiliate of the Administrative Agent.
“Permitted Lien” has the meaning assigned to such term in the Security Agreement.
“Person” means any person or entity, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or other entity of any nature, whether or not a legal entity.
“Pledge Agreement” shall mean, individually and collectively, any pledge agreements executed on or subsequent to the Closing Date by any Person to secure the Obligations.
“Portfolio Documents” means with respect to each Receivable, each contract or other agreement or document executed and delivered by the related Obligor (including, without limitation, any future receivable sales agreement or other similar documents) to or for the benefit of Originator or any subsequent transferee thereof, including renewals, extensions, modifications and amendments thereof.
“Prepayment Additional Interest” shall mean additional interest payable to Administrative Agent pursuant to Section 2.08 upon any Prepayment Date in an amount equal to, if such Prepayment Date occurs (a) after the expiration of the Non-Call Period but on or prior to the twenty-four month anniversary of the Fifth Amendment Funding Date, [***] of the then applicable prepaid Advances, (b) after the twenty-four month anniversary of the Fifth Amendment Funding Date but on or prior to the thirty month anniversary of the Fifth Amendment Funding Date, [***] of the then applicable prepaid Advances, (c) after the thirty month anniversary of the Fifth Amendment Funding Date but on or prior to the thirty-three month anniversary of the Fifth Amendment Funding Date, [***] of the then applicable prepaid Advances, and (d) after the thirty-three month anniversary of the Fifth Amendment Funding Date, zero.

“Prepayment Date” has the meaning assigned to such term in Section 2.07(a)(i).
“Proceeding” means any ESG Issue or any other suit in equity, action at law or other judicial or administrative proceeding.
“Program Agreement” means that certain Program Agreement dated as of August 1, 2017, by and among Opportunity Financial, LLC, Opportunity Funding SPE II, LLC, and Administrative Agent, as amended on the Closing Date, as may be further amended, restated, supplemented or modified from time to time.
“Promissory Note” and “Promissory Notes” have the meanings assigned to such term in Section 2.06(f).
“Protective Advance” has the meaning assigned to such term in Section 2.02(c).
“Pro Rata Share” of any amount means, with respect to any Lender, a fraction (expressed as a percentage) (a) at any time before the expiration of the Term Loan Draw Period, the numerator of which is the Term Loan Commitment of such Lender and the denominator of which is the aggregate amount of the Term Loan Commitments of all the Lenders, and (b) at any time on and after the expiration of the Term Loan Draw Period, the numerator of which is the aggregate unpaid principal amount of the Advances made by such Lender and the denominator of which is the aggregate unpaid principal amount of all Advances at such time. For purposes of determining Pro Rata Share, a Defaulting Lender’s Term Loan Commitment shall be deemed to equal only the portion of such Term Loan Commitment actually funded by it.
“Purchase and Sale Agreement” means the Bank Partner Purchase and Sale Agreement and the Program Agreement.
“Qualified Change of Control” means a change of control of ultimate beneficial ownership of at least 50.1% of the voting Equity Interests of the Company.
“Receivables” means unsecured consumer installment loans and lines of credit.
“Receivables Documents” means, collectively, the Servicing Agreement, the Backup Servicing Agreement and the Purchase and Sale Agreement, in each case, as amended, amended and restated, and in effect from time to time.
“Recipient” means (i) the Administrative Agent or (ii) any Lender, as applicable.
“Register” has the meaning assigned to such term in Section 11.04(c).
“Regulatory Trigger Event” means (a) the commencement by any Governmental Authority of any formal inquiry or investigation (which for the avoidance of doubt excludes any routine inquiry or investigation), legal action or proceeding, against any Credit Party, any third party then engaged by any Servicer as a sub-servicer or any Originator, challenging such Person’s authority to originate, hold, own, service, pledge or enforce any Receivable with respect to the residents of any jurisdiction, or otherwise alleging any noncompliance by any Credit Party, any third party then engaged by any Servicer as a sub-servicer or any Originator with such jurisdiction’s applicable laws related to originating, holding, pledging, servicing or enforcing such Receivable or otherwise related to such Receivable, which inquiry, investigation, legal action or proceeding (i) is not released or terminated in a manner acceptable to the Administrative Agent in its sole discretion within [***] calendar days of the earlier of any Credit Party’s knowledge or receipt of written notice thereof and (ii) could reasonably be expected to have a Material Adverse Effect, as determined by the Administrative Agent in its sole discretion, or (b) the issuance or entering of any stay, order, judgment, cease and desist order, injunction, temporary restraining order, or other judicial or non-judicial sanction, order or ruling against any Credit Party, any third party then engaged by any Servicer as a sub-servicer or any Originator related in any way to the originating, holding, pledging, servicing or enforcing of any Receivable or rendering the Purchase and Sale Agreement unenforceable in such jurisdiction, the effect of which could reasonably be expected to have a Material Adverse Effect, as determined by the Administrative Agent in its sole discretion; provided, that, in each case, upon the favorable resolution of such inquiry, investigation, action or proceeding (whether by judgment, withdrawal of such action or proceeding or settlement of such action or proceeding), as determined by the Administrative Agent in its sole discretion and confirmed by written notice from the Administrative Agent, such Regulatory Trigger Event for such jurisdiction shall cease to exist immediately upon such determination by the Administrative Agent. It is understood and agreed that the jurisdiction of a Regulatory Trigger Event is the entire United States if the applicable Governmental Authority is a federal authority.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and their respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Replacement Lender” has the meaning assigned to such term in Section 2.04(c).
“Replacement Notice” has the meaning assigned to such term in Section 2.04(c).
“Required Deficiency Deposit” shall have the meaning assigned to it in Section 2.07(b).
“Required Lenders” means, at any time, the Administrative Agent, and Lenders holding aggregate Pro Rata Shares of Advances representing more than 51% of the total Advances outstanding hereunder at such time; provided that, for any Determination Date on which there are no Advances then outstanding hereunder, “Required Lenders” shall mean the Administrative Agent, and Lenders holding aggregate Pro Rata Shares of unused Term Loan Commitments representing more than 51% of the total unused Term Loan Commitments at such time; and provided, further, that the Pro Rata Share of Advances and unused Term Loan Commitments held by any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw Hill Companies, Inc., or any successor thereto.
“SCG” means TCS GROUP, L.L.C. d/b/a Schwartz Capital Group, an Illinois limited liability company.
“Scheduled Receivable Payment” means, for any Collection Period and for any Receivable, the amount indicated in the contract relating to such Receivable as required to be paid by the Obligor in such Collection Period. If after the Closing Date the Obligor’s obligation under such Receivable with respect to a Collection Period has been modified so as to differ from the amount specified in such Receivable as a result of (a) a Bankruptcy Event as to which the Obligor is a debtor, (b) the application of the Servicemembers Civil Relief Act, or (c) modifications or extensions of the Receivable permitted by the Portfolio Documents, the Scheduled Receivable Payment with respect to such Collection Period shall refer to the Obligor’s payment obligation with respect to such Collection Period as so modified and such modification shall be reflected in the Loan Database pursuant to the terms of the applicable Servicing Agreement.
“Second Amendment Effective Date” means May 31, 2019.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Security Agreement” means, individually and collectively, any security agreements executed on or subsequent to the Closing Date by any Person to secure the Obligations.
“Security Documents” means, collectively, the Security Agreement, each Pledge Agreement, each Guaranty, the Intellectual Property Security Agreement, each Control Agreement, all Uniform Commercial Code financing statements filed with respect to any Collateral, and all other assignments, pledge agreements, security agreements, control agreements and other instruments executed and delivered on or after the date hereof by any Credit Party pursuant to the Security Agreement or otherwise providing or relating to any collateral security for any of the Secured Obligations under and as defined in the Security Agreement.
“Servicer” means a servicer under any Approved SPV Facility.
“Servicing Agreement” means a servicing agreement executed in connection with any Approved SPV Facility.
“Servicing Policy” means servicing, collections and payment plan policies of the Servicer, as such policies may be amended from time to time in compliance with a Servicing Agreement.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SPAC Transaction” means the transactions contemplated by and in connection with the Business Combination Agreement.
“SPAC Warrants” means warrants to purchase shares of the Company that were issued solely in connection with the SPAC Transaction.
“Specified Regulatory Change” means a legal or regulatory change, the effect of which is to materially and adversely impair the ability of any Credit Party or Bank Partner to originate, own, hold, pledge, service, collect or enforce the pledged Receivables or similar receivables.
“Specified Vintage Pool” means each Vintage Pool with respect to which each Monthly Vintage Pool in such Vintage Pool is at least one (1) calendar month old (as measured from the last day of such Monthly Vintage Pool); provided, however, no Vintage Pool with respect to which, both (a) each Monthly Vintage Pool in such Vintage Pool is more than twelve (12) calendar months old (as measured from the last day of such Monthly Vintage Pool) and (b) the aggregate current UPB of all Receivables in such Vintage Pool is less than [***] of the aggregate original UPB of all Receivables (as measured at the time of origination of such Receivables) in such Vintage Pool, shall be a Specified Vintage Pool.
“State” means any one of the states of the United States of America or the District of Columbia.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any Person that constitutes an investment held by the Borrower in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Borrower and its Subsidiaries. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Tangible Net Worth” means, without duplication, with respect to the Company and its Subsidiaries, on a consolidated basis, determined in accordance with GAAP, an amount equal to the difference between (i) the sum of the aggregate value of (x) member’s equity plus (y) SPAC Warrants liability and (ii) the intangible assets of the Company and its consolidated Subsidiaries.
“Tax Distributions” has the meaning assigned to such term in Section 6.01(g).
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings, including, without limitation, all penalties, interest, additions to tax, expenses, costs and fees, imposed by any Governmental Authority.
“TCS Debt” means all Indebtedness owed by the Company to TCS Global Holdings LP and its Affiliates existing as of the Fifth Amendment Funding Date.
“Term” means, the period from the Closing Date and ending on the Term Loan Termination Date.
“Term Loan Commitment” or “Term Loan Commitments” means (a) as to any Lender, the aggregate commitment of such Lender to make Advances, expressed as an amount representing the maximum aggregate principal amount of such Lender’s credit exposure hereunder, as set forth on Schedule I, as the same may be reduced or increased from time to time pursuant to assignments or participations by or to such Lender pursuant to Section 11.04, and (b) as to all Lenders, the aggregate Term Loan Commitments of all Lenders to make Advances in an aggregate principal amount not to exceed the Maximum Loan Amount; provided, that, in no event shall the aggregate Term Loan Commitments exceed $50,000,000.
“Term Loan Draw Period” means the period commencing on the Closing Date and ending on the Fifth Amendment Funding Date.
“Term Loan Termination Date” means the ~~earlier~~earliest to occur of (a) the Maturity Date, (b) the date on which the Term Loan Commitments are terminated and the Advances then outstanding have been declared due and payable in whole pursuant to Article IX and (c) subject to Section 2.07, the date on which the Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) have been paid in full in immediately available funds or such earlier date set forth in Section 12.01.
“Term SOFR Rate” means, as of the applicable date of determination, for an interest period of one (1) month, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body; provided, if such rate is less than the applicable Floor, such rate shall be deemed to be such Floor for this Agreement.
“Third Party Claim” has the meaning assigned to such term in Section 11.03(c).
“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Basic Documents to which it is a party, the making of Advances hereunder, and the use by the Borrower of the proceeds of the Advances in accordance with the terms hereof.
“Transferee” has the meaning assigned to such term in Section 11.04(b).
“UCC” means the Uniform Commercial Code as in effect in the State of New York.
“Uncured Defaulting Lender” means a Lender that is a Defaulting Lender for a period of forty-five (45) consecutive calendar days or more.
“Vintage Pool” means a group of three Monthly Vintage Pools in a common calendar quarter.
“Warrant Agreement” means a Warrant Agreement substantially in the form of Exhibit E-1 or Exhibit-2 attached hereto.
“Warrants” means warrants in respect of the Equity Interests of Borrower, acquired by Administrative Agent or any of its Affiliates from time to time on or after the Closing Date in accordance with the terms of the Warrant Agreement.
“Waterfall Account” means that certain deposit account in the name of the Company maintained at Cash Management Bank with account number ending in 1201 and any replacement accounts thereof, or, following the occurrence and during the continuation of an Event of Default, such other deposit account designated from time to time by Administrative Agent in a written notice to Borrower.
Section 1.02    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section 1.03    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with

GAAP, as in effect from time to time. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 5.11 and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles.
ARTICLE II
THE CREDITS
Section 2.01    Term Loan Commitments. (a) During the Term Loan Draw Period, Lenders made, from time to time, Advances (each a “Draw Period Advance” and, collectively, the “Draw Period Advances”) to Borrower, which Draw Period Advances remain outstanding as of the Fifth Amendment Funding Date in the aggregate principal amount of $15,000,000. Notwithstanding anything else herein to the contrary effective as of the Fifth Amendment Funding Date, (i) no additional Advances (other than, for the avoidance of doubt, the Fifth Amendment Advance, Protective Advances and/or Administrative Agent Advances) shall be made or requested, (ii) the existing Draw Period Advances shall be repaid as provided in Section 2.06, and (iii) once paid pursuant to the preceding clause (ii) above, no portion of such existing Draw Period Advances may be re-borrowed.

(b) Subject to the provisions of this Agreement, including, without limitation satisfaction or waiver in writing by Administrative Agent of all conditions set forth in Article IV hereof, each Lender severally agrees to make an Advance in an amount equal to the undrawn portion of such Lender’s respective Term Loan Commitment to Borrower (i.e. such Lender’s Term Loan Commitment after giving effect to its Draw Period Advances) in an aggregate amount equal to $35,000,000 on the Fifth Amendment Funding Date (collectively, the “Fifth Amendment Advance”). After giving effect to the Fifth Amendment Advance, the aggregate principal amount of Advances outstanding hereunder shall be $50,000,000. Each Lender’s portion of the Fifth Amendment Advance shall be made by deposit into such deposit accounts identified by the Borrower in the related borrowing request; provided, that under no circumstances shall the aggregate outstanding amount of all Advances made as of the Fifth Amendment Funding Date exceed the aggregate Term Loan Commitments. For the avoidance of doubt, after the Fifth Amendment Funding Date, Borrower shall have no ability to request further Advances hereunder. Once repaid, no portion of the Advances may be re-borrowed.

Section 2.02    Advances, Etc.

(a)    Obligations of Lenders. Each Advance shall be made by the Lenders ratably, in accordance with their respective Term Loan Commitments; provided, that, such Advances shall be made ratably by the Lenders in accordance with their respective Term Loan Commitments for such month, unless any Lender shall be a Defaulting Lender with respect to the applicable Advance, in which case the Non-Defaulting Lenders shall fund Advances solely to the extent expressly required by Section 2.04(b). The failure of any Lender to make any Advance required to be made by it shall not relieve any other Lender of its obligations hereunder.
(b)    Type of Advances. Advances shall be denominated in Dollars.
(c)    Protective Advances. The Borrower hereby authorizes the Administrative Agent, either directly, or through one or more of its Affiliates, from time to time in Administrative Agent’s Permitted Discretion to make additional Advances (each a “Protective Advance”) to the Borrower, or any other Person for the benefit of the Borrower, in respect of all or any Advances that such Administrative Agent deems necessary or desirable, in each case, in Administrative Agent’s Permitted Discretion (i) to pay any amount chargeable to the Borrower pursuant to the terms of this Agreement that is not paid by the Borrower on the date such payment is due in accordance with this Agreement, and (ii) following the occurrence and during the continuation of a Default, (x) to preserve or protect the Collateral, or any portion thereof or (y) to enhance the likelihood of repayment of the obligations of the Borrower under this Agreement. Any Protective Advances, together with interest thereon, as provided herein, shall be repaid and allocated to the Administrative Agent.
(d)    Original Issue Discount. (i) The funded amount of each Draw Period Advance shall be reduced, prior to disbursement, by an original issue discount in the amount of [***], which original issue discount shall be retained by the Administrative Agent, for the ratable benefit of the Lenders (the “Original Issue Discount”), and shall be deemed to be fully earned and nonrefundable on the date of each Draw Period Advance, provided, that notwithstanding such deduction of Original Issue Discount from the funded amount of each Draw Period Advance, Borrower shall be obligated to pay the full amount of such Advance, together with interest accruing on the full amount of each Draw Period Advance, in each case, without giving effect to such deduction of Original Issue Discount, on the dates and times provided for payments of principal and interest hereunder.
(ii) The funded amount of the Fifth Amendment Advance shall be reduced, prior to disbursement, by an original issue discount in the amount of $1,450,000.00, which original issue discount shall be retained by the Administrative Agent, for the ratable benefit of the Lenders (the “Fifth Amendment Original Issue Discount”), and shall be deemed to be fully earned and nonrefundable on the date of such Advance, provided, that notwithstanding such deduction of Fifth Amendment Original Issue Discount from the funded amount of such Advance, Borrower shall be obligated to pay the full amount of such Advance, together with interest accruing on the full amount of such Advance, in each case, without giving effect to such deduction of Original Issue Discount, on the dates and times provided for payments of principal and interest hereunder.
(e)    Advances. Notwithstanding anything herein to the contrary, all Advances hereunder and all other amounts or Obligations from time to time owing to the Lenders or the

Administrative Agent hereunder or under the other Basic Documents shall constitute one general obligation of the Borrower and are secured by the Administrative Agent’s Lien on all Collateral as set forth more specifically in the Security Agreement.
Section 2.03    Requests for Advances.
(a)    Notice by the Borrower. To request an Advance, the Borrower shall notify the Administrative Agent of such request in writing via an Advance Request in the form of Exhibit D attached hereto not later than 1:00 p.m., New York time, at least two (2) Business Days before the date of the proposed Advance. Each such Advance Request shall be irrevocable.
(b)    Content of Advance Requests. Each Advance Request shall comply with Section 2.02 and specify the following information:
(i)    the amount of the requested Advance;
(ii)    the date of such Advance, which shall be a Business Day;
(iii)    a certification that the use of proceeds of such Advance complies with Section 5.09 of this Agreement; and
(iv)    a reaffirmation of the representations and warranties contained herein.
(c)    Notice by Administrative Agent to Lenders. Upon receipt of an Advance Request by Administrative Agent, Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Pro Rata Share of such Advance; provided, that if Administrative Agent notifies the Borrower in writing of any inaccuracies or misrepresentations in such Advance Request or the related Borrowing Base Certificate, Administrative Agent shall only advise each Lender of the details of such Advance Request after the receipt of an updated Advance Request or Borrowing Base Certificate correcting any such inaccuracy or misrepresentation.
Section 2.04    Funding of Advances.
(a)    Funding Borrower. So long as the conditions set forth in Sections 4.02 and 4.03, as applicable, are satisfied or waived by Administrative Agent, each Lender shall make its respective Pro Rata Share of such Advance to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Operating Account by close of business, on the day such Advance is requested pursuant to the Advance Request, whereupon, such funds may be withdrawn from time to time by the Borrower from the Operating Account to be used by the Borrower in accordance with Section 5.09.
(b)    Funding of Defaulting Lenders. If any Lender shall become a Defaulting Lender, the other Lenders (each, a “Non-Defaulting Lender”) shall fund such Defaulting Lender’s Pro Rata Share of such Advance, in accordance with each Non-Defaulting Lender’s Pro Rata Share, in each case, in accordance with Section 2.04(a), to the extent such funding would not cause such Non-Defaulting Lender to exceed its Term Loan Commitment. In such event, and provided funds shall have been advanced in accordance with Section 2.04(a), such Defaulting Lender agrees immediately to pay to each Non-Defaulting Lender the amount so funded by such Non-Defaulting Lender, with interest thereon, for each day from and including the date such amount was funded by such Non-Defaulting Lender to, but excluding, the date of payment to each such Non-Defaulting Lender, at the rate per annum equal to the Federal Funds Effective Rate plus two percent (2%). If, at a later date, such Defaulting Lender pays the amount of its failed Pro Rata Share of the applicable Advance to the Non-Defaulting Lenders, together with interest as provided above, then such amount attributable to the principal of the applicable Advance shall constitute such Defaulting Lender’s funding of its Pro Rata Share of the applicable Advance. Each Lender’s funded portion of any Advance is intended to be equal at all times to such Lender’s Pro Rata Share of such Advance and the foregoing shall not relieve any Lender of its obligations hereunder. The failure of any Lender to fund its Pro Rata Share of any Advance shall not relieve any other Lender of its obligation to fund its Pro Rata Share of such Advance. Conversely, no Lender shall be responsible for the failure of another Lender to fund such other Lender’s Pro Rata Share of an Advance except in the circumstances expressly set forth in this Section 2.04(b).
(c)    Uncured Defaulting Lender Commitment Assignment. A Non-Defaulting Lender who is not then an Affiliate of an Uncured Defaulting Lender shall have the right, but not the obligation, to acquire and assume its Pro Rata Share of an Uncured Defaulting Lender’s then remaining Term Loan Commitment. Immediately upon receiving written notice from such Non-Defaulting Lender that it desires to acquire its Pro Rata Share of such Uncured Defaulting Lender’s then remaining Term Loan Commitment, the Uncured Defaulting Lender shall assign, in accordance with this Agreement, all or part, as the case may be, of its Term Loan Commitment and other rights and obligations under this Agreement and all other Basic Documents to such Non-Defaulting Lender (the “Replacement Lender”).
If no Non-Defaulting Lender elects to acquire and assume its Pro Rata Share of such Uncured Defaulting Lender’s then remaining Term Loan Commitment as set forth in the immediately preceding paragraph within thirty (30) calendar days of such Defaulting Lender becoming an Uncured Defaulting Lender, then the Borrower may, by notice (a “Replacement Notice”) in writing to the Administrative Agent and the Uncured Defaulting Lender, (i) request such Uncured Defaulting Lender to cooperate with the Borrower in obtaining a Replacement Lender for such Uncured Defaulting Lender; or (ii) propose a Replacement Lender. If a Replacement Lender shall be accepted by the Administrative Agent who, at the time of determination, is neither an Uncured Defaulting Lender nor an Affiliate of an Uncured Defaulting Lender, then such Uncured Defaulting Lender shall assign its then remaining Term Loan Commitment and other rights and obligations related to unfunded Term Loan Commitments under this Agreement and all other Basic Documents to such Replacement Lender.
In either case, following the consummation of the assignment and assumption of the Uncured Defaulting Lender’s remaining Term Loan Commitment pursuant to one of the two immediately preceding paragraphs in this Section 2.04(c), any remaining Term Loan Commitment of such Uncured Defaulting Lender shall not terminate, but shall “be reduced proportionately to reflect any such assignments and assumptions, and such Uncured Defaulting

Lender shall continue to be a “Lender” hereunder with its Term Loan Commitment and Pro Rata Share eliminated to reflect such assignments and assumptions. Upon the effective date of such assignment(s) and assumption(s) such Replacement Lender shall, if not already a Lender, become a “Lender” for all purposes under this Agreement and the other Basic Documents. The assignment and assumption contemplated by this paragraph shall modify the ownership of obligations related to unfunded Term Loan Commitments only and shall not modify the Uncured Defaulting Lender’s rights and obligations, including, without limitation, all indemnity obligations hereunder, with respect to Advances previously funded.
(d)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Governmental Rules:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
(ii)    Defaulting Lender Waterfall. Any Collections, fees, interest, or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, (so long as no Default or Event of Default then exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its Pro Rata Share thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent, to be held in the Waterfall Account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default then exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender to the extent such Defaulting Lender is entitled to such amounts pursuant to clause (d)(iii) below or as otherwise directed by a court of competent jurisdiction.

(iii)    Certain Fees. Each Defaulting Lender shall be entitled to receive its Pro Rata Share of fees, Prepayment Additional Interest and other applicable amounts hereunder only with respect to (A) Advances, with respect to which, such Lender is a not a Defaulting Lender and (B) any period during which such Lender is not a Defaulting Lender, and only to the extent accruing hereunder during such period.
(e)    Defaulting Lender Cure. If the Administrative Agent agrees in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto; provided, that no adjustments will be made retroactively with respect to fees, Prepayment Additional Interest, or original interest discount accrued, or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Section 2.05    Termination of the Term Loan Commitments.
(a)    Scheduled Termination. The Term Loan Commitments shall terminate on the Term Loan Termination Date.
(b)    No Voluntary Termination by the Borrower. The Borrower may not terminate this Agreement or reduce or terminate any portion of the Term Loan Commitments prior to the Term Loan Termination Date without the prior written consent of the Administrative Agent and each Lender whose Term Loan Commitment would be reduced or terminated except as provided in Section 2.07.
Section 2.06    Repayment of Advances; Evidence of Debt.
(a)    Repayment. If not previously paid in accordance with the terms of this Agreement, the Borrower hereby unconditionally promises to pay the outstanding principal amount of all Advances (and any applicable amounts consolidated into and comprising such Advances), together with interest as provided herein, to the Administrative Agent, for the accounts of the Lenders, on the Term Loan Termination Date. Any and all other amounts or Obligations owing hereunder, if not otherwise specified herein, shall be due and payable in full in cash on the Term Loan Termination Date.
(b)    Reserved.
(c)    Releases. Upon payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been asserted) by the Borrower and the termination of all Term Loan Commitments pursuant to the terms of this Agreement, all Liens granted to the Administrative Agent and the Lenders pursuant to the Basic Documents or the Receivables Documents to secure the Obligations shall be automatically terminated and released, and Administrative Agent and the Lenders shall, at the sole expense of the Borrower, authorize the filing of any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and if applicable in recordable form) as are reasonably required and requested to evidence release, as of record, of the Liens and all notices of security interests and liens previously filed with respect to the applicable Obligations hereunder.
(d)    Maintenance of Records by Administrative Agent. Administrative Agent shall maintain records, in which it shall record: (i) the amount of each Advance made hereunder, (ii) the amount of principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by Administrative Agent hereunder for accounts of the Lenders and each Lender’s Pro Rata Share thereof.
(e)    Effect of Entries. The entries made in the records maintained pursuant to Section 2.06(d) shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided, that, the failure of Administrative Agent to maintain such records, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Advances and other Obligations in accordance with the terms of this Agreement.
(f)    Promissory Notes. All Advances made pursuant to this Agreement, together with interest thereon at the rates specified herein, shall, if requested by a Lender, be further evidenced by those certain promissory notes, in an aggregate maximum principal amount equal to the amount of the Term Loan Commitment, as then in effect, each made by the Borrower payable to the order of the applicable Lender, in the maximum amount of such Lender’s Term Loan Commitment, and delivered by Borrower to such Lender (each, a “Promissory Note” and collectively, the “Promissory Notes”).
Section 2.07    Prepayment of Advances.
(a)    Optional Prepayments.
(i)    Subject to Section 2.08, Borrower may voluntarily prepay, in whole ~~only~~or in part, the principal balance of the outstanding Advances plus accrued and unpaid interest at any time after (but not before) the eighteen-month anniversary of the Fifth Amendment Funding Date (such period running from the Fifth Amendment Funding Date until the eighteen-month anniversary thereof, the “Non-Call Period”), so long as Borrower shall have identified such prepayment date (the “Prepayment Date”), given Administrative Agent prior written notice in advance of such proposed Prepayment Date in compliance with Section 2.07(d) below (or such other notice as the Administrative Agent may agree to in its sole discretion), and paid the Prepayment Additional Interest on or before such Prepayment Date; provided any prepayment in part shall be in minimum amounts of $10,000,000 and increments of $10,000,000 thereof (or such other amount as the Administrative Agent may agree to in its sole discretion). Notwithstanding the foregoing, Borrower may voluntarily prepay, in whole, the principal balances of the Advances during the Non-Call Period in connection with a Qualified Change of Control so long as the Lockout Period COC Additional Interest Amount has been paid.

(ii)    In the event of any resignation of the Administrative Agent pursuant to Article X(g) or any assignment by any Lender pursuant to Section 11.04(b), so long as such successor Administrative Agent or assignee Lender is not an Affiliate of the resigning Administrative Agent or assigning Lender (other than a Defaulting Lender or an Affiliate thereof), and so long as no Event of Default is then continuing, Borrower shall have the right, whether during the Non-Call Period or otherwise, to voluntarily (A) prepay, without any premium or penalty, the principal balance of the outstanding Advances in an amount equal to (x) in the event of any resignation of the Administrative Agent pursuant to Article X(g), the entire outstanding principal balance of the Advances hereunder or (y) in the event of an assignment pursuant to Section 11.04(b), the amount being assigned plus, in each case, accrued and unpaid interest, and (B) repurchase the Warrants or, in the event that the Warrant has been exercised in whole or in part, the Shares (as defined in the Warrant Agreement) issued upon the exercise thereof, in the same proportion as the principal amount so prepaid bears to the Maximum Loan Amount for a repurchase price equal to the Fair Market Value (as defined in the Warrant Agreement) of the Shares underlying such repurchased Warrants or the Fair Market Value of the Shares, as applicable.
(b)    Mandatory Prepayments. In no event shall the sum of the aggregate outstanding principal balance of the Advances exceed the Borrowing Base. If at any time and for any reason, the outstanding unpaid principal balance of the Advances exceeds the Borrowing Base (including due to any Eligible Receivables thereafter failing to meet the eligibility criteria and becoming ineligible Receivables), then Borrower shall without the necessity of any notice or demand, whether or not a Default or Event of Default has occurred or is continuing, deposit an amount equal to the difference between the then aggregate outstanding principal balance of the Advances and the Borrowing Base (a “Required Deficiency Deposit”) into the Facility Reserve Account in an amount equal to such excess, together with any accrued but unpaid interest thereon. Any such amounts deposited into the Facility Reserve Account by Borrower may be returned to Borrower by Administrative Agent upon Borrower’s request so long as (i) the pro forma Borrowing Base after giving effect to such return would not result in a Required Deficiency Deposit, as evidenced by delivery to Administrative Agent of an updated Borrowing Base Certificate and (ii) (x) no monetary or material non-monetary Default in relation to the Events of Default specified in Article IX(a), (b), (d), (g), (h), (i), (q) or (s) and (y) no Event of Default are in effect at the time of such request.
(c)    Reserved.
(d)    Notices, Etc. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or email) of any prepayment hereunder, not later than 11:00 a.m., New York time, at least five (5) Business Days before the Prepayment Date. Each such notice shall be irrevocable and shall specify the Prepayment Date and the principal amount of the Advances to be prepaid on such date and, on such date, such amounts shall become due. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.
Section 2.08    Prepayment Additional Interest; Certain Fees.
(a)    Prepayment Additional Interest. Any prepayment of the Advances, shall be accompanied by the applicable Prepayment Additional Interest. The Borrower acknowledges and agrees that the Prepayment Additional Interest is a reasonable projection of the Lenders’ actual damages in the event of the early payment of the Advances and is not a penalty. For the avoidance of doubt, Prepayment Additional Interest shall be paid upon any automatic or other acceleration of the Term Loan Termination Date, including, without limitation, any automatic or contractual acceleration upon the commencement of a case or proceeding under the Bankruptcy Code by, or with respect to, Borrower, or resulting from any other Bankruptcy Event, and, for the avoidance of doubt in connection with any Prepayment Date occurring after the Non-Call Period.
(b)    Administrative Agency Fee. The Borrower agrees to pay the Administrative Agent, for its own account, a non-refundable, fully-earned administrative agency fee in the amount of $[***], per fiscal quarter, payable on the Closing Date and quarterly, in advance, thereafter on each Payment Date of the first calendar month of a fiscal quarter, while any Obligations are outstanding.
(c)    Payment of Additional Interest and Fees. All Prepayment Additional Interest and fees payable hereunder shall be cumulative and shall be owed independent of the other amounts owing pursuant to this Agreement and paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent, for the ratable benefit of the Lenders and Administrative Agent entitled thereto. Prepayment Additional Interest and fees paid, once incurred, shall not be refundable, reversible or subject to set-off or counterclaim under any circumstances.
Section 2.09    Interest.
(a)    Advances. The outstanding principal amount of all Advances shall bear interest at a rate per annum equal to the Interest Rate from the date the same are funded to the Borrower (which, for the avoidance of doubt, shall be the date any such amount is funded to the Borrower pursuant to an Advance).
(b)    Default Interest. Notwithstanding the foregoing, upon the occurrence and during the continuation of an Event of Default, (i) the outstanding principal amount of all Advances and (ii) any accrued, but unpaid, interest and fees and any other Obligations that are not timely paid (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws, whether or not a claim for post-filing or post-petition interest or other amounts is allowed in such proceeding) shall bear interest, after as well as before judgment, at a rate per annum equal to the Interest Rate plus three percent (3.00%) from the date of the occurrence of the Event of Default until the date no Event of Default is continuing.

(c)    Payment of Interest. Accrued interest on the outstanding Obligations relating to each Advance shall be payable in arrears on (i) each Payment Date, with respect to all interest that has accrued and is unpaid as of the end of the calendar month immediately preceding such Payment Date, and (ii) on the Term Loan Termination Date, with respect to all accrued and unpaid interest. For the avoidance of doubt, on the first Payment Date following the Second Amendment Effective Date, the interest accrual period shall consist of the period from the prior Payment Date until the end of the calendar month immediately preceding such Payment Date.
(d)    [Reserved].
(e)    Computation. All interest and, pursuant to Section 2.08(c), fees hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed.
Section 2.10    [Reserved].
Section 2.11    Taxes.
(a)    Any and all payments by or on account of any obligations of Borrower to a Recipient under any Basic Document shall be made free and clear of, and without deduction or withholding for, Taxes, imposed by any Governmental Authority, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law.
(b)    In addition, Borrower shall pay to the relevant Governmental Authority any Other Taxes, or at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.
(c)    Borrower shall indemnify and hold harmless each Lender and Administrative Agent for the full amount of any and all Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 2.11) paid or payable by such Lender or Administrative Agent and any reasonable expense (other than any penalties, interest, additions, and expenses that accrue both after the 180th day after the receipt by Administrative Agent or such Lender of written notice of the assertion of such Indemnified Taxes and before the date that Administrative Agent or such Lender provides Borrower with a certificate relating thereto pursuant to Section 2.11(n)) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted by the relevant Governmental Authority. Payments under this indemnification shall be made within 10 days from the date any Lender or Administrative Agent makes written demand therefor.
(d)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such

Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Basic Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Basic Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)    If Borrower shall be required by Applicable Law to deduct or withhold any Indemnified Taxes from or in respect of any sum payable hereunder to any Lender or Administrative Agent, then the sum payable shall be increased to the extent necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.11(e)), such Lender or Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. As soon as practicable after any payment by Borrower to any Governmental Authority pursuant to this Section 2.11, Borrower shall furnish to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income or is otherwise a “foreign person” within the meaning of Treasury Regulation Section 1.1441-1(c) (a “Non-U.S. Lender”) shall deliver to Borrower and Administrative Agent two (2) executed copies of each applicable U.S. Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8IMY and/or Form W-8ECI, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from United States federal withholding tax on all payments by Borrower under this Agreement and the other Basic Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement, and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the expiration, obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. In addition to properly completing and duly executing Forms W-8BEN, W-8BEN-E or W-8IMY (or any subsequent versions thereof or successor thereto), if such Non-U.S. Lender is claiming an exemption from withholding of United States Federal income tax under Section 871(h) or 881(c) of the Code, such Lender hereby represents and warrants that (A) it is not a “bank” within the meaning of Section 881(c) of the Code, (B) it is not subject to regulatory or other legal requirements as a bank in any jurisdiction, (C) it has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental securities law or other legal requirements, (D) it is not a “10 percent shareholder” within the meaning of Section 871(h)(3)(B) of the Code of Borrower, (E) it is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code and (F) none of the interest arising from this Agreement constitutes contingent interest within the meaning of Section 871(h)(4) or Section 881(c)(4) of the Code and such Non-U.S. Lender agrees that it shall provide Administrative Agent, and Administrative Agent shall provide to Borrower with prompt notice at any time after becoming a Lender hereunder that it can no longer make the foregoing representations and warranties. Each Lender who makes an assignment pursuant to Section 11.04 where the assignment and assumption agreement is not delivered to Borrower shall indemnify and agree to hold Administrative Agent, Borrower and the other Lenders harmless from and against any United States federal withholding tax, interest and penalties that would not have been imposed but for (i) the failure of the Affiliate that received such assignment under Section 11.04 to comply with this Section 2.11(f) or (ii) the failure of such Lender to withhold and pay such tax at the proper rate in the event such Affiliate does not comply with this Section 2.11(f) (or complies with Section 2.11(f) but delivers forms indicating it is entitled to a reduced rate of such tax).
(g)    Borrower will not be required to pay any additional amounts in respect of United States federal income tax pursuant to this Section 2.11 to any Lender or Administrative Agent or to indemnify any Lender or Administrative Agent pursuant to Section 2.11(c) to the extent that (i) the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with its obligations under this Section 2.11 for any reason; (ii) with respect to a Lender, the obligation to withhold amounts with respect to United Stated federal income tax existed on the date such Lender became a party to this Agreement or, with respect to payments to a lending office newly designated by a Lender (a “New Lending Office”), the date such Lender designated such New Lending Office with respect to the applicable Advance or Term Loan Commitment; provided, however, that this clause (ii) shall not apply to the extent the additional amounts any Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (ii)) do not exceed the additional amounts that the Person making the transfer, or Lender (or Transferor) making the designation of such New Lending Office, would have been entitled to receive in the absence of such transfer or designation; (iii) the Internal Revenue Service has determined (which determination shall be final and non-appealable) that such Lender or Administrative Agent is treated as a “conduit entity” within the meaning of Treasury Regulation Section 1.881-3 or any successor provision; provided, however, nothing contained in this clause (iii) shall preclude the payment of additional amounts or indemnity payments by Borrower to the person for whom the “conduit entity” is acting; or (iv) such Lender is claiming an exemption from withholding of United States Federal income tax under Sections 871(h) or 881(c) of the Code but is unable at any time to make the representations and warranties set forth in clauses (A) – (F) of Section 2.11(f).
(h)    Any Lender that is a United States Person within the meaning of Section 7701(a)(30) of the Code (a “U.S. Lender”) shall deliver to Borrower and Administrative Agent (i) a properly prepared and duly executed U.S. Internal Revenue Service Form W-9, or any subsequent versions thereof or successors thereto, certifying that such Lender is entitled to receive any and all payments under this Agreement and each other Basic Document free and clear from withholding of United States federal income taxes and (ii) such other reasonable documentation as will enable Borrower and/or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
(i)    Each Lender agrees to provide Borrower and the Administrative Agent, upon the reasonable request of Borrower, such other forms or documents as may be reasonably required under Applicable Law in order to establish an exemption from or eligibility for a reduction in the rate or imposition of Taxes, provided that a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.11(i) (other than such documentation set forth in Section 2.11(f), (h) and (i)) if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(j)    If a payment made to a Lender under any Basic Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (j), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(k)    If Borrower is required to pay additional amounts to or for the account of any Lender or Administrative Agent pursuant to this Section 2.11, then such Lender or Administrative Agent shall use its reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested by Borrower or to designate a lending office from a different jurisdiction (if such a lending office exists), if requested by the Borrower, so as to eliminate or reduce any such additional payments by Borrower which may accrue in the future if such filing or changes in the reasonable judgment of such Lender or Administrative Agent, would not require such Lender to disclose information such Lender reasonably deems confidential and is not otherwise materially disadvantageous to such Lender or Administrative Agent.
(l)    If Administrative Agent or a Lender, in its reasonable judgment, receives a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.11, it shall promptly pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, and additional amounts paid, by Borrower under this Section 2.11 with respect to the Taxes giving rise to such refund) and any interest paid by the relevant Governmental Authority with respect to such refund, provided, that Borrower, upon the request of Administrative Agent or such Lender, shall repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay the applicable refund to such Governmental Authority.
(m)    Notwithstanding anything herein to the contrary, if Administrative Agent is required by law to deduct or withhold any Excluded Taxes or Other Taxes or any other Taxes from or in respect of any sum payable to any Lender by Borrower or Administrative Agent, the Administrative Agent shall not be required to make any gross-up payment to or in respect of such Lender, except to the extent that a corresponding gross-up payment is actually received by Administrative Agent from Borrower.
(n)    Any Lender claiming reimbursement or compensation pursuant to this Section 2.11 shall deliver to Borrower (with a copy to Administrative Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on Borrower in the absence of manifest error.
(o)    Each Lender and Transferee agrees that if any form or certification it previously delivered pursuant to this Section 2.11 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(p)    Each Person that shall become a Participant pursuant to Section 11.04 shall, on or before the date of the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to Sections 2.11(f), (h) and (i), and shall make the representations and warranties set forth in clauses (A) – (F) of Section 2.11(f), provided that the obligations of such Participant pursuant to Sections 2.11(f), (h) and (i) shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.
(q)    Defined Terms. For purposes of this Section, the term “Applicable Law” includes FATCA.
(r)    Each party’s obligations in this Section 2.11 shall survive the resignation or replacement of the Administrative Agent or the payment of all other Obligations.
Section 2.12    Payments Generally; Application of Payments; Sharing of Set-offs.
(a)    Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether under Section 2.11, or otherwise) or under any other Basic Document (except to the extent otherwise provided therein) prior to 2:00 p.m., New York time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent or as expressly provided in the relevant Basic Document and payments pursuant to Section 2.11 and Section 11.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All amounts owing under this Agreement or under any other Basic Document (except to the extent otherwise provided therein) are payable in Dollars.
(b)    Application of Payments. All payments (other than pursuant to Section 2.07(a) and interest payments under Section 2.09(c)) hereunder shall be applied to the Obligations in such order as Administrative Agent may determine in its Permitted Discretion.
(c)    Pro Rata Treatment. Except to the extent otherwise provided herein: (i) all payments hereunder, including without limitation, the Prepayment Additional Interest and fees required pursuant to Section 2.08 (other than the Administrative Agency Fee under Section 2.08(b)) shall be made for the ratable account of the Lenders based on their respective Pro Rata Share of the Advances giving rise thereto, (ii) each termination or reduction of the amount of the Term Loan Commitments shall be applied to the respective Term Loan Commitments of the Lenders, pro rata, according to the amounts of their respective Term Loan Commitments, (iii) each Advance shall be allocated pro rata among the Lenders according to the amounts of their respective Term Loan Commitments at the time of such Advance, and (iv) each payment or prepayment of principal (and any associated Prepayment Additional Interest pursuant to Section 2.08(a)), or payment of interest shall be made for account of the Lenders pro rata in accordance with each such Lender’s Pro Rata Share of the unpaid principal amount of the Advances.
(d)    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on or fees with respect to any of the Advances resulting in such Lender receiving payment of a greater proportion of its Pro Rata Share of Advances and accrued interest thereon then due to such Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Advances funded by other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders; provided, that, (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.12(d) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this Section 2.12(d) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Governmental Rules, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Section 3.01    Representations and Warranties of the Credit Parties. Except as set forth in the Disclosure Schedule attached hereto as Schedule 3.01, each Credit Party hereby makes the following representations and warranties to the Administrative Agent and each Lender, as of the Fifth Amendment Funding Date, and the Lenders shall be deemed to have relied on such representations and warranties in making the Fifth Amendment Advance on the Fifth Amendment Funding Date:
(a)    Organization and Qualification. It has been duly organized and is validly existing and in good standing under its jurisdiction of organization, with requisite power and authority to own its properties and to transact the business in which it is now engaged, including to enter into and perform its obligations under each Basic Document and each Receivables Document to which it is a party, and, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, is duly qualified to do business and is in good standing (or is exempt from such requirements) in each State of the United States where the nature of its business requires it to be so qualified.
(b)    No Conflict. The execution, delivery and performance by it of its obligations under each Basic Document and each Receivables Document to which it is a party and the consummation of the transactions therein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than any Lien created by the Basic Documents) upon any of the property or assets of the Borrower pursuant to the terms of, any of its organizational documents or any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it or of its Subsidiaries is bound or to which any of its property or assets is subject, nor will such action result in any violation of the provisions of any Governmental Rule applicable to it or any of its properties, in each case, where such conflict, breach, default, Lien or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(c)    Authorization and Enforceability. Each of the Basic Documents and Receivables Documents to which the Borrower is a party has been duly authorized, executed and delivered by the Borrower and (assuming due authorization, execution and delivery by each other party thereto) is a valid and legally binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).
(d)    No Violation. It is not in violation of its organizational documents or in default under any agreement, indenture or instrument, which violation or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(e)    Compliance with Law. It (i) is in compliance with all Applicable Laws, and (ii) is not in violation of any order of any Governmental Authority or other board or tribunal, except, in the case of both (i) and (ii), where noncompliance or violation could not reasonably be expected to be, have or result in a Material Adverse Effect. Except as could not reasonably be expected to be, have or result in a Material Adverse Effect, neither Borrower nor any of its respective ERISA Affiliates has established or maintains or contributes (or has an obligation to contribute) to, or otherwise has any liability with respect to, any “employee benefit plan” that is covered by Title IV of ERISA or Section 412 of the Code. There are no ESG Issues pending, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.
(f)    Governmental Action. No Governmental Action is required for (i) the execution, delivery and performance by any Credit Party, or compliance by such Credit Party with, any of the Basic Documents to which it is a party or (ii) the consummation of the transactions required of the Borrower by any Basic Document to which it is a party except such as shall have been obtained before the date hereof, other than the filing or recording of financing statements, instruments of assignment and other similar documents necessary in connection with the perfection of the security interest created under the Basic Documents.
(g)    Licenses. It possesses the licenses, certificates, authorities or permits issued by its respective state, federal or foreign regulatory agencies or bodies necessary to conduct the business now operated by it except where the failure to obtain or maintain the same could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and has not received any written notice of proceedings relating to the revocation or modification of any such license, certificate, authority or permit, which revocation or modification, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
(h)    Litigation. As of the Fifth Amendment Funding Date, there are no actions or proceedings against, or investigations of, any Credit Party currently pending with regard to which any such Credit Party has received service of process and no action or proceeding against, or investigation of, ~~the~~ any such Credit Party is, to the knowledge of such Credit Party, threatened (in writing) or otherwise pending before any Governmental Authority, which, in each case, if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(i)    Labor. No Credit Party has been involved in any labor dispute, strike, walkout or union organization which could reasonably be expected to be, have or result in a Material Adverse Effect.
(j)    Investment Company Act. No Credit Party is required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
(k)    No Insolvency Proceeding. No order for relief under the Bankruptcy Code (or any similar insolvency proceeding) has been entered with respect to any Credit Party.

(l)    Title. It has good and valid title to, and it is the sole owner of, the Collateral and the Administrative Agent has a perfected Lien in the Collateral (or, with respect to any Collateral consisting of Equity Interests in Approved Subsidiary SPV Borrowers, second-priority Lien in such Collateral), free and clear of any other Lien other than any Permitted Lien.
(m)    Intellectual Property. No Credit Party owns, licenses, utilizes, or is a party to, any patents, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, registered copyrights, domain name registrations, copyright applications, trade secrets, trade names, software (other than mass marketed, commercially available software) or licenses of intellectual property or other registrations or applications for registration of intellectual property. No Credit Party is in breach of or default under the provisions of any license agreement, domain name registration or other agreement related to intellectual property, which breach or default would reasonably be expected to be, have or result in a Material Adverse Effect.
(n)    Disclosure. None of the Basic Documents to which any Credit Party is a party, nor any certificate, statement, report or other document prepared by any Credit Party and furnished or to be furnished by it pursuant to any of the Basic Documents to which it is a party or in connection with the transactions contemplated thereby, contains any untrue statement of material fact or omits to state a material fact necessary to make the material statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading; provided that the Administrative Agent and the Lenders acknowledge that as to any projections furnished to the Administrative Agent and the Lenders, each Credit Party only represents that the same were prepared on the basis of information and estimates such Credit Party believed to be reasonable at the time.
(o)    Affiliated Agreements. No Credit Party is a party to any contracts or agreements with any of its Affiliates on terms and conditions which are less favorable to such Credit Party than would be usual and customary in similar contracts or agreements between Persons that are not Affiliates, except as disclosed to Administrative Agent in writing and as expressly permitted in Section 6.01(n).
(p)    Brokers. No broker’s or finder’s fee, commission or compensation will be payable in connection with the transactions contemplated by this Agreement or any of the other Basic Documents.
(q)    Chief Executive Offices. The principal place of business and chief executive offices of Borrower is located at 130 East Randolph Street, Suite 3300, Chicago, Illinois 60601, or such other address as shall be designated by the Borrower in a written notice to the Administrative Agent.
(r)    Tax Returns; Taxes. Each Credit Party has timely filed or caused to be timely filed all federal and material state, local and, if applicable, foreign tax returns which are required to be filed by such Credit Party, and has paid or caused to be paid all taxes due and owing by it, other than any taxes or assessments, (i) the validity of which are being contested in good faith by appropriate proceedings timely instituted and diligently pursued and with respect to which such

Credit Party has set aside adequate reserves on its books in accordance with GAAP or (ii) the failure of which to pay could not reasonably be expected to result in a Material Adverse Effect.
(s)    Insurance. As of the Fifth Amendment ~~Effective~~Funding Date, Borrower has in full force and effect such insurance policies as are listed on Schedule 3.01.
(t)    Financial Statements. All financial statements and financial information relating to Credit Parties that have been or may hereafter be delivered to Administrative Agent by any such Credit Party (a) are consistent in all material respects with the books of account and records of the Credit Parties, (b) have been prepared in accordance with GAAP, on a consistent basis throughout the indicated periods, except that the unaudited financial statements contain no footnotes or year-end adjustments, and (c) present fairly in all material respects the consolidated financial condition, assets and liabilities and results of operations of Borrower and its Subsidiaries on a consolidated basis at the dates and for the relevant periods indicated in accordance with GAAP on a basis consistently applied. No Credit Party has any material obligations or liabilities of any kind required to be disclosed therein that are not disclosed in such financial statements, and since the date of the most recent financial statements submitted to Administrative Agent pursuant to this Agreement, there has not occurred any Material Adverse Effect or, to Borrower’s knowledge, any other event or condition that could reasonably be expected to be, have or result in a Material Adverse Effect.
(u)    Anti-Terrorism; OFAC.
(i)    No Credit Party is and no Person controlling or controlled by any Credit Party, nor any Person having a beneficial interest in any Credit Party, nor any Person for whom any Credit Party is acting as agent or nominee in connection with this transaction (“Transaction Persons”) (1) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (2) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order, or (3) is a Person on the list of Specially Designated Nationals and Blocked Persons ~~or~~. No Credit Party is in violation of the limitations or prohibitions under any other OFAC regulation or executive order.
(ii)    Borrower shall not use, and shall ensure that its Subsidiaries and Affiliates, and their respective Related Parties do not use, any part of the proceeds of the Advances, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(iii)    Borrower acknowledges by executing this Agreement that Lender has notified Borrower, that, pursuant to the requirements of the Patriot Act, Administrative Agent is required to obtain, verify and record such information as may be necessary to identify Borrower (including, without limitation, the name and address of Borrower) in accordance with the Patriot Act.
(v)    Use of Proceeds. Borrower shall not use the proceeds of any Advance made hereunder (i) for a purpose that violates or would be inconsistent with Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction in violation of Section 13 or 14 of the Securities Exchange Act of 1934.
Section 3.02    Reserved.
Section 3.03    Financial Condition. Each Credit Party represents and warrants, that on the Fifth Amendment Funding Date:
(a)    it is not subject to a Bankruptcy Event and has no reason to believe that its insolvency is imminent; and
(b)    (i) the value of the Company’s and its Subsidiaries’ assets (on a consolidated basis), will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Company and its Subsidiaries (on a consolidated basis), (ii) ~~it~~the Company and its Subsidiaries (on a consolidated basis) (x) will be able to pay ~~its~~their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities mature, (~~iii~~y) ~~it~~ will not have unreasonably small capital with which to conduct the business in which ~~it is~~they are engaged as such business is now conducted and is proposed to be conducted following the Fifth Amendment Funding Date and, (~~iv~~z) ~~it~~ will not be rendered insolvent by the execution and delivery of any of the Basic Documents to which ~~it is~~they are a party or the assumption of any of its obligations thereunder.
ARTICLE IV
CONDITIONS
Section 4.01    Closing Date. The obligations of the Lenders to make Advances hereunder shall not become effective until the date on which the Administrative Agent shall have received each of the following documents, each of which shall be reasonably satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or such condition shall have been waived in accordance with Section 11.02):
(a)    Documents. A duly executed counterpart of each of the Basic Documents (including, without limitation a Guaranty and a Pledge Agreement for each Subsidiary of Borrower that is not an Excluded Subsidiary), and each and every document or certification required to be delivered by any Credit Party in connection with the execution of any of the Basic Documents, and all Schedules and Exhibits thereto (including, without limitation, a list of Receivables to be attached hereto as Schedule II) and each such document shall be in full force and effect.

(b)    Performance by the Borrower. An Officer’s Certificate from Borrower, dated the Closing Date, certifying (i) that all the terms, covenants, agreements and conditions of this Agreement and each of the other Basic Documents to be complied with and performed by the Borrower on or before the Closing Date, including compliance with the Financial Covenants, have been complied with and performed in all material respects, and (ii) that each of the representations and warranties of the Borrower made in this Agreement and each of the other Basic Documents are true and correct in all material respects as of the Closing Date (except to the extent they expressly relate to an earlier or later time).
(c)    Organization Documents. Copies of the Borrower’s articles of formation and operating agreement (or comparable organizational documents) and any amendments thereto, copies of the certificate of good standing from the officer of the secretary of state of the jurisdiction of organization of the Borrower, and copies of resolutions of the Borrower’s governing body authorizing the transactions contemplated by each of the Basic Documents to which the Borrower is a party, all certified by an Authorized Officer of the Borrower.
(d)    Opinions of Counsel. Counsel to the Borrower shall have delivered to the Administrative Agent customary favorable opinions with respect to corporate authority, enforceability, perfection and other customary matters (as reasonably requested by the Administrative Agent in its discretion) dated as of the Closing Date.
(e)    Diligence. Administrative Agent shall have completed examinations, the results of which shall be satisfactory in form and substance to Administrative Agent, in its sole discretion, of Borrower, including, without limitation, (i) an examination of background checks with respect to the managers, officers and owners of Borrower and (ii) an examination of the Collateral, and Borrower shall have demonstrated to Administrative Agent’s satisfaction, in its sole discretion, that (x) no operations of Borrower are the subject of any governmental investigation, evaluation or any remedial action which would be reasonably expected to result in it being unable to perform its obligations in connection with these transactions, and (y) Borrower has no liabilities or obligations (whether contingent or otherwise), other than the Obligations, that are deemed material by Administrative Agent, in its sole discretion; it being understood and agreed that this condition shall be deemed satisfied upon the execution of this Agreement by the Administrative Agent.
(f)    Collateral Access Agreements. With respect to the chief executive office of the Borrower, use commercially reasonable efforts to obtain an agreement executed in favor of Administrative Agent by each Person who owns or occupies any such premises subordinating any Lien that such Person may ever have with respect to any of the Collateral and authorizing the Administrative Agent from time to time to enter upon the premises and to inspect, remove or sell the Collateral from such premises.
(g)    Insurance. Copies of the Borrower’s liability and property insurance certificates, together with any endorsements required pursuant to Section 5.07(a).

(h)    Approvals and Consents. Copies of all material Governmental Actions of all Governmental Authorities required with respect to the transactions contemplated by the Basic Documents and Receivables Documents and the documents related thereto.
(i)    Deposit Accounts. Borrower shall have opened the Waterfall Account and Facility Reserve Account with Cash Management Bank and Administrative Agent shall have received duly executed Control Agreements with the Cash Management Bank or other applicable banks in form and substance reasonably satisfactory to Administrative Agent granting Administrative Agent springing control over the Operating Account and full dominion over the Waterfall Account and Facility Reserve Account; provided that, to the extent the Control Agreement with respect to the Operating Account cannot be obtained as of the Closing Date, Borrower shall deliver such Control Agreement within thirty (30) days of the Closing Date.
(j)    Lien Searches. All in form and substance satisfactory to Administrative Agent in its sole discretion, Administrative Agent shall have received (i) a report of UCC financing statement, bankruptcy, tax and judgment lien searches performed with respect to Borrower in each jurisdiction determined by Administrative Agent in its sole discretion, and such report shall show no Liens on the Collateral (other than Permitted Liens), (ii) each document (including, without limitation, any UCC financing statement) required by any Basic Document or under law or requested by Administrative Agent to be filed, registered or recorded to create, in favor of Administrative Agent, for the benefit of itself and the other Lenders, a perfected security interest upon the Collateral, and (iii) evidence of each such filing, registration or recordation and of the payment by Borrower of any necessary fee, tax or expense relating thereto.
(k)    Pledged Equity Interests. Receipt by Administrative Agent of (i) any certificates representing the membership or Equity Interests pledged pursuant to any Pledge Agreement (other than any Equity Interests in Approved Subsidiary SPV Borrowers), together with an undated stock power or assignment separate from certificate for each membership interest or shares, as applicable, executed in blank by an authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to Administrative Agent pursuant to any Pledge Agreement endorsed in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
(l)    Programmatic Documents. The Closing Date amendment to the Program Agreement in form and substance reasonably satisfactory to Administrative Agent and each other document required to be executed in connection therewith.
(m)    Intercreditor Agreements. Receipt by Administrative Agent of the Ares Intercreditor.
(n)    Perfection Certificates. A Perfection Certificate with respect to the Borrower and, if applicable, each Guarantor, dated the Closing Date, and duly executed by the Borrower as contemplated by the Security Agreement.
(o)    Compliance With Laws. Administrative Agent shall be reasonably satisfied that Borrower is in compliance in all material respects with all Applicable Laws.

The obligation of each Lender to make its initial extension of credit hereunder is also subject to the payment by the Borrower of such fees as the Borrower shall have agreed to pay to any Lender or the Administrative Agent in connection herewith, including the reasonable fees and expenses of regulatory counsel and one primary outside counsel to the Administrative Agent, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Basic Documents and the extensions of credit hereunder, to the extent invoiced at least two (2) Business Days prior to the Closing Date.
Section 4.02    Each Credit Extension Date. The obligation of each Lender to make its Pro Rata Share of any Advance on any Credit Extension Date, including with respect to any Advance to be made on the Closing Date and with respect to the Fifth Amendment Advance on the Fifth Amendment Funding Date, is additionally subject to the satisfaction of the following conditions:
(a)    each of the representations and warranties of the Credit Parties made in this Agreement and each of the other Basic Documents shall be true and correct in all material respects (except for such representations and warranties already qualified by materiality which shall be true and correct in all respects) on and as of such Credit Extension Date (except to the extent they expressly relate to an earlier time);
(b)    at the time of and immediately after giving effect to such Advance no Default or Event of Default shall have occurred and be continuing;
(c)    the Administrative Agent shall have received (i) an Advance Request in accordance with Section 2.03, which request shall include a Credit Extension Date and show that after giving effect to the requested Advance, it will not exceed the Maximum Loan Amount, (ii) a Borrowing Base Certificate for such Advance with all necessary supporting documentation executed by an Authorized Officer of Borrower, (iii) a Receivables Report from the Backup Servicer with regards to the Receivables to be pledged pursuant to such Advance, and (iv) solely to the extent necessary to correct any inaccuracy or misrepresentation in any Advance Request or Borrowing Base Certificate, such additional information as may be reasonably requested by the Administrative Agent in writing;
(d)    a Bankruptcy Event shall not have occurred with respect to the Borrower;
(e)    such proposed Credit Extension Date shall be during the Term Loan Draw Period and the Term Loan Termination Date shall not have occurred;
(f)    the Borrower shall have taken any action reasonably requested by the Administrative Agent or the Lenders required to maintain the ownership interest of the Borrower in the Collateral and the first-priority, perfected security interest of the Administrative Agent in the Collateral (or, with respect to Collateral consisting of Equity Interests in the Approved Subsidiary SPV Borrowers, second priority interest in such Collateral); and
(g)    the Borrower shall have issued to Administrative Agent, for the benefit of the applicable Lenders, pursuant to the terms of the Warrant Agreement, the Warrants.

Each Advance Request shall be deemed to constitute a representation and warranty by the Borrower on the date thereof and on the date of the funding of the related Advance, as to the matters specified in the foregoing clauses (a) through (g). The Administrative Agent shall determine, in its sole discretion, whether each of the above conditions have been satisfied.
Section 4.03    Fifth Amendment Funding Date. The obligation of each Lender to make its Pro Rata Share of the Fifth Amendment Advance on the Fifth Amendment Funding Date, is additionally subject to the satisfaction of the following condition:
(a)    Borrower shall have paid (or caused to be paid) to Administrative Agent, on behalf of itself and Lenders, the Fifth Amendment Original Issue Discount and all other reasonable and documented fees, costs and expenses due and owing to Administrative Agent, Lenders and any of their Affiliates as of Fifth Amendment Funding Date under this Agreement. All fees, costs, expenses and other amounts payable under this Section 4.03(a) shall be non-refundable and fully earned upon Administrative Agent’s receipt of such fees, costs, expenses or amounts.
ARTICLE V
AFFIRMATIVE COVENANTS
Until the Term Loan Commitments have expired or been terminated and the principal of and interest on the Advances and other Obligations payable hereunder shall have been paid in full in cash, each Credit Party covenants and agrees with the Administrative Agent and the Lenders that:
Section 5.01    Annual Statement as to Compliance. The Company will deliver to the Administrative Agent and each Lender, within one hundred twenty (120) days after the end of each fiscal year of the Company (commencing with the first fiscal year ending after the date hereof), an Officer’s Certificate stating, as to the Authorized Officer signing such Officer’s Certificate, that:
(a)    a review of the activities of the Credit Parties, as applicable, during such year and of its performance under this Agreement and each of the other Basic Documents has been made under such Authorized Officer’s supervision; and
(b)    to the best of such Authorized Officer’s knowledge, based on such review, the Credit Parties, have complied in all material respects with all conditions and covenants applicable to such Persons under this Agreement and the other Basic Documents throughout such year and that no Default has occurred and is continuing, or, if there has been a Default, specifying each such Default known to such Authorized Officer and the nature and status thereof.
Section 5.02    Notices of Certain Events; Information. The Credit Parties will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a)    Defaults. As soon as possible and in any event within two (2) Business Days after any Authorized Officer of any Credit Party obtains, or reasonably should have obtained,

knowledge of the occurrence of a Default or an Event of Default hereunder, or any event that has resulted in or is reasonably likely to result in a Material Adverse Effect, or any default or event of default by any Credit Party or Approved Subsidiary SPV Borrower under any Approved SPV Facility.
(b)    Litigation. Promptly upon any Authorized Officer of any Credit Party obtaining actual knowledge of (i) the institution of, or threat (in writing) of, any Proceeding against a Credit Party or the Bank Partner (in the case of the Bank Partner, solely with respect to the Receivables, the origination of the Receivables or the sale of the Receivables to OppWin) not previously disclosed in writing by the Borrower to the Administrative Agent that, if adversely determined, is reasonably likely to result in liability of any Credit Party in an aggregate amount in excess of $[***], (ii) any material development in any Proceeding against any Credit Party (other than Borrower) that, if adversely determined, is reasonably likely to result in a judgment in an amount in excess of $[***], or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Credit Parties to enable the Administrative Agent and its counsel to evaluate such matters or (iii) any material development in any Proceeding against the Bank Partner that, if adversely determined, is reasonably likely to result in a Material Adverse Effect, written notice thereof together with such other information as may be reasonably available to the Credit Parties to enable the Administrative Agent and its counsel to reasonably evaluate such matters.
(c)    Changes in Address. Promptly and in any event within five (5) Business Days after the occurrence thereof, written notice of a change in address of the chief executive office or place of organization of any Credit Party.
(d)    Material Notices. Promptly and in any event within five (5) Business Days following the delivery of any material notices, other than material notices that have already been provided to Administrative Agent in writing, to an Approved SPV Agent by an Approved Subsidiary SPV Borrower.
(e)    Other Information. Such information (including financial information), documents, records or reports with respect to the Collateral as the Administrative Agent, on behalf of any Lender, may from time to time reasonably request and which are reasonably available to the Credit Parties.
Section 5.03    Existence, Licenses, Etc.
(a)    Existence, Rights and Franchises, Etc. Subject to Section 5.03(b), each Credit Party will keep in full effect its existence, rights and franchises under the laws of the State of its organization (unless it becomes or any successor hereunder becomes organized under the laws of any other State or of the United States of America, in which case such Person will keep in full effect its existence, rights and franchises under the laws of such other jurisdiction) and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement and the other Basic Documents to which it is a party and the Collateral, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; for the avoidance of doubt, (x) each Credit Party may merge or consolidate with and into, or be dissolved or liquidated into, any other Credit Party or any Subsidiary of any Credit Party, so long as (i) in the case of any such merger, consolidation, dissolution or liquidation involving the Borrower, the Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation and (ii) if such transaction involves a Credit Party, a Credit Party shall be the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation and, (y) the Credit Parties may consummate the SPAC Transaction. Each Credit Party shall comply in all material respects with the covenants contained in its operating agreement.
(b)    Licenses. Each Credit Party shall at all times possess all material licenses, certificates, authorities or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct the business now operated by such Credit Party or as contemplated by the other Basic Documents, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 5.04    Access to Information.
(a)    The Company shall, during regular business hours, upon reasonable prior written notice, permit the Administrative Agent, or its agents or representatives to (i) examine all books, records and other documents (including computer tapes and disks) in the possession or under the control of the Company or its Subsidiaries relating to the Collateral, the Basic Documents or the Receivables Documents, as may be reasonably requested by the Administrative Agent, and (ii) visit the offices and property of the Company or its Subsidiaries for the purpose of examining such materials described in clause (i) above; provided, however, that prior to the occurrence of an Event of Default, the Administrative Agent, its agents and representatives shall, collectively, only be permitted to perform such examinations and visits set forth in clauses (i) and (ii) up to two (2) times in any consecutive twelve-month period.
(b)    The Credit Parties agrees to pay any and all reasonable and documented out-of-pocket costs, fees and expenses actually incurred by the Administrative Agent, its agents and representatives in connection with such examinations, inspections, physical counts and other valuations in accordance with Section 11.03 of this Agreement.
(c)    The Company agrees to provide Administrative Agent with copies of board meeting minutes and materials in accordance with Section 6(b) of that certain Preferred Share Warrant executed between the Company and Administrative Agent on the Closing Date, at all times (i) during the term of this Agreement or (ii) so long as Administrative Agent either owns Equity Interests in the Company or holds outstanding Warrants to purchase Equity Interests of the Company.
Section 5.05    Ownership and Security Interests; Further Assurances. Each Credit Party will take all action necessary to maintain the (i) respective ownership interests of such Credit Party or its Subsidiaries in the Collateral and (ii) Administrative Agent’s security interest in the Collateral and the other items pledged to the Administrative Agent pursuant to the Security

Documents, except to the extent that, (x) in the reasonable business judgement of such Person, such property is no longer necessary for the proper conduct of business of such Person and (y) the disposition of any such property is permitted pursuant to Section 6.01(a).
Section 5.06    Reserved.
Section 5.07    Performance of Obligations.
(a)    Insurance. Borrower shall keep all of its insurable properties and assets adequately insured in all material respects against losses, damages and hazards as are customarily insured against by businesses of similar size engaging in similar activities or lines of business or owning similar assets or properties and at least the minimum amount required by this Agreement or applicable law; all such insurance policies and coverage levels shall (a) be in such amounts as are insured by Persons similarly situated and operating like properties, (b) name Administrative Agent, for the benefit of itself and the other Lenders, as a loss payee or additional insured thereunder, as applicable, and (c) expressly provide that such insurance policies cannot be terminated without thirty (30) calendar days’ prior written notice to Administrative Agent.
(b)    Reserved.
(c)    Amendments to Material Agreements. The Credit Parties shall not, and shall not permit any Subsidiary of the Credit Parties, without the prior written consent of the Administrative Agent, to make (i) any amendment or modification, that would be materially adverse to Administrative Agent and/or the Lenders or modifies any Material Term, to the (x) Indebtedness pursuant to the Ares Facility, or (y) any other Indebtedness under an Approved SPV Facility, (ii) any amendment or modification to any Bank Partner Program which could reasonably be expected to have a Material Adverse Effect or (iii) any amendment or modification to the Company Operating Agreement that would be materially adverse to Administrative Agent and the Lenders.
(d)    Amendments of Collateral Documents; Waivers. Each Credit Party agrees (i) that it will not, without the prior written consent of the Administrative Agent, amend, modify, waive, supplement, terminate or surrender, or agree to any amendment, modification, supplement, termination, waiver or surrender of, the terms of any Collateral in a manner materially adverse to the Administrative Agent and the Lenders; and (ii) that no such amendment shall increase or reduce in any manner the amount of, or accelerate or delay the timing of, distributions that are required to be made for the benefit of the Lenders. If any such amendment, modification, supplement or waiver shall so be consented to by the Administrative Agent, each Credit Party agrees, promptly following a request by the Administrative Agent to do so, to deliver executed copies of such amendment, modification, supplement or waiver and to take such other actions as may be required pursuant to Section 5.10.
Section 5.08    Treatment of Advances as Debt for All Purposes. Borrower shall treat the Advances as indebtedness for all purposes.

Section 5.09    Use of Proceeds. On and after the Fifth Amendment Effective Date, the Borrower shall use the proceeds of the Advances solely to (a) repay in full the remaining TCS Debt, including accrued but unpaid interest thereon, (b) repay in full the BMO Indebtedness, including accrued but unpaid interest thereon, (c) repay in full the outstanding letters of credit listed on Schedule 5.09 hereof totaling $[***] in the aggregate, (d) to fund Haircut Capital and (e) to fund working capital, expenses in connection with the transactions contemplated by the Basic Documents or for other general corporate purposes.
Section 5.10    Further Assurances. The Credit Parties will take such action from time to time as shall be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement. Without limiting the generality of the foregoing, each such Person, will from time to time execute and deliver all such supplements and amendments hereto and all such financing statements, continuation statements, instruments of further assurance and other instruments, and will take such other action necessary or advisable to:
(a)    provide further assurance with respect to the Grant of all or any portion of the Collateral;
(b)    maintain or preserve the lien and security interest (and the priority thereof) of this Agreement or carry out more effectively the purposes hereof;
(c)    perfect, publish notice of or protect the validity of any Grant made or to be made by the Security Documents;
(d)    enforce any rights with respect to the Collateral; and
(e)    preserve and defend title to the Collateral and the rights of the Administrative Agent and the Lenders in such Collateral against the claims of all Persons and parties.
Section 5.11    Financial Statements and Projections of the Company. The Borrower shall furnish or cause to be furnished to the Administrative Agent and the Lenders the following financial information:
(a)    as soon as available and in any event within one hundred and twenty (120) days after the end of each fiscal year of the Company, audited consolidated and consolidating balance sheets and statements of income, cash flows and changes in shareholders’ equity as of the end of and for such fiscal year audited by Independent Auditors;
(b)    as soon as available and in any event within thirty (30) days after the end of each fiscal month of the Company, unaudited consolidated and consolidating balance sheet and statement of income as of the end of and for the portion of such fiscal year then ended;
(c)    as soon as available and no later than thirty (30) days after the end of each fiscal year, the Company shall deliver, or cause to be delivered, to the Administrative Agent, the projected budget of the Company and its Subsidiaries; and

(d)    at all times prior to the consummation of the SPAC Transaction, as soon as available and in any event within fifteen (15) days following the filing thereof, the Company shall provide to Administrative Agent copies of each U.S. federal income tax return or information return or report filed by the Company and its consolidated Subsidiaries.
Each of the financial statements referred to in clauses (a) and (b) above shall have been prepared in accordance with GAAP (subject to year-end adjustments in the case of interim statements) and shall be accompanied by a certification substantially in the form of Exhibit F pursuant to which (i) such financial statements shall be certified by an Authorized Officer of the Company and (ii) the Company shall set forth a calculation of its compliance with the Financial Covenants. The consolidating financial statements referred to in clause (a) above shall be accompanied by a statement of the Independent Auditors for the Company to the effect that such consolidating statements have been subjected to the auditing procedures applied to the audits of the corresponding consolidated financial statements and are fairly stated in all material respects in relation to such consolidated financial statements taken as a whole. The Borrower shall promptly furnish or cause to be furnished to the Administrative Agent any other financial information regarding Borrower reasonably requested by the Administrative Agent.
Section 5.12    [Reserved].
Section 5.13    Borrowing Base Certificate. (i) On or prior to the fifteenth (15th) calendar day of each calendar month (or, if any such day is not a Business Day, the next succeeding Business Day), (ii) concurrently with the delivery of a borrowing base certificate to any lender under an Approved SPV Facility, and (iii) upon the occurrence and during the continuation of an Event of Default, at any other time, promptly upon request by Administrative Agent, Borrower shall submit an up to date Borrowing Base Certificate along with necessary supporting documentation to Administrative Agent.
Section 5.14    Monthly Covenant Report. On or prior to the fifteenth (15th) calendar day of each calendar month (or, if any such day is not a Business Day, the next succeeding Business Day), Borrower will provide to Administrative Agent, with respect to the immediately preceding month, (i) the Monthly Covenant Report and (ii) any servicer certificates delivered pursuant to the Approved SPV Facilities.
Section 5.15    Compliance with Organization Documents and Laws. Each Credit Party hereby covenants and agrees that until this Agreement is terminated in accordance with its terms, it will comply in all respects with (i) the provisions of its organizational documents in effect from time to time and (ii) all Applicable Laws.
Section 5.16    True Books. Borrower shall (a) keep true, complete and accurate (in accordance with GAAP, except for the omission of footnotes and year-end adjustments in interim financial statements) books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its dealings and transactions in all material respects; and (b) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business.

Section 5.17    Payment of Taxes. Borrower shall pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, that no such Tax or claim need be paid if the validity of such Tax or claim is being contested in good faith by appropriate proceedings timely instituted and diligently pursued and with respect to which Borrower has set aside adequate reserves on its books in accordance with GAAP.
ARTICLE VI
NEGATIVE COVENANTS
Section 6.01    Negative Covenants of the Credit Parties. Until the Term Loan Commitments have expired or terminated and the principal of and interest on each Advance and all fees and other Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) payable hereunder have been paid in full in cash, each Credit Party covenants and agrees with the Lenders and the Administrative Agent that it will not, without the prior written consent of Administrative Agent:
(a)    except as expressly permitted by the Basic Documents, sell, transfer, exchange or otherwise dispose of any of its properties or assets, including those included in any part of the Collateral, unless directed to do so by the Administrative Agent on behalf of the Lenders as permitted herein; provided, however, that this Section shall not apply to nor operate to prevent:
(i)    the sale or lease of inventory in the ordinary course of business;
(ii)    the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);
(iii)    the sale of Receivables to any Approved Subsidiary SPV Borrower in the ordinary course of the Borrower’s business;
(iv)    the sale of Receivables or participation interests therein pursuant to the transactions contemplated by the Program Agreement;
(v)    the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of such Credit Party, has become obsolete or worn out, and which is disposed of in the ordinary course of business;
(vi)    dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Credit Party;

(vii)    terminations of leases by ~~the~~ any Credit Party in the ordinary course of business that do not interfere in any material respect with the business of ~~the~~ any such Credit Party;
(viii)    any sale, transfer, assignment, disposition, abandonment or lapse of intellectual property that is no longer commercially practicable, usable or desirable in the conduct of business, in the ordinary course of business; and
(ix)    the sale, transfer or other disposition of any Property of any Credit Party (including any sale or transfer of Property as part of a sale and leaseback transaction) aggregating not more than $[***] during any fiscal year of the Credit Parties.
(b)    [reserved];
(c)     Engage in an business or activity other than its business as presently conducted (and reasonable extensions thereof and any business or businesses ancillary or complementary thereto, including, for the avoidance of doubt, the financing of credit card receivables and salary deduction loans) except as expressly permitted by this Agreement, the other Basic Documents and the Receivables Documents, other than in connection with, or relating to, the Advances pursuant to this Agreement;
(d)    dissolve or liquidate in whole or in part or merge or consolidate with any other Person except as provided in Section 5.03(a);
(e)    permit the validity or effectiveness of any Bank Partner Program to be impaired or permit any Person to be released from any covenants or obligations under any Bank Partner Program, except (i) as may expressly be permitted hereby or thereby or (ii) as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(f)    except as provided in the Basic Documents, permit any Lien to be created on or extend to or otherwise arise upon or burden the Collateral or any part thereof or any interest therein or the proceeds thereof, except for Permitted Liens;
(g)    (A) Pay any dividend or make any distribution (by reduction of capital or otherwise), including, without limitation any dividend or distribution for the payment of management fees permitted under clause (n) below, whether in cash, property, securities or a combination thereof, to any owner of a beneficial interest in such Credit Party with respect to any ownership or Equity Interest or security in or of such Credit Party, (B) redeem, purchase, retire or otherwise acquire for value any such ownership or Equity Interest or security, or (C) set aside or otherwise segregate any amounts for any such purpose, unless in the case of each of the foregoing, (i) no Event of Default then exists or would result therefrom, and (ii) such distribution would not cause the Tangible Net Worth as calculated after giving effect to such dividend, distribution, redemption, repurchase, retirement or payment to be less than the Minimum Tangible Net Worth, provided that:

(i)    to the extent no Event of Default then exists or would result therefrom, each Credit Party may: (x) pay dividends or make distributions to its equity holders solely for the purpose of repurchasing Equity Interests of departing employees or independent contractors or to satisfy withholding tax obligations; (y) make cash payments in connection with an “Exchange” (as defined in the Company A&R LLCA (as defined in the Business Combination Agreement)); and (z) make distributions as contemplated by the Tax Receivable Agreement (as defined in the Business Combination Agreement); and
(ii)    each Credit Party may (x) pay dividends or make distributions during any fiscal year in amounts necessary to allow each of its members or its beneficial owner to make payments in respect of its federal income tax liability (and, if applicable, state income tax liability) attributable to its allocable share of the Borrower’s taxable income (determined in accordance with the Code) (including estimated tax payments determined in good faith by the Borrower which are required to be made by its members with respect thereto) so long as the Borrower is treated as a partnership or other pass through entity (including a disregarded entity) for federal income tax purposes (collectively, “Tax Distributions”); provided that, at all times prior to the consummation of the SPAC Transaction, no later than five (5) Business Days prior to making any Tax Distribution, the Borrower, as the case may be, shall have delivered to Administrative Agent a certificate duly executed and completed by a financial officer of the Borrower stating the amount of the Tax Distribution and containing a schedule, in reasonable detail, setting forth the calculation thereof; and (~~z~~y) make distributions of Cash, Equity Interests, or other property contributed to the Company in connection and in furtherance of the consummation of the SPAC Transaction, in each case with respect to this clause (~~z~~y), within fifteen (15) calendar days~~)~~  of the consummation of the SPAC Transaction.
For the avoidance of doubt, the foregoing shall not restrict Credit Parties from making expenditures related to capital, working capital, marketing and other general corporate purposes.
(h)    except as otherwise permitted under the terms hereof, enter into, assume or otherwise be bound or obligated under any agreement creating or evidencing Indebtedness, other than Permitted Indebtedness;
(i)    [reserved];
(j)    form any Subsidiary after the Closing Date unless, within thirty (30) days after such Subsidiary is formed, (x) such Subsidiary (other than any Excluded Subsidiary) at Administrative Agent’s discretion, becomes a Guarantor with respect to the Obligations and executes a Guaranty in favor of Administrative Agent, (y) such Person pledges to Administrative Agent all of the Equity Interests of such Subsidiary (which in the case of any Approved

Subsidiary SPV Borrower, may be junior in priority to the applicable Approved SPV Agent) pursuant to a Pledge Agreement in order to secure the Obligations and (z) Administrative Agent shall have received all documents, including without limitation, legal opinions and appraisals it may reasonably require to establish compliance with each of the foregoing conditions in connection therewith;
(k)    No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, (a) be or become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) engage in any dealings or transactions prohibited by Section 2 of such executive order, or otherwise be associated with any such Person in any manner violative of Section 2 of such executive order, or (c) otherwise become a Person on the list of Specially Designated Nationals and Blocked Persons in violation of the limitations or prohibitions under any other OFAC regulation or executive order;
(l)    permit the FinWise Accounts to (i) have funds in excess of the amounts required under the FinWise Documents or (ii) be used for any purpose other than to secure the Company’s and OppWin’s obligations under the FinWise Documents;
(m)    [reserved];
(n)    enter into or consummate any transaction of any kind with any of its Affiliates other than (i) the transactions contemplated hereby and by the other Basic Documents, (ii) to the extent not otherwise prohibited under this Agreement, other transactions upon fair and reasonable terms materially no less favorable to such Credit Party than would be obtained in a comparable arms-length transaction with a Person not an Affiliate, (iii) transactions set forth on Schedule 6.01(n), (iv) such Credit Party’s obligations under the Approved SPV Facilities and the Purchase and Sale Agreements to which it is a party, (v) such Credit Party’s investment in Subsidiaries, (vi) transactions permitted pursuant to Sections 6.01(a)(iii) and Section 6.01(g) and (vii) subject to the terms and conditions of the Management Fee Subordination Agreement, the payment of management fees, indemnity obligations and expenses as contemplated by the Management Fee Agreement so long as no Event of Default then exists or would result therefrom and the OpCo Debt to Tangible Net Worth Ratio as calculated both before and after giving effect to such payment would not be greater than [***];
(o)    permit any changes in the registered capital or any variation of rights, privileges or preferences of any Equity Interests of any Credit Party which would materially and adversely affect the rights and remedies of the Administrative Agent under this Agreement;
(p)    permit any Credit Party to make or authorize any changes or modifications to the Credit Policies or the Servicing Policy in a manner adverse to the interests of the Administrative Agent or the Lenders under the Basic Documents without the prior written consent of the Administrative Agent. The Credit Parties shall provide the Administrative Agent with at least ten (10) Business Days’ prior written notice of any other changes or modifications to the Credit Policies or the Servicing Policy that do not require the consent of the Administrative Agent; and

(q)    permit any sale, transfer or other disposition of fifty percent (50%) or more of the assets of the Company and its Subsidiaries on a consolidated basis, except as permitted by the Basic Documents or by operation of the Receivables Documents or the Program Agreement.
ARTICLE VII
FINANCIAL COVENANTS
Section 7.01    Maximum Consolidated Debt to Tangible Net Worth. As of the last day of each calendar month, Borrower shall not permit the Consolidated Debt to Tangible Net Worth Ratio for the immediately preceding three calendar months to be greater than [***].
Section 7.02    Minimum Consolidated Fixed Charge Coverage Ratio. As of the last day of each calendar month, Borrower shall not permit the Consolidated Fixed Charge Coverage Ratio for the immediately preceding six calendar months to be less than [***]; provided, that, Borrower shall not permit the Consolidated Fixed Charge Coverage Ratio for the immediately preceding six calendar months to be less than the ratio next to the corresponding calendar month in the table set forth below as of the last day of such calendar month if Liquidity on such day is greater than or equal to (i) $[***] if such day occurs on or prior to July 31, 2022, and (ii) $[***], if such day occurs after July 31, 2022.

Calendar Month	Minimum Consolidated Fixed Charge Coverage Ratio
July 2022	[***]
August 2022	[***]
September 2022	[***]
October 2022	[***]
November 2022	[***]
December 2022	[***]
January 2023	[***]
February 2023	[***]
March 2023	[***]
April 2023	[***]
May 2023, and each calendar month thereafter	[***]

Section 7.03    Minimum Liquidity. As of the last day of each calendar month, Borrower shall not permit Liquidity to be (i) less than $[***] if such day occurs on or prior to July 31, 2022, and (ii) less than $[***], if such day occurs after July 31, 2022.

ARTICLE VIII
CASH MANAGEMENT
Section 8.01    Reserved.
Section 8.02    Location of Waterfall Account. The Waterfall Account shall be maintained with Cash Management Bank (or any other bank approved by Administrative Agent in its Permitted Discretion) and subject to a Control Agreement in “blocked” form, granting Administrative Agent sole control over funds on deposit in the Waterfall Account. If at any time the Waterfall Account ceases to be an Eligible Deposit Account, then the Borrower or the Administrative Agent, as applicable, shall, within ten (10) Business Days (A) establish a new Waterfall Account with a Designated Depository Institution or another depository institution selected by the Administrative Agent (and acceptable to the Required Lenders) as an Eligible Deposit Account, (B) terminate the Waterfall Account that no longer constitutes an Eligible Deposit Account, and (C) transfer any cash and investments from such ineligible Waterfall Account to such new Waterfall Account. The Administrative Agent will inform the Borrower in writing of any such transfer to a new Waterfall Account.
Section 8.03    Cash Management.
(a)    At all times during the Term, Borrower shall maintain all cash in Deposit Accounts which are subject to a Control Agreement.
(b)    Borrower shall cause all amounts in any Deposit Account of Borrower, maintained with BMO ~~Harris~~ Bank N.A., within thirty (30) days of the opening thereof, to be swept daily to either (i) the applicable collection account with respect to an Approved SPV Facility or (ii) a Deposit Account over which Administrative Agent has a Control Agreement.
(c)    Upon the occurrence and during the continuance of an Event of Default, Borrower shall maintain all cash in the Waterfall Account and shall cause each Approved Subsidiary SPV Borrower to deposit, or cause to be deposited (without duplication), into the Waterfall Account all distributions to the Borrower from any such Approved Subsidiary SPV Borrower; and
(d)    Upon the occurrence and during the continuance of an Event of Default, if Borrower receives any such amounts directly or in any manner other than via a deposit to the Waterfall Account, the Borrower shall deposit, or cause to be deposited, to the Waterfall Account all such amounts received within two (2) Business Days after receipt thereof.
Section 8.04    Payments Upon Event of Default.

(a)    Notwithstanding anything to the contrary herein, following the occurrence and during the continuance of an Event of Default, and upon receipt of written notice from Administrative Agent, all amounts received by the Borrowers from Approved Subsidiary SPV Borrowers in accordance with the provisions of the respective Approved SPV Facilities governing priority of payments with respect to Collections, shall be directly deposited into the Waterfall Account to be applied to the Obligations in such order as determined by Administrative Agent in its sole discretion; and
(b)    Following the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the immediate right to direct and to apply all amounts, including without limitation, all funds in the Waterfall Account, proceeds of Collateral, prepayments, and other amounts received by the Administrative Agent of every description otherwise payable to the Borrower, to the Obligations in such order and in such manner as the Administrative Agent shall elect in its sole discretion; provided, so long as no Event of Default then exists, Administrative Agent shall permit Borrower to use available funds in the Waterfall Account, to the extent thereof, to make Tax Distributions pursuant to Section 6.01(g).
Section 8.05    No Set-Off. Borrower absolutely and unconditionally promises to pay, when due and payable pursuant hereto, principal, interest and all other amounts and Obligations payable, hereunder or under any other Basic Document, without any right of rescission and without any deduction whatsoever, including any deduction for set-off, recoupment or counterclaim, notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements. Except as expressly provided for herein, Borrower hereby irrevocably waives set-off, recoupment, demand, presentment, protest, and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under this Agreement and any other Basic Document, all to the extent permitted by Governmental Rules. Each Advance shall be due and payable in full, if not earlier in accordance with this Agreement, on the Term Loan Termination Date.
Notwithstanding that the outstanding Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) owing to the Administrative Agent and the Lenders hereunder and the other Basic Documents have been paid in full, the Administrative Agent and the Borrower shall continue to maintain the Waterfall Account hereunder until this Agreement has been terminated in accordance with its terms.
Section 8.06    Waterfall Account; Waterfall Account Property.
(a)    Control of Waterfall Account. The Waterfall Account has been pledged by the Borrower to the Administrative Agent under the Security Agreement and shall be subject to the Lien granted pursuant to the Security Agreement. The Administrative Agent shall possess all right, title and interest in and to all funds on deposit from time to time in the Waterfall Account and in all proceeds thereof (including all income thereon) and all such funds, investments, proceeds and income shall be part of the Collateral.

(b)    Certain Waterfall Account Matters. Funds held in the Waterfall Account may be invested (to the extent practicable and consistent with any requirements of the Code) in Permitted Investments by or at the direction of the Borrower; provided that, at all times, the Administrative Agent, for the benefit of the Lenders, shall have a first-priority perfected security interest in all funds and Permitted Investments in the Waterfall Account. In any case, funds in the Waterfall Account must be available for withdrawal without penalty, and any Permitted Investments must mature or otherwise be available for withdrawal, one (1) Business Day prior to the next Payment Date and shall not (subject to Section 8.02) be sold or disposed of prior to its maturity. All interest and any other investment earnings on amounts or investments held in the Waterfall Account shall be retained by the Borrower.
(c)    If any losses are realized in connection with any investment in the Waterfall Account pursuant to this Agreement, then the Borrower shall deposit the amount of such losses (to the extent not offset by income from other investments in the Waterfall Account) into such Waterfall Account promptly upon receipt of written notice from the Administrative Agent describing the realization of such loss.
(d)    Administrative Agent Not Liable. The Administrative Agent shall not in any way be held liable by reason of any insufficiency in any Waterfall Account held by the Administrative Agent resulting from any investment loss on any Permitted Investment included therein.
ARTICLE IX
EVENTS OF DEFAULT
If any of the following events (“Events of Default”) shall occur and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Governmental Rules or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
(a)    failure by Borrower to make payment of any interest on any Advance or any fees required to be made pursuant to any Basic Document when due and payable pursuant to the Basic Documents, which failure is not fully cured within two (2) Business Days; or
(b)    failure by Borrower to make payment of any installment of the principal, including any Required Deficiency Deposit, required to be made pursuant to this Agreement of any Advance, which failure is not fully cured within two (2) Business Days; or
(c)    default in the observance or performance of any covenant or agreement of Borrower under any Basic Document (or any disavowal or repudiation of any such Basic Document) to which it is a party (other than a covenant or agreement, a default in the observance or performance of which is elsewhere in this Article specifically dealt with), or any representation or warranty of Borrower made in any Basic Document to which it is a party or in any certificate or other writing delivered pursuant thereto or in connection therewith proving to have been incorrect in any material respect as of the time when the same shall have been made, and the circumstance or condition in respect of which such misrepresentation or warranty was incorrect or that gave rise to such covenant or agreement breach shall not have been eliminated or otherwise cured to the satisfaction of the Administrative Agent in its Permitted Discretion, for a period of fifteen (15) days (provided that, the grace period for defaults that could not reasonably be cured within fifteen (15) days shall be thirty (30) days) after the earlier of (i) the date written notice has been given to Borrower, as applicable, by the Administrative Agent or any Lender specifying such default or incorrect representation or warranty and stating that such notice is a notice of Default hereunder and (ii) the date Borrower has knowledge of such default or inaccurate representation and warranty requiring it to be remedied; or
(d)    (i) the failure by the Company or any of its Subsidiaries to make payments when due on Indebtedness in excess of $[***], or (ii) the occurrence of any event which causes or may reasonably be expected to cause a default in the observance or performance of any covenant or agreement of the Company or any of its Subsidiaries made in, or the acceleration, upon default by the Company or any of its Subsidiaries of, (x) the Receivables Documents or (y) any repurchase agreement, loan and security agreement, any agreement executed in connection with an Approved SPV Facility or other similar credit facility agreement entered into by the Company or any of its Subsidiaries, in each case, only if the applicable agreement evidences Indebtedness in excess of $[***]; or
(e)    the occurrence of a Material Adverse Effect; or
(f)    [reserved]; or
(g)    the filing of a decree or order for relief by a court having jurisdiction over Borrower or with respect to all or substantially all of the Collateral in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar Governmental Rules now or hereafter in effect, or the appointing of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Borrower, or for all or substantially all of the Collateral, or the ordering of the winding-up or liquidation of the affairs of Borrower, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or
(h)    the commencement by Borrower pursuant to a voluntary case under the Bankruptcy Code or under any applicable federal or state bankruptcy, insolvency or other similar Governmental Rules now or hereafter in effect, or the consent by Borrower to the entry of an order for relief in an involuntary case under any such Governmental Rules, or the consent by Borrower to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Borrower or for any substantial part of the Collateral, or the making by Borrower of any general assignment for the benefit of creditors, or the failure by Borrower generally to pay its respective debts as such debts become due, or the taking of any action by Borrower in furtherance of any of the foregoing; or
(i)    the insolvency of Borrower; or
(j)    solely to the extent that Receivables originated under a Bank Partner Program is greater than [***] of the total Receivables originated by the Company and its Subsidiaries during the trailing twelve (12) month period, the failure by the Company to maintain in full force and effect such Bank Partner Program, unless, within sixty (60) days following termination of the such Bank Partner Program, the Company or another Borrower enters into (i) another Bank Partner Program, (ii) is already party to such a program at the time of termination of such Bank Partner Program, or (iii) a replacement origination channel arrangement which is reasonably expected to generate an equivalent number of originations as the terminated Bank Partner Program, as determined by Administrative Agent in its sole discretion; or
(k)    any adverse regulatory, civil or criminal judgement is rendered in favor of or by a Governmental Authority against the Borrower, and results in a Material Adverse Effect on the financial condition of Borrower; or
(l)    any money judgment, writ or warrant of attachment or similar process involving Borrower or any other Credit Party, in the aggregate at any time an amount in excess of $[***] with respect to all Credit Parties, to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage, shall be entered or filed against such Credit Party or any of their respective assets and (A) shall remain, or any Lien in connection with any of the foregoing shall remain, undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder in connection with any enforcement proceedings commenced by a creditor upon such judgment, writ, warrant of attachment or similar process), or (B) a decree or order is entered for the appointment of a receiver, liquidator, sequestrator, trustee, or custodian assignee for the benefit of creditors (or other officer having similar powers) over such assets; or
(m)    any formal enforcement order or criminal complaint relating to financial crimes or major felonies is brought by a Governmental Authority against Borrower, which has not been dismissed or satisfied or of which the Borrower has not been found not guilty within sixty (60) days of the filing of such order or complaint, provided, however, that no Event of Default under this clause (m) shall be deemed to be continuing if at any time the Borrower is found not guilty under such order or complaint; or
(n)    a Key Man Trigger Event shall occur; or
(o)    [reserved]; or
(p)    a Change of Control shall occur; or
(q)    default in the observance or performance of any Financial Covenant; or
(r)    default in observance or performance of Article VIII; or
(s)    the failure by Borrower to repay on any Payment Date to Administrative Agent the full amount of any Protective Advance outstanding on such date, together with interest thereon, as provided in this Agreement, which failure is not remedied by payment within ten (10) Business Days of the date such payment was due; or

(t)    the occurrence and continuation of an event of default under the Program Agreement or any other documents executed in connection therewith, which default shall not have been cured or waived within any applicable grace period; or
(u)    [reserved]; or
(v)    the occurrence of a Specified Regulatory Change; or
(w)    the occurrence of an event of default by a Servicer pursuant to the applicable Servicing Agreement which results in the removal of the Servicer; or
(x)    at any time after the execution and delivery thereof, (i) this Agreement or any Security Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void or the enforceability thereof shall be impaired in any material respect, or the Administrative Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Security Documents with the priority required by the relevant Security Document, in each case for any reason other than the failure of the Administrative Agent to take any action within its control, or (ii) any of the Basic Documents, for any reason, other than the satisfaction in full of all Obligations (other than contingent indemnification obligations for which no claim, demand or notice has been made), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or a party thereto, as the case may be, shall repudiate its obligations thereunder or shall contest the validity or enforceability of any such Basic Document in writing; or
(y)    the auditor’s opinion accompanying the audited financial statements of any Credit Party delivered hereunder is qualified in any manner and the Administrative Agent has notified the Credit Parties in writing that such qualification constitutes an Event of Default; or
(z)    a material exception in any audit conducted pursuant to Section 5.11 which is not cured within ten (10) Business Days of the earlier to occur of an Authorized Officer of the applicable Credit Party having knowledge thereof or an Authorized Officer of the applicable Credit Party receiving written notice thereof from the Administrative Agent; or
(aa)    a final, decree or order is entered by an administrative body (including, without limitation, an administrative order of the CFPB) or by a court of competent jurisdiction, whether or not such decree or order is appealable or is being appealed, in connection with a CFPB proceeding brought against any Credit Party or one or more of its Subsidiaries (i) for the payment of “restitution,” “disgorgement or compensation for unjust enrichment,” “refund of moneys or return of real property” and/or “payment of damages or other monetary relief,” or any similar characterization (other than for civil monetary penalties), (ii) for the payment of civil monetary penalties, or (iii) pursuant to which a Credit Party or one or more of its Subsidiaries consent or agree to remedies, whether conduct or monetary-based, in connection with allegations by such administrative body, in such decree or order, resulting from (or relate to remediation of) unfair, deceptive or abusive acts or practices by such Credit Party or any such Subsidiary, whether or not such Credit Party or such Subsidiary admits that such acts or practices were, in fact, unfair, deceptive or abusive; which, in the case of either (i), (ii), or (iii) above, results in a Material Adverse Effect; or
(bb)    the occurrence of any Regulatory Trigger Event;
then, and in every such event (other than an event with respect to the Borrower described in clause (g), (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Term Loan Commitments, and thereupon the Term Loan Commitments shall terminate immediately, and (ii) declare the unpaid principal amount of each Advance then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable so long as such Event of Default is continuing, which Event of Default, for the avoidance of doubt, shall automatically be deemed to be continuing upon the expiry of any applicable cure period expressly provided for hereunder (if any), and the making by Administrative Agent of a notice to Borrower hereunder with respect to the occurrence of such Event of Default), and thereupon the principal of each unpaid Advance so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (g), (h) or (i) of this Article, the Term Loan Commitments shall automatically terminate and the principal of the then outstanding Obligations, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Notwithstanding anything to the contrary contained in this Article IX (other than upon an event with respect to the Borrower described in clause (g), (h) or (i) of this Article IX, or at any time the Administrative Agent or the Lenders are stayed or otherwise prevented by applicable Governmental Rules from giving notice hereunder), Borrower shall have the right to cure any Event of Default at any time prior to a notice thereof (which notice accelerates the Advances) becoming effective pursuant to Section 11.01.
ARTICLE X
THE ADMINISTRATIVE AGENT
(a)    Each Lender hereby designates and appoints Midtown Madison Management LLC as the administrative agent under this Agreement and the other Basic Documents, and each Lender hereby irrevocably authorizes Midtown Madison Management LLC, as Administrative Agent for such Lender, to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Basic Documents and to exercise such powers and perform such duties as are delegated to Administrative Agent by the terms of this Agreement and the other Basic Documents, together with such other powers as are reasonably incidental thereto. Administrative Agent agrees to act as such on the conditions contained in this

Article X. The provisions of this Article X are solely for the benefit of Administrative Agent and Lenders, and neither Borrower nor its Affiliates shall have any rights as third-party beneficiaries of any of the provisions of this Article X other than as provided in this Article X. Administrative Agent may perform any of its duties hereunder, or under the Basic Documents, by or through its agents, employees or sub-agents.
(b)    In performing its functions and duties under this Agreement, Administrative Agent is acting solely on behalf of Lenders, and its duties are administrative in nature, and does not assume and shall not be deemed to have assumed, any obligation toward or relationship of agency or trust with or for Lenders, other than as expressly set forth herein and in the other Basic Documents, or Borrower or its Affiliates. Administrative Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the other Basic Documents. Administrative Agent shall not have by reason of this Agreement or any other Basic Document a fiduciary relationship in respect of any Lender. Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower and Guarantors in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of Borrower and Guarantors. Except for information, notices, reports and other documents expressly required to be furnished to Lenders by Administrative Agent hereunder or given to Administrative Agent for the account of, or with copies for, Lenders, Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter. If Administrative Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Administrative Agent shall send prior written notice thereof to each Lender. Administrative Agent shall promptly notify each Lender in writing any time that the applicable percentage of Lenders have instructed Administrative Agent to act or refrain from acting pursuant hereto.
(c)    Neither Administrative Agent nor any of its officers, directors, managers, members, equity owners, employees, attorneys or agents shall be liable to any Lender for any action lawfully taken or omitted by them hereunder or under any of the other Basic Documents, or in connection herewith or therewith; provided, that the foregoing shall not prevent Administrative Agent from being liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and nonappealable basis. Notwithstanding the foregoing, Administrative Agent shall be obligated on the terms set forth herein for performance of its express duties and obligations hereunder. Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from the other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree promptly to return to such Lender any such erroneous payments received by them). In performing its functions and duties hereunder, Administrative Agent shall exercise the same care which it would in dealing with loans for its own account. Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties made by Borrower herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any of the other Basic Documents, the Receivables Documents or the transactions contemplated thereby, or for the financial condition of Borrower or Guarantors. Administrative Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions, or conditions of this Agreement or any of the Basic Documents, the Receivables Documents or the financial condition of Borrower or Guarantors, or the existence or possible existence of any Default or Event of Default. Administrative Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Basic Documents Administrative Agent is permitted or required to take or to grant, and Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from taking any action or withholding any approval under any of the Basic Documents until it shall have received such instructions from the applicable percentage of Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement or any of the other Basic Documents in accordance with the instructions of the applicable percentage of Lenders and, notwithstanding the instructions of Lenders, Administrative Agent shall have no obligation to take any action if it, in good faith, believes that such action exposes Administrative Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents to any personal liability unless Administrative Agent receives an indemnification satisfactory to it from Lenders with respect to such action.
(d)    Administrative Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telecopy, email or other electronic communication) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement, any of the other Basic Documents, or any of the Receivables Documents and its duties hereunder or thereunder, upon advice of legal counsel, independent accountants and other experts selected by Administrative Agent in its sole discretion.
(e)    Each Lender, severally and not (i) jointly or (ii) jointly and severally, agrees to reimburse and indemnify and hold harmless Administrative Agent and its officers, directors, managers, members, equity owners, employees, attorneys and agents (to the extent not reimbursed by Borrower), ratably according to their respective Pro Rata Share in effect on the date on which indemnification is sought under this subsection of the total outstanding Obligations (or, if indemnification is sought after the date upon which the Advances shall have been paid in full, ratably in accordance with their Pro Rata Share immediately prior to such date of the total outstanding Obligations), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents in any way relating to or arising out of this Agreement or any of the other Basic Documents or any action taken or omitted by Administrative Agent under this

Agreement or any of the other Basic Documents; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and non-appealable basis. The obligations of Lenders under this Article X shall survive the payment in full of the Obligations and the termination of this Agreement.
(f)    With respect to the Advances made by it, if any, Midtown Madison Management LLC and its successors as Administrative Agent shall have, and may exercise, the same rights and powers under the Basic Documents, and is subject to the same obligations and liabilities, as and to the extent set forth in the Basic Documents, as any other Lender. The terms “Lenders” or “Required Lenders” or any similar terms shall include Administrative Agent in its individual capacity as a Lender. Administrative Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of lending, banking, trust, financial advisory or other business with, Borrower, Guarantors, or any their Affiliates as if it were not acting as Administrative Agent pursuant hereto.
(g)    Administrative Agent may resign from the performance of all or part of its functions and duties hereunder at any time by giving at least thirty (30) calendar days’ prior written notice to the Lenders and the Borrower if Administrative Agent and its Affiliates cease to be a Lender hereunder pursuant to an assignment in accordance with Section 11.04. Such resignation shall take effect upon the acceptance by a successor Administrative Agent of appointment pursuant to this Article X(g), or as otherwise provided below. Upon any such notice of resignation pursuant to this Article X(g), Required Lenders shall appoint a successor Administrative Agent; provided, that such successor shall be an Eligible Assignee hereunder. If a successor Administrative Agent shall not have been so appointed within such thirty (30) calendar day period, the retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent, who shall serve as Administrative Agent until such time as Required Lenders appoint a successor Administrative Agent as provided above; provided that any such successor Administrative Agent shall constitute an Eligible Assignee. If no successor Administrative Agent has been appointed pursuant to the foregoing within such thirty (30) calendar day period, the resignation shall become effective and Required Lenders thereafter shall perform all the duties of Administrative Agent hereunder, until such time, if any, as Required Lenders appoint a successor Administrative Agent as provided above. Upon the acceptance of any appointment as Administrative Agent under the Basic Documents by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and, upon the earlier of such acceptance or the effective date of the retiring Administrative Agent’s resignation, the retiring Administrative Agent shall be discharged from its duties and obligations under the Basic Documents; provided that any indemnity rights or other rights in favor of such retiring Administrative Agent shall continue after and survive such resignation and succession. After any retiring Administrative Agent’s resignation as Administrative Agent under the Basic Documents, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Basic Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.
(h)    Each Lender agrees that any action taken by Administrative Agent or the Required Lenders (or, where required by the express terms of this Agreement, a greater number of Lenders) in accordance with the provisions of this Agreement or of the other Basic Documents relating to the Collateral, and the exercise by Administrative Agent or the Required Lenders (or, where so required, such greater number of Lenders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders and Administrative Agent. Without limiting the generality of the foregoing, Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection herewith and with the Basic Documents in connection with the Collateral; (ii) execute and deliver each Basic Document relating to the Collateral and accept delivery of each such agreement delivered by the Borrower or any of its Affiliates; (iii) act as collateral agent for Lenders for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Basic Documents relating to the Collateral; and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Basic Document, exercise all right and remedies given to such Administrative Agent and Lenders with respect to the Collateral under the Basic Documents relating thereto, at law, or otherwise. Lenders hereby irrevocably authorize Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by Administrative Agent, for the benefit the of Lenders, upon any Collateral covered by the Basic Documents (x) upon termination of this Agreement and the payment and satisfaction in full in cash of all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted); (y) constituting Collateral being sold or disposed of; or (z) constituting Collateral leased to Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by Borrower to be, renewed or extended. So long as no Event of Default then exists, upon receipt by Administrative Agent of confirmation from the requisite percentage of Lenders of its authority to release any particular item or types of Collateral covered by this Agreement or the other Basic Documents, and upon at least two (2) Business Days’ prior written request by Borrower (which notice shall not be required in connection with the release of the Liens granted pursuant to the Basic Documents on the Term Loan Termination Date upon payment in full in cash of the Obligations (other than contingent indemnification obligations for which no claim has been asserted)), Administrative Agent shall authorize the release of the Liens granted to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, herein or pursuant hereto upon such Collateral; provided, however, that Administrative Agent shall not be required to execute any such document on terms which, in Administrative Agent’s opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty (other than that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from such Person’s own acts), and such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the Collateral covered by this Agreement or the Basic Documents. Administrative Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the Collateral covered by this Agreement or the other Basic Documents exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Administrative Agent, on behalf of the Lenders, herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, enforced or maintained or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Administrative Agent in this Article X(h) or in any of the Basic Documents; it being understood and agreed that in respect of the Collateral covered by this Agreement or the other Basic Documents, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its discretion, given Administrative Agent’s own interest in Collateral covered by this Agreement or the Basic Documents and Administrative Agent shall have no duty or liability whatsoever to any of the other Lenders; provided, that Administrative Agent shall exercise the same care which it would in dealing with financial assets for its own account.
(i)    Each Lender hereby appoints Administrative Agent as agent for the purpose of perfecting Lenders’ security interest in Collateral which, in accordance with Article 9 of the UCC in any applicable jurisdiction, can be perfected only by possession. Should any Lender (other than Administrative Agent) obtain possession of any such Collateral, such Lender shall hold such Collateral for purposes of perfecting a security interest therein for the benefit of the Lenders, notify Administrative Agent thereof and, promptly upon Administrative Agent’s request therefor, deliver such Collateral to Administrative Agent or otherwise act in respect thereof in accordance with Administrative Agent’s instructions.
(j)    Each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any other Basic Document or to realize upon any Collateral security for the Advances or other Obligations; it being understood and agreed that such rights and remedies may be exercised only by Administrative Agent in accordance with the terms of the Basic Documents.
(k)    In the event Administrative Agent requests the consent of a Lender and does not receive a written denial thereof within five (5) Business Days after such Lender’s receipt of such request, then such Lender will be deemed to have given such consent so long as such request contained a notice stating that such failure to respond within five (5) Business Days would be deemed to be a consent by such Lender.
(l)    In the event Administrative Agent requests the consent of a Lender in a situation where such Lender’s consent would be required and such consent is denied, then Administrative Agent may, at its option, require such Lender to assign its interest in the Advance to Administrative Agent for a price equal to the then outstanding principal amount thereof due such

Lender plus accrued and unpaid interest and fees due such Lender, which principal, interest and fees will be paid to the Lender when collected from Borrower. In the event that Administrative Agent elects to require any Lender to assign its interest to Administrative Agent pursuant to this Article X(l), Administrative Agent will so notify such Lender in writing within forty-five (45) days following such Lender’s denial, and such Lender will assign its interest to Administrative Agent no later than five (5) calendar days following receipt of such notice.
(m)    As a matter of administrative convenience, as requested from time to time by a Lender, Administrative Agent may, either directly, or through one or more of its Affiliates, on behalf of one or more Lenders, disburse funds to Borrower for an Advance that is otherwise required to be funded pursuant to Section 2.04(a) by such Lender by advancing the amount thereof on behalf of such Lender (on terms to be agreed upon between Administrative Agent and such Lender (each such advance, an “Administrative Agent Advance”)). With respect to each Administrative Agent Advance, Administrative Agent or its Affiliate(s) shall have, subject to the agreed upon terms related to such Administrative Agent Advance, the right to set off against the amounts of any payments or distributions to be made to such Lender hereunder, the entire amount of such Administrative Agent Advance, together with any agreed upon interest or fees thereon, until such Administrative Agent Advance is paid in full. For the avoidance of doubt, nothing in this Article X(m), or elsewhere in this Agreement or the other Basic Documents, including, without limitation, the provisions of this Article X(m), shall be deemed to require Administrative Agent or its Affiliates to advance funds on behalf of any Lender, whether in the form of an Administrative Agent Advance, or otherwise, or to relieve any Lender from such Lender’s obligation to fulfill its commitments hereunder, or to prejudice any rights that Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.
(n)    If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from Borrower and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender without interest, set-off, counterclaim or deduction of any kind.
(o)    If Administrative Agent is, at any time, required by Governmental Rule to return any amount received by Administrative Agent under this Agreement to Borrower, or to pay any such amount to any other Person (each such amount, an “Avoided Transfer”), then, notwithstanding any other term or condition of this Agreement, Administrative Agent will not be required to distribute any portion thereof to any Lender and shall promptly deliver the amount of such Avoided Transfer to the Person entitled thereto, in accordance with the requirements of applicable Governmental Rules.

ARTICLE XI
MISCELLANEOUS
Section 11.01    Notices.
(a)    Notices Generally. ~~Except in the case of notices and other communications expressly~~Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given ~~by telephone or email, all notices and other communications provided for herein~~to any Credit Party, the Lenders or the Administrative Agent shall be sent to such Person’s address as set forth below or in the other relevant Basic Document. Each notice hereunder shall be in writing and ~~shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:~~may be personally served, sent by telefacsimile, courier service or e-mail and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, or upon receipt of telefacsimile or e-mail:
(i)    if to the Borrower, to:
Opportunity Financial, LLC
130 East Randolph Street, Suite 3300
Chicago, Illinois 60601
Attention: [***]
Facsimile: [***]
Telephone: [***]
Email: [***]

with a copy (which shall not constitute notice) to:
~~DLA Piper~~Sidley Austin LLP ~~(US)~~
~~200 S. Biscayne Blvd.~~
1001 Brickell Bay Drive
Suite ~~2500~~900
Miami, Florida 33131
Attention: Joshua M. Samek, Esq.
~~Facsimile: 305-437-8131~~
Telephone: ~~305-423-8500~~305-391-5210
Email: ~~samekj@dlapiper~~jsamek@sidley.com;
(ii)    if to the Administrative Agent, to:
Midtown Madison Management, as Administrative Agent
One Rockefeller Plaza, 32nd Floor
New York, New York 10020

Attention: [***]
Facsimile: [***];
with a copy to:
Midtown Madison Management LLC, as Administrative Agent
One Rockefeller Plaza, 32nd Floor
New York, New York 10020
Attention: Steven Segaloff, Senior Counsel
Facsimile: 917-464-7350; and
(iii)    if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Any party hereto may change its address ~~or~~, telecopy number or email for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent). ~~All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (except that, if not given during normal business hours for the recipient, notices sent by facsimile shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in subsection (b) below, shall be effective as provided in said subsection (b).~~
~~(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2.03(a) if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.~~
~~Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.~~
Section 11.02    Waivers; Amendments.

(a)    No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted under Section 11.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of any Advances shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
(b)    Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by (a) the Borrower, (b) the Required Lenders (or the Administrative Agent acting at the direction of the Required Lenders) or (c) if the rights or duties of the Administrative Agent are affected, the Administrative Agent; provided that no such agreement, amendment, waiver, or modification that attempts to do any of the following shall be effective unless consented to by the Lenders affected thereby referenced below (including, in each instance, any initial Lender that is a Defaulting Lender):
(i)    increase the Term Loan Commitment of any Lender without the written consent of such Lender;
(ii)    reduce the principal amount of any Advance or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the default rate provided in Section 2.09(b) or to waive any obligation of the Borrower to pay interest or fees at the default rate as set forth therein;
(iii)    postpone the scheduled date of payment of the principal amount of any Advance, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Term Loan Commitment, without the written consent of each Lender affected thereby;
(iv)    change Section 2.12(d) without the consent of each Lender affected thereby;
(v)    change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(vi)    release the Borrower from its Obligations under the Security Documents without the written consent of each Lender; or
(vii)    without the written consent of each Lender, release all or substantially all of the collateral security or otherwise terminate all or substantially all of the Liens under the Security Documents, agree to additional obligations being secured by all or substantially all of the collateral security thereto, alter the relative priorities of the obligations entitled to the Liens created under the Security Documents with respect to all or substantially all of the collateral security provided thereby, except that no such consent shall be required, and the Administrative Agent is hereby authorized (and so agrees with the Borrower) to release any Lien covering property (and to release any such guarantor) that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders have consented;
and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.
Notwithstanding anything to the contrary herein, (1) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Term Loan Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (2) if the Administrative Agent and the Borrower have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Basic Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and (3) guarantees, collateral security documents and related documents executed by the Borrower or the Guarantor in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented or waived without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (x) comply with local law or advice of local counsel, (y) cure ambiguities, omissions, mistakes or defects or (z) cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Basic Documents.
Section 11.03    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses actually incurred by the Administrative Agent and its Affiliates,

including all reasonable and documented due diligence costs, costs of asset validations, field examination, appraisals and the reasonable and documented fees, charges and disbursements of regulatory counsel and one primary outside counsel for the Administrative Agent, in connection with the preparation and administration of this Agreement and the other Basic Documents and the transactions contemplated hereby or thereby or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses actually incurred by the Administrative Agent or any Lender, including the reasonable and documented fees, charges and disbursements of one primary outside counsel for the Administrative Agent and the Lenders as a whole, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Basic Documents, including its rights under this Section, or in connection with the Advances hereunder, including in connection with any workout, restructuring or negotiations in respect thereof and (iii) all reasonable and documented costs, expenses, assessments and other charges actually incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein. Any request for reimbursement of any of the costs and expenses in which the Borrower is required to reimburse a Person pursuant to this Section 11.03(a) shall be accompanied by any invoice evidencing such cost or expense, which invoice shall be in reasonable form and substance in respect of such cost or expense.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of a single counsel for the Indemnitees in each relevant jurisdiction (provided, that if the interests of the Indemnitees conflict with regard to the representation, each Indemnitee having such a conflict shall be reimbursed for the reasonable fees, charges and disbursements of its own counsel), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) the making of any Advances or the use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Basic Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)    Procedure for Indemnification for Third Party Claims. If the Indemnitee is seeking indemnification hereunder with respect to a third party claim (in such capacity, the “Indemnified Party”), it shall, except to the extent prohibited by any Applicable Law, promptly notify the Borrower (in such capacity, the “Indemnifying Party”), in writing (each, a “Claim Notice”), of any notice of the assertion by a third party of a claim or of the commencement by a third party of any legal proceeding, arbitration or action, or if the Indemnified Party determines the existence of any such claim or the commencement by any third party of any such legal proceeding, arbitration or action, whether or not the same shall have been asserted or initiated, in any case with respect to which the Indemnifying Party is or may be obligated to provide indemnification (a “Third Party Claim”), specifying in reasonable detail the nature of the Third Party Claim and, if known, the amount, or an estimate of the amount, of the Third Party Claim, provided that failure to promptly give such notice shall only limit the liability of the Indemnifying Party to the extent of the actual prejudice, if any, suffered by the Indemnifying Party as a result of such failure. The Indemnifying Party shall have thirty (30) calendar days after receipt of any Claim Notice to notify the Indemnified Party of the Indemnifying Party’s election to assume the defense of the Third Party Claim. If the Indemnifying Party has assumed such defense, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of such claim. In the event that the Indemnifying Party elects to assume the defense of a Third Party Claim as contemplated herein, the Indemnified Party shall be entitled to participate in (but not control) the defense of such claim and to employ counsel of its choice for such purpose at its sole expense unless (i) the Indemnifying Party has agreed in writing to pay such fees and expenses, or (ii) the named parties to any such action, suit or proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there are one or more legal defenses available to it which are in conflict with those available to the Indemnifying Party and in the reasonable judgment of such counsel it is advisable for the Indemnified Party to employ separate counsel in connection with such conflicting defenses (in which case the Indemnifying Party shall not have the right to assume the defense of such action, suit or proceeding on behalf of the Indemnified Party solely in connection with such conflicting defenses). If the Indemnifying Party does not assume the defense of any Third Party Claim in accordance with this Section 11.03(c), the Indemnified Party may continue to defend such claim at the sole cost and expense of the Indemnifying Party and the Indemnifying Party may still participate in, but not control, the defense of such Third Party Claim at the Indemnifying Party’s cost and expense; provided, however, that if the Indemnifying Party does not assume the defense and control of a Third Party Claim in accordance with this Section 11.03(c), the Indemnifying Party shall not be required to pay for more than one counsel for the Indemnified Party in connection with any Third Party Claim and a single local counsel in each jurisdiction where local counsel is reasonably required. In the event that the Indemnified Party assumes the defense of a Third Party Claim in accordance with this Section 11.03(c), the Indemnified Party will not consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any such claim, without the prior written consent of the applicable Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed). In the event that the Indemnifying Party elects to assume the defense of a Third Party Claim in accordance with this Section 11.03(c), the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, such claim, provided that the consent of the Indemnified Party is not so required if the sole relief provided by such settlement, compromise, discharge or entry of any judgment consists of monetary obligations that are paid by the Indemnifying Party and contains no admission of liability on the part of the Indemnified Party. In any such Third Party Claim, the party responsible for the defense of such claim hereunder shall, to the extent reasonably requested by the other party, keep such other party informed as to the status of such claim, including all settlement negotiations and offers. If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section 11.03(c), the Indemnifying Party shall make available to the Indemnified Party and its attorneys and other representatives all relevant books, records, documents and other materials reasonably required by the Indemnified Party or its representatives and attorneys for use in contesting any Third Party Claim, and shall reasonably cooperate with the Indemnified Party in the defense of all such claims; provided, however, that nothing in this Section 11.03(c) will require the Indemnifying Party to provide information that could reasonably be expected to jeopardize the attorney-client privilege applicable to any such information. If the Indemnifying Party assumes the defense of such Third Party Claim in accordance with this Section 11.03(c), the Indemnified Party shall make available to the Indemnifying Party and its attorneys and other representatives all relevant books, records, documents and other materials reasonably required by the Indemnifying Party or its representatives and attorneys for use in contesting any Third Party Claim, and shall reasonably cooperate with the Indemnifying Party in the defense of all such claims; provided, however, that nothing in this Section 11.03(c) will require the Indemnified Party to provide information that could reasonably be expected to jeopardize the attorney-client privilege applicable to any such information.
(d)    Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under Section (a), (b), or (c) of this Section 11.03, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.
(e)    Waiver of Consequential Damages, Etc. To the extent permitted by applicable Governmental Rules, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Advance or the use of the proceeds thereof.
(f)    Payments. All amounts due under this Section shall be payable promptly after Borrower’s receipt of written demand therefor in accordance with this Section 11.03.

(g)    Limitation with respect to Taxes. Notwithstanding anything to the contrary contained herein, Taxes shall be indemnifiable by the Borrower only if and to the extent provided in Section 2.11.
Section 11.04    Successors and Assigns.
(a)    Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and the Administrative Agent (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders.
(i)    Assignments Generally. Subject to the conditions set forth in clause (A) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Advances at the time owing to it) to one or more Persons (a “Transferee”) with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Administrative Agent (provided such Administrative Agent at the time of such request is not or is not affiliated with a Defaulting Lender) and prior written notice to the Borrower; provided, however, that no such consent shall be required with respect to an assignment by a Lender to an Affiliate of such Lender.
(A)    Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:
1.    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment or Advances, the amount of the Term Loan Commitment or Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $3,000,000 unless the Administrative Agent otherwise consents;

2.    each partial assignment of any Term Loan Commitments or Advances shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations with respect to the applicable Advance under this Agreement in respect of such Term Loan Commitments and Advances;
3.    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption in substantially the form of Exhibit A, together with a processing and recordation fee of $3,500 (for which no one other than the assignor and the assignee shall be obligated);
4.    the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and a consent to the terms and provisions of the Agency Agreement; and
5.    so long as no Event of Default has occurred and is continuing, no assignment shall be made to any Person that does not constitute an Eligible Assignee without the prior written consent of Borrower.
(B)    Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to Section 11.04(b)(ii), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.11 and Section 11.03); provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.04(c).
(ii)    Maintenance of Registers by Administrative Agent. Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at their offices in New York, New York, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amount of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Registers” and each individually, a “Register”). The entries in the Registers shall be conclusive absent manifest error, and Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Registers pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Registers shall be available for inspection by the Borrower, and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(iii)    Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 11.04(b) and any written consent to such assignment required by Section 11.04(b), the Administrative Agent shall accept such Assignment and Assumption and send a copy of such executed and accepted assignment (along with a copy of the Administrative Questionnaire) to the Administrative Agent to record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 11.04(b)(iii).
(c)    Participations. Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks, financial institutions, funds or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Basic Documents (including all or a portion of its Term Loan Commitments and the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Basic Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Basic Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Basic Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Basic Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b) that affects such Participant. Subject to Section 11.04(d), the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.11 (subject to the requirements and limitations therein, including the requirements under Section 2.11(f), (h) and (i)) (it being understood that the documentation required under Section 2.11(f) and (h) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.04(b); provided, however, that no participant shall be entitled to receive under Section 2.11 in excess of the amount that would have been payable under such Section by the Borrower to the Lender granting its participation had such participation not been granted, and no Lender granting a participation shall be entitled to receive payment under Section 2.11 in an amount which exceeds the sum of (A) the amount to which such Lender is entitled under such Section with respect to any portion of any Advances owned by such Lender which is not subject to any participation, plus (B) the aggregate amount to which its participants are entitled under Section 2.11 with respect to the amounts of their respective participations. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Basic Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Basic Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(d)    Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.
(f)    No Assignments to the Borrower or Affiliates. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Advance held by it hereunder to the Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender.
Section 11.05    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Advances, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Advance or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Term Loan Commitments have not expired or terminated. The provisions of Section 2.11, Section 11.03, and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Advances and the Term Loan Commitments or the termination of this Agreement or any provision hereof. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.
Section 11.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including that certain Non-binding Letter of Intent, dated as of August 7, 2018, executed by the Company. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 11.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 11.08    Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Governmental Rules, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the Obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off) which such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 11.09    Governing Law; Jurisdiction; Etc.
(a)    Governing Law. THIS AGREEMENT, AND THE PERFORMANCE HEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
(b)    Submission to Jurisdiction. Each of Borrower, the Administrative Agent, and the Lenders hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Basic Documents, whether sounding in contract, tort, or otherwise, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State or, to the extent permitted by Governmental Rules, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Governmental Rules.
(c)    Waiver of Objection to Venue. Each of the Borrower, the Administrative Agent, and the Lenders hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 11.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Governmental Rules, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Governmental Rules.
Section 11.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE GOVERNMENT RULES, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER

PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 11.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 11.12    USA PATRIOT Act. Each Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended and modified from time to time)), it is required to obtain, verify and record information that identifies each of the foregoing Persons, which information includes the name and address of such Persons and other information that will allow such Lender to identify such Persons in accordance with said Act.
Section 11.13    Interest Savings Clause. It is the intent of the Borrower and the Lenders to conform strictly to all applicable state and federal usury laws. All agreements between the Borrower and Lenders, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity hereof or otherwise, shall the amount contracted for, charged, received or collected by Lenders for the use, forbearance, or detention of the money loaned hereunder or otherwise, or for the payment or performance of any covenant or obligation contained herein or in any other document evidencing, securing or pertaining to the Obligations evidenced hereby which may be legally deemed to be for the use, forbearance or detention of money, exceed the maximum amount which the Borrower is legally entitled to contract for, charge, receive or collect under applicable Governmental Rules. If from any circumstances whatsoever fulfillment of any provision hereof or of such other documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by Governmental Rules, then the obligation to be fulfilled shall be automatically reduced to the limit of such validity, and if from any such circumstance Lenders shall ever receive as interest or otherwise an amount in excess of the maximum that can be legally collected, then such amount which would be excessive interest shall be applied to the reduction of the principal indebtedness hereof and any other amounts due with respect to the Obligations evidenced hereby, but not to the payment of interest and if such amount which would be excess interest exceeds the Obligations and all other non-interest indebtedness described above, then such additional amount shall be refunded to the Borrower. In determining whether or not all sums paid or agreed to be paid by the Borrower for the use, forbearance or detention of the Obligations hereunder to Lenders, under any specific contingency, exceeds the maximum amount permitted by applicable Governmental Rules, the Borrower and Lenders shall to the maximum extent permitted under applicable Governmental Rules, (a) treat all Obligations evidenced hereby as but a single extension of credit, (b) characterize any non-principal payment as an expense, fee or premium rather than as sums paid or agreed to be paid by the Borrower for the use, forbearance or detention of the Obligations evidenced hereby, (c) exclude voluntary prepayments and the effect thereof, and (d) amortize, prorate, allocate and spread in equal parts, the total amount of such sums paid or agreed to be paid by the Borrower for the use, forbearance or detention of the Obligations to Lenders evidenced hereby throughout the entire contemplated term of such Obligations so that the interest rate is uniform through the entire term of such Obligations. The terms and provisions of this paragraph shall control and supersede every other provision hereof and all other agreements between the Borrower and Lenders.
Section 11.14    Approvals. Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Administrative Agent with respect to any matter that is the subject of any Basic Document may be granted or withheld by Administrative Agent, as applicable, in its sole and absolute discretion.
Section 11.15    Right of First Offer.
(a)    Subject to the rights of Ares pursuant to the Ares Facility and any rights entered into in connection with refinancings thereof, each Credit Party hereby agrees, on behalf of itself and its Subsidiaries, if at any time prior to the date that all of the Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) have been fully performed and indefeasibly paid in full in cash, Borrower, the Company, any Subsidiary of Borrower or the Company or, solely to the extent the creation of such entities resulted in the practical circumvention of this Section 11.15, any Affiliates of the Company, intends to incur (a) senior or junior debt financing or refinancing of the Advances from a third party lender or (b) with respect to Borrower, the Company or any Subsidiary of Borrower or the Company, for any third party senior or junior debt financing of any type and with respect to any type of collateral or any business unit (including, without limitation, any special purpose vehicle or asset-based financing in respect of Receivables) (any such transaction described in clause (a) or (b), a “Financing Transaction”), Borrower or Company shall, or shall cause such Affiliate or Subsidiary to, in writing, promptly inform Administrative Agent (such writing to Administrative Agent is referred to herein as the “First Offer Notice”) of such proposed Financing Transaction and, in such First Offer Notice, shall offer to Administrative Agent an option to prepare an offer to Borrower, the Company such Subsidiary or such Affiliate with respect to such proposed Financing Transaction. Administrative Agent’s right of first offer shall grant Administrative Agent the right to, within ten (10) days after the receipt of such First Offer Notice, deliver a writing to Borrower and Company (the “Offer”) stating that Administrative Agent and Lenders wish to provide financing in respect of such Financing Transaction and setting forth the material economic terms of such Offer. Borrower, Company, such Subsidiaries or Affiliates shall have the right to accept or reject any Offer from Administrative Agent, but each agrees that if any Offer is rejected, none of them shall enter into any Financing Transaction that was the subject of an Offer with any third party on any material terms that are less favorable, taken as a whole, to Borrower, the Company, such Subsidiaries or Affiliates than those offered by Administrative Agent in such Offer. If Administrative Agent shall have declined to exercise its right to extend an Offer after receipt of a First Offer Notice, or shall have failed to respond to such First Offer Notice, or Borrower shall have rejected an Offer from Administrative Agent, Borrower, the Company or such Affiliates shall be free to close such

Financing Transaction; provided that, if Borrower, the Company or such Affiliates shall have failed to so close such Financing Transaction within one hundred and eighty (180) days after any such occurrence, then a new right of first offer for the benefit of Administrative Agent with respect to such Financing Transaction shall immediately arise.
(b)    The provisions of the foregoing Section 11.15(a) shall not apply in connection with, and shall not survive, any Qualified Change of Control, so long as the Lockout Period COC Additional Interest Amount has been paid by Borrower.
(c)    The provisions of the foregoing Section 11.15(a) shall not apply at any time after extensions of credit under this Agreement together with any extensions of credit under one more Financing Transactions totaling $[***] in the aggregate have been funded.
(d)    The provisions of the foregoing Section 11.15(a) shall terminate upon, and shall not survive, the payment and satisfaction in full in cash of all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) and termination of all Term Loan Commitments.
Section 11.16    Joint and Several Liability of Borrowers.
(a)    All Obligations are the joint and several Obligations of each Borrower, and each Borrower must make payment upon the maturity of the Obligations by acceleration or otherwise, and this obligation and liability on the part of each Borrower is not affected by any extensions, renewals, and forbearance granted by Administrative Agent to any Borrower, Administrative Agent’s failure to give any Borrower notice of borrowing or any other notice, Administrative Agent’s failure to pursue or preserve its rights against any Borrower, the release by Borrower of any Collateral now or hereafter acquired from any Borrower, and any agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Administrative Agent to the other Borrowers or any Collateral for each Borrower’s obligations or the lack thereof. Each Borrower waives all suretyship defenses. Without limiting the generality of the foregoing, each Borrower acknowledges and agrees that any and all actions, inactions, or omissions by any one or more, or all, of the Borrowers in connection with, related to, or otherwise affecting any Basic Document are the obligations of, and inure to and are binding upon, each and all of the Borrowers, jointly and severally.
(b)    Each covenant, agreement, obligation, representation and warranty of the Borrowers contained in this Agreement is the joint and several undertaking of each Borrower. Each Borrower acknowledges that its obligations undertaken herein might be construed to consist, at least in part, of the guarantee of Obligations of the other Borrowers and, in full recognition of that fact, each Borrower consents and agrees that

Administrative Agent may, at any time and from time-to-time without notice or demand, whether before or after any actual or purported termination, repudiation, or revocation of this Agreement by any Borrower, and without affecting the enforceability or continuing effectiveness of this Agreement as to any Borrower: (i) supplement, restate, modify, amend, increase, decrease, extend, renew, or otherwise change the time for payment or the terms of this Agreement or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (ii) supplement, restate, modify, amend, increase, decrease or waive, or enter into or give any agreement, approval or consent with respect to, this Agreement or any part thereof, or any of the Basic Documents, or any condition, covenant, default, remedy, right, representation, or term thereof or thereunder; (iii) accept partial payments; (iv) during the continuance of an Event of Default, release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer or enforce any security or guarantees, and apply any security and direct the order or manner of sale thereof as Administrative Agent, in its sole discretion determines; (v) release any Person or entity from any personal liability with respect to this Agreement or any part thereof; (vi) during the continuance of an Event of Default, settle, release on terms satisfactory to Administrative Agent or by operation of applicable law or otherwise liquidate or enforce any security or guaranty in any manner, consent to the transfer of any security and bid and purchase at any sale; or (vii) consent to the merger, change or any other restructuring or termination of the corporate or partnership existence of any Borrower, or any other Person or entity, and correspondingly restructure the Obligations, and any merger, change, restructuring or termination does not affect the liability of any Borrower or the continuing effectiveness of this Agreement, or the enforceability of this Agreement with respect to all or any part of the Obligations.
(c)    Each Borrower states and acknowledges that: (i) under this Agreement, the Borrowers desire to utilize their borrowing potential on a consolidated basis to the same extent possible as if they were merged into a single corporate entity and that this Agreement reflects the establishment of credit facilities that would not otherwise be available to the Borrowers if each Borrower were not jointly and severally liable for payment of the Obligations; (ii) it has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement; (iii) it is both a condition precedent to Administrative Agent’s obligations hereunder and a desire of the Borrowers that each Borrower execute and deliver to Administrative Agent this Agreement; and (iv) the Borrowers have requested and bargained for the structure and terms of and security for the advances contemplated by this Agreement. Each Borrower agrees if its joint and several liability hereunder, or if any security interests securing the joint and several liability, would, but for the application of this Section, be unenforceable under applicable law, then the joint and several liability and each security interests is valid and enforceable to the maximum extent that would not cause the joint and several liability or security interests to be unenforceable under applicable law, and the joint and several liability and the security interest is treated as having been automatically amended accordingly at all relevant times.
(d)    To the extent that any Borrower, under this Agreement as a joint and several obligor, repays any of the Obligations constituting Loans made to another Borrower or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making an Accommodation Payment is entitled to contribution and indemnification from, and, be reimbursed by, each of the other Borrowers in an amount, for each of the other Borrowers, equal to a fraction of the Accommodation Payment, the numerator of which fraction is the other Borrower’s “Allocable Amount” (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower is equal to the maximum amount of liability for Accommodation Payments that could be asserted against that Borrower hereunder without (i) rendering that Borrower “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (ii) leaving that Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or (iii) leaving that Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification, and reimbursement under this Section are subordinate in right of payment to the prior payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been asserted). The provisions of this Section, to the extent expressly inconsistent with any provision in any Basic Document, supersede the inconsistent provision.
Section 11.17    Confidentiality. This Agreement, the other Basic Documents and all information related to the transactions contemplated hereby and thereby is confidential and no party hereto or thereto shall disclose any or all of its content to any third party without the prior consent of the Borrower other than any such information that becomes generally available to the public or becomes available to a party from a source other than another party hereto that is not known to such recipient to be subject to confidentiality obligations; provided, that disclosure may be made by a party to its Affiliates, managers, direct and indirect members, partners, officers, directors, employees, agents, advisors (including consultants, accountants, attorneys and financial advisors), representatives, potential capital sources, potential lenders, and potential co-

investors who reasonably need to know such information for the purpose of evaluating the transactions described herein, or who otherwise reasonably need to know such information (to prepare tax returns, for example) and so long as such parties have been instructed to keep such information confidential; provided, further, that any party may disclose confidential information to the extent required by any Governmental Authority to which such party is subject, or required by Applicable Law or valid legal process and if required to do so will exercise commercially reasonable efforts to obtain assurances that confidential treatment will be afforded to such information. Each of the Lenders and the Administrative Agent acknowledges that it may receive information pursuant to the Basic Documents with respect Receivables that contains non-public personally identifiable information (“NPI”) regarding Obligors as defined by Title V of the Gramm‑Leach‑Bliley Act of 1999 and implementing regulations, including the Federal Trade Commission’s Rule Regarding Privacy of Consumer Financial Information (collectively, the “GLB Act”). To the extent that a Lender or the Administrative Agent has access to NPI pursuant to the Basic Documents or from any other source, each such party agrees that such information will not be disclosed or made available to any third party, agent or employee for any reason whatsoever, other than with respect to: (a) such Person’s authorized employees or agents on a “need to know” basis in order for such Person to perform its obligations or enforce its rights under the Basic Documents, provided that such representatives are subject to a confidentiality agreement which shall be consistent with and no less restrictive than the provisions of this Section 11.17; and (b) as required by Applicable Law or as otherwise permitted by this Agreement or the GLB Act regarding ‘Privacy’ of NPI, either during the term of this Agreement or after the termination of this Agreement, provided that, prior to any disclosure of NPI as required by Applicable Law, the applicable Lender or the Administrative Agent shall (i) not disclose any such information until it has notified the Borrower in writing of all actual or threatened legal compulsion of disclosure, and any actual legal obligation of disclosure promptly upon becoming so obligated, and (ii) cooperate to the fullest extent possible with all lawful efforts by the Borrower to resist or limit disclosure. The Lender and the Administrative Agent will not utilize NPI in any manner that violates any Applicable Law.
Section 11.18    Effect of Benchmark Transition Event.
(a)    Notwithstanding anything to the contrary herein or in any other Basic Document, if a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable,~~ and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then, (x) if a Benchmark Replacement is determined in accordance with clause (1) ~~or (2)~~ of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Basic Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Basic Document and (y) if a Benchmark Replacement is determined in accordance with clause (~~3~~2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Basic Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrower and the Lenders without any amendment to this Agreement or any other Basic Document, or further action or consent of any other party to, this Agreement or any other Basic Document.
(b)    In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Basic Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Basic Document.
(c)    The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable~~, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 11.18, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Basic Document, except, in each case, as expressly required pursuant to this Section 11.18.
(d)    Notwithstanding anything to the contrary herein or in any other Basic Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR ~~or USD LIBOR~~) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the interest period formulation for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the interest period formulation for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for an Advance.
(f)    As used in this Section 11.18:

“Available Tenor” means, as of any date of determination and with respect to the then current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date.
“Benchmark” means, initially, ~~USD LIBOR~~the Adjusted Term SOFR Rate; provided that if a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable,~~ and its related Benchmark Replacement Date have occurred with respect to ~~USD LIBOR~~the Adjusted Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of this Section 11.18.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
~~(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;~~
(1)    ~~(2)~~ the sum of: (a) Daily Simple SOFR ~~and~~plus (b) ~~the related Benchmark Replacement Adjustment~~0.11%;
(2)    ~~(3)~~ the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent in consultation with the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated or bilateral credit facilities at such time and (b) the related Benchmark Replacement Adjustment~~;~~.
~~provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion.~~ If the Benchmark Replacement as determined pursuant to clause (1)~~,~~ or (2~~) or (3~~) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Basic Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement for any applicable interest period and Available Tenor for any setting of such Unadjusted Benchmark Replacement~~:~~
~~(1)~~ , the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by ~~for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:~~

~~(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such interest period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;~~
~~(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such interest period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and~~
~~(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the~~the Administrative Agent in consultation with the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement ~~of~~for such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities;
~~provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.~~
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Basic Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein~~; or~~.
~~(3) in the case of an Early Opt-in Election, the first (1st) Business Day after the date notice of such Early Opt-in Election is provided to the Borrower and the Lenders.~~
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred ~~in the case of clause (1) or (2)~~ with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date ~~pursuant to clauses (1) or (2) of that definition~~ has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Basic Document in accordance with this Section 11.18 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Basic Document in accordance with this Section 11.18.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
~~“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:~~
~~(1) a determination by the Administrative Agent that at least five currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate, and~~
~~(2) the election by the Administrative Agent in consultation with the Borrower to trigger a fallback from USD LIBOR.~~
~~“Floor” means two percent (2.00%) per annum initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.~~

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Reference Time” with respect to any setting of the then-current Benchmark means ~~(1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR,~~ the time determined by the Administrative Agent in its reasonable discretion.
~~“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.~~
~~“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.~~
~~“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).~~
~~“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.~~
“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
~~“USD LIBOR” means the London interbank offered rate for U.S. dollars.~~
ARTICLE XII
TERMINATION
Section 12.01    Termination.
(a)    Date of Termination. This Agreement shall terminate upon the occurrence of the earlier of either: (i) the payment and satisfaction in full in cash of all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted); or (ii) the mutual consent of the Borrower and all Lenders in writing and delivered to the Administrative Agent by the Borrower. Upon the occurrence of either of the foregoing events described in this Section 12.01(a), the Administrative Agent and the Lenders shall authorize the filing of such documents as set forth in Section 2.06(c).
(b)    Termination of the Borrower. Neither the Administrative Agent, Lenders nor the Borrower, shall be entitled to revoke or terminate this Agreement except as contemplated herein.
[Remainder of Page Left Intentionally Blank]
IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above-written.
BORROWER:
OPPORTUNITY FINANCIAL, LLC,
as Borrower
By: ____________________
Name:
Title:

AGENT:
MIDTOWN MADISON MANAGEMENT LLC,
as Administrative Agent
By: /s/ David Aidi
Name: David Aidi
Title: Authorized Signatory

LENDERS:
ATALAYA SPECIAL OPPORTUNITIES FUND VII LP,
as Lender
By: /s/ David Aidi
Name: David Aidi
Title: Authorized Signatory

ATALAYA SPECIAL OPPORTUNITIES FUND (CAYMAN) VII LP,
as Lender
By: /s/ David Aidi
Name: David Aidi
Title: Authorized Signatory

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